As filed with the Securities and Exchange Commission on October 25, 2006
                                           Registration No. ____________________


                          U.S. SECURITIES AND EXCHANGE
                        COMMISSION Washington, D.C. 20549
                              --------------------
                                    Form S-1


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------

                         TIDELANDS OIL & GAS CORPORATION
                 (Name of small business issuer in its charter)
                              ---------------------

             Nevada                                    66-0549380
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                                      4922
                          (Primary Standard Industrial
                           Classification Code Number)
                              ---------------------


1862 W. Bitters Rd                                   1862 W. Bitters Rd
San Antonio, TX 78248                                San Antonio, TX 78248
(210) 764-8642                                       (210) 764-8642
(Address and telephone number of                     (Address of principal place
principal executive office)                          of business)

                             Michael Ward, President
                               1862 W. Bitters Rd.
                              San Antonio, TX 78248

            (Name, address and telephone number of agent for service)
                          ----------------------------
                                   COPIES TO:
                                Counsel to Issuer
                             Gregory M. Wilson, Esq.
                              18610 East 32nd Ave.
                              Greenacres, WA 99016
                               Tel (509) 891-8373
                               Fax (509) 891-8382


                Approximate Date of Proposed Sale to the Public.

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.


If any of the securities being registered on this form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE
---------------------------------------- --------------- ----------------- ----------------- -------------
Title of Each Class of Securities to be  Number of       Proposed Maximum  Proposed Maximum  Amount of
Registered                               Shares to be    Offering Price    Aggregate         Registration
                                         Registered (1)  Per Share (2)     Offering Price    Fee
---------------------------------------- --------------- ----------------- ----------------- -------------
Common Stock                                2,828,304        $ 0.42           $ 1,187,887      $ 127.10
---------------------------------------- --------------- ----------------- ----------------- -------------
Total Registration and Fee                  2,828,304        $ 0.42           $ 1,187,887      $ 127.10
---------------------------------------- --------------- ----------------- ----------------- -------------

(1) Represents shares of our common stock to be sold that are currently issued and outstanding.

(2) In accordance with Rule 457(c) , the aggregate offering price of shares of common stock of Tidelands is estimated solely for the purposes of calculating the registration fees payable pursuant hereto, as determined in accordance with Rule 457(c), using the average of the closing bid and ask price as reported by the OTC Bulletin Board for the Common Stock on October 24, 2006, which was $0.42 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act, or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED October 25, 2006.


                                   PROSPECTUS

                                    2,828,304
                                  Common Shares

                         TIDELANDS OIL & GAS CORPORATION
                   1862 W. Bitters Rd., San Antonio, TX 78248

                      The Resale of Shares of Common Stock

The selling price of the shares will be determined by market factors at the time of their resale.

This prospectus relates to the resale by the selling shareholders of up to shares of common stock. The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. With regard to the offered shares,

          o up to 2,828,304 common shares issued and outstanding for sale by the selling security holders.

This offering is not being underwritten. The common shares offered under this prospectus may be sold by the selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as a principal or agent, or in privately negotiated transactions not involving a broker or dealer.

We will receive no proceeds from the sale of the shares by the selling shareholders.

Our common stock is quoted on the over-the-counter Electronic Bulletin Board under the symbol TIDE. On October 24, 2006, the average of the bid and asked prices of the common stock on the Bulletin Board was $0.42 per share.

Investing in the common stock involves a high degree of risk. You should not invest in the common stock unless you can afford to lose your entire investment. See "Risk Factors" beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require us to include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling shareholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Brokers or dealers effecting transactions in the Shares should confirm the registration of the Shares under the securities laws of the states in which such transactions occur or the existence of an exemption from such registration, or should cause such registration to occur in connection with any offer or sale of the Shares.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The Date of this Prospectus is October 25, 2006

         The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                                TABLE OF CONTENTS

Forward-looking Statements..................................................   2

Prospectus Summary..........................................................   2

         The Company........................................................   2

         The Offering.......................................................   3

         Recent Developments................................................   3

         Summary Financial Information......................................   3

         Risk Factors.......................................................   5

Use of Proceeds.............................................................  12

Market For Common Equity and Related Shareholder Matters....................  12

Dividends and Dividend Policy...............................................  13

Business....................................................................  15

Properties..................................................................  17

Management's Discussion and Analysis of Financial Condition
and Results of Operations...................................................  18

Selling Shareholders........................................................  29

Plan of Distribution........................................................  32

Directors and Executive Officers............................................  33

Principal Shareholders......................................................  36

Transactions with Management and Others.....................................  38

Legal Proceedings...........................................................  40

Description of Securities...................................................  42

Legal Matters...............................................................  44

Experts.....................................................................  44

Where You Can Find More Information.........................................  44

Index to Consolidated Financial Statements.................................. F-1

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In this prospectus we make a number of statements, referred to as "forward-looking statements", which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results. These forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to us and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate in the circumstances. You can generally identify forward-looking statements through words and phrases such as "seek", "anticipate", "believe", "estimate", "expect", "intend", "plan", "budget", "project", "may be", "may continue", "may likely result", and similar expressions. When reading any forward looking statement you should remain mindful that all forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of our company, and that actual results or developments may vary substantially from those expected as expressed in or implied by that statement for a number of reasons or factors, including those relating to:

o whether or not markets for our products develop and, if they do develop, the pace at which they develop;

o our ability to attract the qualified personnel to implement our growth strategies,

o        our ability to develop sales, marketing and distribution capabilities;

o        the accuracy of our estimates and projections;

o        our ability to fund our short-term and long-term financing needs;

o        changes in our business plan and corporate strategies; and

o other risks and uncertainties discussed in greater detail in the sections of this prospectus, including those captioned "Risk Factors" and "Management's Discussion And Analysis Of Financial Condition And Results Of Operations".

o Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other pubic reports filed with the United States Securities and Exchange Commission (the "SEC"). You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances unless and to the extent required by applicable law.


PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the Financial Statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise specifically referenced, all references to dollar amounts refer to United States dollars.

The Company

Tidelands Oil & Gas Corporation (the "Company"), formerly known as C2 Technologies, Inc., was incorporated under the laws of the State of Nevada on February 25, 1997. C2 Technologies, Inc. changed its name to Tidelands Oil & Gas Corporation on November 19, 1998. The Company has eleven subsidiaries which it directly and indirectly owns as follows: (1) Rio Bravo Energy LLC, (2) Arrecefe Management LLC, (3) Marea Associates, L.P. , (4) Terranova Energia, S.de R.L. de C.V., (5) Esperanza Energy LLC and (6) Sonterra Energy Corporation. We also own a 97% limited partnership interest in Reef Ventures, L.P.(7) Arrecefe Management LLC owns a 1% general partner interest in Reef Ventures, L.P. Rio Bravo Energy, LLC owns 100% of the member interest in Sonora Pipeline LLC. (8) Reef Ventures, L.P. owns 100% of the member interest in Reef International LLC(9), Reef Marketing LLC(10) and (11) Tidelands Exploration and Production, Inc.

The Company's products and services are primarily focused on development and operation of transportation, processing, distribution and storage projects for natural gas and natural gas liquids in the northeastern states of Mexico (Chihuahua, Coahuila, Nuevo Leon and Tamaulipas) and the State of Texas.

Unless otherwise noted, the "Company" as used in this Prospectus, will refer to Tidelands Oil & Gas Corporation as described above.

Our principal offices are located at 1862 W. Bitters Rd., San Antonio, TX 78248. Our telephone number is 210-764-8642.

The Offering

This prospectus relates to the offer and sale by some of our shareholders during the period in which the registration statement containing this prospectus is effective up to 2,828,304 common shares consisting of:

         o        2,000,000 shares owned by Palisades Master Fund, L.P.;
         o        304,375 shares owned by Crescent International Ltd.;
         o        152,179 shares owned by Double U Master Fund, L.P.;
         o        250,000 shares owned by JGB Capital, L.P.; and
         o        121,750 shares owned by Nite Capital, L.P.

The common  shares  offered  under this  prospectus  may be sold by the  selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling shareholders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned "Selling Shareholders" and "Plan of Distribution". We will not receive any of the proceeds from those sales.

         Information on Outstanding Shares
         ---------------------------------

As of September 30, 2006, we have 84,537,270 common shares issued and outstanding.

Recent Developments

In the first two fiscal quarters of 2006, several significant developments occurred with respect to our businesses operated by our Company.

Financing Transaction
---------------------

On January 20, 2006, the Tidelands' entered into Securities Purchase Agreements with the following accredited investors, Palisades Master Fund, Crescent International, Ltd., Double U Master Fund, LP, JGB Capital, LP, Nite Capital, LP and RHP Master Fund, Ltd (collectively, "Purchasers"). We sold $6,569,732 Dollars, in the aggregate principal amount, of discounted convertible debentures("Debentures") and Series "A" and Series "B" Warrants to purchase common stock ("Warrants") for an aggregate payment of $5,396,098 after deduction for the interest discount. The Company paid an 8% commission to the placement agent, HPC Capital Management, LLC., a registered broker-dealer. The Company granted HPC Capital Management Series A Common Stock Purchase Warrants as additional transaction compensation. The Company received net proceeds of $4,949,291 after deduction of legal costs, commissions and interest discount. We are using the proceeds for working capital. This registration statement and prospectus covers the re-offer and re-sale of the common shares underlying the Debentures and Warrants.

On September 20, 2006, RHP Master Fund, Ltd. ("RHP") gave the Company its notice of default for failure to timely pay liquidated damages associated with the Company's failure to timely register the underlying debenture shares and warrants with the Securities and Exchange Commission. RHPO accelerated payment of the RHP Debenture at the Mandatory Default Amount. The Mandatory Default Amount was 130% of the aggregate principal amount of the Debenture. On September 22, 2006, the Company paid RHP the sum of $791,375 thereby discharging the RHP debenture obligation. Under the Debenture terms defining default events, a Holder may elect to declare the aggregate principal Debenture amount, together with other amounts owing to the date of acceleration, immediately due and payable in cash at the Mandatory Default Amount. In the RHP case, the elected Mandatory Default Amount was 130% of the aggregate principal amount of the Debenture. On September 22, 2006, the Company paid RHP the sum of $791,375 thereby discharging the RHP debenture obligation.

On September 26, 2006, Palisades Master Fund, L.P. ("Palisades") gave the Company its notice of election accelerating payment of the Palisades Debenture at the Mandatory Default Amount asserting a cross default event triggered by the RHP Master Fund, Ltd. Notice of Default Event received by the Company on September 20, 2006, as disclosed in the Current Report filed on Form 8-K on September 25, 2006. Palisades demanded immediate payment of its Debenture at the Mandatory Default Amount of $5,597,687.

On September 28, 2006, Company entered into a Waiver and Amendment Agreement (the, "Agreement") with Palisades and all of the remaining Holders, which include Crescent International, Ltd., Double U Master Fund, L.P., JGB Capital, L.P. and Nite Capital, L.P.

In consideration of that Agreement, all existing events of default known to the Holders were waived in consideration of the issuance of 2,828,304 common shares. The Company will issue the shares as follows: Palisades: 2,000,000; Crescent International, Ltd.: 304,375; Double U Master Fund, L.P.:152,179; JGB Capital,L.P.: 250,000; and Nite Capital, L.P.: 121,750.

On April 17, 2006, we filed an amendment to our articles of incorporation increasing our authorized common stock capital from One Hundred Million (100,000,000) shares, par value $0.001 per share to Two Hundred Fifty Million (250,000,000) shares, par value $0.001 per share. The amendment was approved by written consent of 77.5% of our Company shareholders.

Esperanza Energy LLC
--------------------

Esperanza Energy LLC ("Esperanza") was formed as a wholly owned subsidiary of the Company in March 2006 to evaluate the feasibility of developing an offshore, deep-water liquefied natural gas (LNG) regas terminal near Long Beach,
California. Esperanza would utilize TORP Technology's HiLoad LNG Regas unit which attaches to an LNG tanker, directly vaporizes the LNG as it is offloaded and injects the regasified natural gas into an undersea pipeline for transportation of the natural gas to onshore metering stations and transmission pipelines to supply nearby gas markets. The TORP HiLoad LNG Regas unit eliminates the need for extensive above-ground storage tanks or large marine structures required for berthing and processing of the LNG. Esperanza is conducting the feasibility study for this project with the assistance of best-in-class LNG, environmental, pipeline and legal advisors.

Sonora Pipeline LLC and Terranova Energia, S. de R.L. de C.V.
-------------------------------------------------------------

The cross-border gas pipeline and storage development activities of the above entities to establish the Burgos Hub Export/Import project progressed forward in two principal areas:

         Permitting Activities:
         ----------------------

Sonora Pipeline LLC continued its efforts to finish all activities necessary to move from NEPA pre-filing status to a submission for Certification for its two international pipeline U.S. segments, the Progreso International Pipeline and the Mission International Pipeline. Sonora believes it has filed all needed revisions to the Draft Environmental Report for the Progreso International Pipeline with FERC for purposes of the NEPA Environmental Assessment requirements. This proposed pipeline will be the eastern leg of the U.S. pipelines which will interconnect with the Tennessee Gas Pipeline transmission lines at the Alamo Station and will deliver natural gas to the proposed Brasil Storage facility approximately 17 miles south of the U.S./Mexico border at
Progreso, Texas. The proposed Mission International Pipeline segment was re-designed in the first quarter of 2006 due to a routing conflict with a fiber optic line. It will be approximately 24 miles long and will commence at the existing HPL Valero-Gilmore gas plant in Hidalgo County, Texas and will extend southward to the Arguelles crossing of the Rio Grande River into Mexico near the city of Mission, Texas. The completion of NEPA pre-filing activities for the Mission segment including responses to FERC inquiries and scoping of affected stakeholders is anticipated during the second quarter of 2006. The current catalog of FERC correspondence for Sonora's activities is located at www.ferc.gov under Docket No. PF05-15.

On June 5, 2006, Tidelands Oil & Gas Corporation subsidiary, Terranova Energia, S.de R.L. de C.V. was awarded a Permit (#G/183/TRA 2006) by the Comision Reguladora de Energia de Mexico (CRE) to begin construction of the Terranova Occidente and Oriente pipeline portions of its Burgos Hub Export/Import Project. The Permit is for the Occidente and Oriente Sections of the Terranova pipelines. The Occidente section will feature a 30-inch diameter pipeline, spanning approximately 323 kilometers in length and will run from the Brasil storage field to Nuevo Progreso, Mexico, with a proposed international pipeline crossing into South Texas from Mexico at the Donna Station, which will provide the opportunity for interconnects into Texas with TETCO, TGPL and Texas Gas Services. The pipeline will also include a section that will stretch from the Brasil storage field to Station 19 and up to Arguelles where another proposed international pipeline crossing into South Texas is planned with opportunities to interconnect with Houston Pipeline, Calpine and Kinder Morgan. A 36-inch diameter pipeline spanning some 149 kilometers will characterize the Oriente Section of the Terranova pipelines. It will run from the proposed offshore LNG Regasification Terminal to Norte Puerto Mezquital and proceed to the Brazil storage field. Both Terranova pipelines are designed to flow natural gas bi-directionally between Texas and Mexico at a rate of approximately 1.2 BCFD (billion cubic feet per day).

Additionally, we submitted the storage permit to the CRE on August 5, 2005 and it was accepted for full review on October 14, 2005. Several unique questions are presented by the filing of this permit due to the proposed location and the lack of previous storage permit applications having been considered by the CRE. We believe the CRE will consider and issue a decision on the storage permit application by the first quarter of 2007.

         Commercial Activities:
         ----------------------

The Company continues to present the pipeline and storage segments of the Burgos Hub Export/Import project to commercial audiences in efforts to solicit their interest and participation in the project at various levels. There have been numerous introductory meetings with staff of the CFE and the Monterrey industrial consumers of natural gas with a view toward clarifying their need and usage of the proposed project facilities. Future efforts will concentrate on the development and negotiation of precedent agreements for capacity reservation of the project facilities. Preliminary evaluation of demand for storage capacity reservation based upon direct discussion with the various customers is conservatively estimated at 40 Bcf for the market area influenced by the project. Similarly, several discussions continue with interested parties in the U.S. and Mexico regarding the execution of a joint development agreement between Terranova and their firms for the funding, development and ownership of the Project.

Use of Proceeds

We will not realize any of the proceeds from the sale of the shares offered by the selling stockholders. See "Use of Proceeds".

RISK FACTORS

An investment in the Securities offered in this Prospectus involves a high degree of risk and should only be made by persons who can afford the loss of their entire investment. Accordingly, prospective investors should consider carefully the following factors, in addition to the other information concerning the Company and its business contained in this Prospectus, before purchasing the Securities offered hereby. An investment in the common stock the selling shareholders are offering to resell is risky. You should be able to bear a complete loss of your investment. Before purchasing any of the common stock, you should carefully consider the following risk factors, among others.

In addition to the other information presented in this report, the following should be considered carefully in evaluating our business or purchasing shares of our common stock. Investing in our common stock involves a high degree of risk. This report contains various forward looking statements that involve risk and uncertainties. Our actual results may differ materially from the results discussed in the forward looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below and elsewhere in this report.

OPERATING LOSSES

We have had significant losses ever since starting business and we expect to continue losing money for some time. To date, we have incurred significant losses. For the year ended December 31, 2005, we lost $7,662,904 and for the year ended December 31, 2004, we lost $14,302,037. These losses were caused primarily by:

         o Financing costs in connection with acquisitions made in prior years and the issuance of convertible debentures;
         o Limited volumes of gas transported through the international pipeline crossing;
         o Pre-development and operating expenses associated with the development of additional pipeline and storage projects in Mexico;
         o Idle assets not producing revenue, such as the gas plant and associated pipeline.

LIMITED OPERATING HISTORY.

We have a limited operating history and our financial health will be subject to all the risks inherent in the establishment of a new business enterprise. The likelihood of success of our company must be considered in the light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the startup and growth of a new business, and the competitive environment in which we will operate. Our success is dependent upon the successful financing and development of our business plan. No assurance of success is offered. Unanticipated problems, expenses, and delays are frequently encountered in establishing a new business and marketing and developing products. These include, but are not limited to, competition, the need to develop customers and market expertise, market conditions, sales, marketing and governmental regulation. The failure of the Company to meet any of these conditions would have a materially adverse effect upon the Company and may force the Company to reduce or curtail operations. No assurance can be given that the Company can or will ever operate profitably.

WE DEPEND HEAVILY ON THE CONTINUED SERVICE OF OUR CHIEF EXECUTIVE OFFICER.

We place substantial reliance upon the efforts and abilities of Michael Ward, our chief executive officer. The loss of Mr. Ward's services could have a serious adverse effect on our business, operations, revenues or prospects. We maintain key man insurance on his life in the amount of One Million Dollars.

RELIANCE ON MANAGEMENT.

All decisions with respect to the management of our Company will be made by our Company's directors and officers. Accordingly, no person should purchase any shares offered by this Prospectus unless the subscriber is willing to entrust all aspects of management to the Directors and Officers of our Company. The loss of their services could have a material adverse effect on our Company's business and prospects.

TRADING IN OUR COMMON STOCK ON THE OTC BULLETIN BOARD MAY BE LIMITED.

Our common stock trades on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange. Trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or NASDAQ. You may have difficulty reselling any of the shares that you purchase from the selling shareholders.

THERE HAS BEEN AN VOLATILE PUBLIC MARKET FOR OUR COMMON STOCK AND THE PRICE OF OUR STOCK MAY BE SUBJECT TO FLUCTUATIONS.

We cannot assure you that a liquid transparent trading market for our common stock will develop or be sustained. You may not be able to resell your shares at or above the initial offering price. The market price of our common stock is likely to be volatile and could be subject to fluctuations in response to factors such as the following, most of which are beyond our control:

         o operating results that vary from the expectations of securities analysts and investors;
         o changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;
         o the operations, regulatory, market and other risks discussed in this section;
         o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
         o announcements by third parties of significant claims or proceedings against us; and
         o        future sales of our common stock.

In addition, the market for our stock has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of our common stock.

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION.

Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. The Securities Enforcement and Penny Stock Reform Act of 1990 (the "Reform Act") also requires additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, according to recent regulations adopted by the Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. These regulations generally require broker-dealers who sell penny stocks to persons other than established customers and accredited investors to deliver a disclosure schedule explaining the penny stock market and the risks associated with that market. These regulations also impose various sales practice requirements on broker-dealers. The regulations that apply to penny stocks may severely affect the market liquidity for our securities and that could limit your ability to sell your securities in the secondary market.

RISKS RELATING TO LOW-PRICE STOCKS.

Because our stock is quoted on the NASD OTC Electronic Bulletin Board and subject to the Penny Stock Regulations, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the market value of, our Company's securities. The regulations governing low-priced or penny stocks could limit the ability of broker-dealers to sell the Company's securities and thus the ability of the purchasers of this Offering to sell their securities in the secondary market.

WE MAY NOT HAVE ENOUGH FUNDING TO COMPLETE OUR BUSINESS PLAN.

We will need additional financing to fully implement our business plan. We cannot give any assurance that this additional financing could be obtained of attractive terms or at all. In addition, our ability to raise additional funds through a private placement may be restricted by SEC rules which limit a company's ability to sell securities similar to those being sold in a registered offering before the time that offering is completed or otherwise terminated. Lack of funding could force us to curtail substantially or cease our operations.

FUTURE CAPITAL NEEDS COULD RESULT IN DILUTION TO INVESTORS; ADDITIONAL FINANCING COULD BE UNAVAILABLE OR HAVE UNFAVORABLE TERMS.

Our Company's future capital requirements will depend on many factors, including cash flow from operations, progress in its gas operations, competing market developments, and the Company's ability to market its proposed products successfully. Although the Company currently has specific plans and arrangements for financing its working capital is presently insufficient to fund the Company's activities. It will be necessary to raise additional funds through equity or debt financings. Any equity financings could result in dilution to our Company's then-existing stockholders. Sources of debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to the Company. If adequate funds are not obtained, the Company may be required to reduce or curtail operations.

SUBSTANTIAL CAPITAL REQUIREMENTS

We may make substantial capital expenditures for the development, acquisition and production of natural gas pipeline, processing systems and, or storage facilities. If revenues or the Company's equity financing decrease as a result of lower natural gas prices, operating difficulties, the Company may have limited ability to expend the capital necessary to undertake or complete proposed plans and opportunities. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

WE CAN GIVE NO ASSURANCE REGARDING THE AMOUNTS OF CASH THAT WE WILL GENERATE.

The actual amounts of cash we generate will depend upon numerous factors relating to our business which may be beyond our control, including:

o        the demand for natural gas;
o        profitability of operations;
o        required principal and interest payments on any debt we may incur;
o        the cost of acquisitions;
o        our issuance of equity securities;
o        fluctuations in working capital;
o        capital expenditures;
o        continued development of gas transportation network systems;
o        prevailing economic conditions;
o        government regulations.


WE DO NOT EXPECT TO PAY DIVIDENDS FOR SOME TIME, IF AT ALL.

No cash dividends have been paid on the Common Stock. We expect that any income received from operations will be devoted to our future operations and growth. We do not expect to pay cash dividends in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors.

COMPETITION

Our Company will be competing with other established businesses that market similar products. Many of these companies have greater capital, marketing and other resources than we do. There can be no assurance that these or other companies will not develop new or enhanced products that have greater market acceptance than any that may be marketed by the Company. There can be no assurance that our Company will successfully differentiate itself from its competitors or that the market will consider our products to be superior or to or more appealing than those of our competitors. Market entry by any significant competitor may have an adverse effect on our sales and profitability. See "Competition."

WE OPERATE IN HIGHLY COMPETITIVE MARKETS IN COMPETITION WITH A NUMBER OF DIFFERENT COMPANIES.

We face strong competition in our geographic areas of operations. Our competitors include major integrated oil companies, interstate and intrastate pipelines. We compete with integrated companies that have greater access to raw natural gas supply and are less susceptible to fluctuations in price or volume, and some of our competitors that have greater financial resources may have an advantage in competing for acquisitions or other new business opportunities.

GROWING OUR BUSINESS BY CONSTRUCTING NEW PIPELINES AND PROCESSING FACILITIES SUBJECTS US TO CONSTRUCTION RISKS AND RISKS THAT RAW NATURAL GAS SUPPLIES WILL NOT BE AVAILABLE UPON COMPLETION OF THE FACILITIES.

One of the ways we intend to grow our business is through the construction of additions to our existing gathering systems, modification of our existing gas processing plant and construction of new processing facilities. The construction of gathering and processing facilities requires the expenditure of significant amounts of capital, which may exceed our expectations. Generally, we may have only limited raw natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. As a result, there is the risk that new facilities may not be able to attract enough raw natural gas to achieve our expected investment return, which could adversely affect our results of operations and financial condition.

A SIGNIFICANT COMPONENT OF OUR GROWTH STRATEGY WILL BE ACQUISITIONS AND WE MAY NOT BE ABLE TO COMPLETE FUTURE ACQUISITIONS SUCCESSFULLY.

Our business strategy will emphasize growth through strategic acquisitions, but we cannot assure you that we will be able to identify attractive or willing acquisition candidates or that we will be able to acquire these candidates on economically acceptable terms. Competition for acquisition opportunities in our industry exists and may increase. Any increase in the level of competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions.

Our strategy of acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and possible regulatory approvals. Our ability to pursue our growth strategy may be hindered if we are not able to obtain financing or regulatory approvals, including those under federal and state antitrust laws. Our ability to grow through acquisitions and manage such growth will require us to invest in operational, financial and management information systems and to attract, retain, motivate and effectively manage our employees. The inability to manage the integration of acquisitions effectively could have a material adverse effect on our financial condition, results of operations and business. Pursuit of our acquisition strategy may cause our financial position and results of operations to fluctuate significantly from period to period.

IF WE ARE UNABLE TO MAKE ACQUISITIONS ON ECONOMICALLY AND OPERATIONALLY ACCEPTABLE TERMS, OUR FUTURE FINANCIAL PERFORMANCE MAY BE LIMITED.

There can be no assurance that:

         o        we will  identify  attractive  acquisition  candidates  in the future;
         o        we will be able to acquire assets on  economically  acceptable terms;
         o any acquisitions will not be dilutive to earnings and operating surplus; or
         o any debt incurred to finance an acquisition will not affect our ability to make distributions to you.

If we are unable to make acquisitions on economically and operationally acceptable terms, our future financial performance will be limited to the performance of our present gas gathering network.

Our acquisition strategy involves many risks, including:

         o difficulties inherent in the integration of operations and systems;
         o the diversion of management's attention from other business concerns; and
         o        the potential loss of key employees of acquired businesses.

In addition, future acquisitions may involve significant expenditures. Depending upon the nature, size and timing of future acquisitions, we may be required to secure financing. We cannot assure you that additional financing will be available to us on acceptable terms.

OUR BUSINESS IS DEPENDENT UPON PRICES AND MARKET DEMAND FOR NATURAL GAS AND PROPANE, WHICH ARE BEYOND OUR CONTROL AND HAVE BEEN EXTREMELY VOLATILE.

We are subject to significant risks due to fluctuations in commodity prices, primarily with respect to the prices of gas that we may own as a result of our processing and distribution activities.

The markets and prices for residue gas depend upon factors beyond our control. These factors include demand for oil, and natural gas, which fluctuate with changes in market and economic conditions and other factors, including:

         o        the impact of weather on the demand for oil and natural gas;
         o        the level of domestic oil and natural gas production;
         o        the availability of imported oil and natural gas;
         o        the   availability   of  local,   intrastate   and  interstate
                  transportation systems;
         o        the availability and marketing of competitive fuels;
         o        the impact of energy conservation efforts; and
         o        the extent of governmental regulation and taxation.

WE GENERALLY DO NOT OWN THE LAND ON WHICH OUR PIPELINES ARE CONSTRUCTED AND WE ARE SUBJECT TO THE POSSIBILITY OF INCREASED COSTS FOR THE LOSS OF LAND USE.

We generally do not own the land on which our pipelines are constructed. Instead, we obtain the right to construct and operate the pipelines on other people's land for a period of time. If we were to lose these rights, our business could be affected negatively.

RISKS RELATED TO THE RETAIL PROPANE AND ASSOCIATED BUSINESSES

         o Decreases in the demand for propane because of warmer weather may adversely affect our financial condition and results of operations.

         o Weather conditions have a significant impact on the demand for propane for heating purposes. All of our propane customers rely heavily on propane as a heating fuel. The volume of propane sold is at its highest during the six-month peak heating season of October through March and is directly affected by the severity of the winter weather. We estimate that approximately two-thirds of our annual retail propane volume will be sold during these months. Actual weather conditions can vary substantially from quarter to quarter and year to year, significantly affecting our financial performance. Furthermore, warmer than normal temperatures in our service area can significantly decrease the total volume of propane we sell. Consequently, our operating results may vary significantly due to actual changes in temperature. Weather conditions in any quarter or year may have a material adverse effect on our operations.

         o Sudden and sharp propane price increases that cannot be passed on to customers may adversely affect our profits, income, and cash flow.

         o Energy efficiency and technology may reduce the demand for propane and our revenues.

         o The national trend toward increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has adversely affected the demand for propane by retail customers. Future conservation and efficiency measures or technological advances in heating, conservation, energy generation, or other devices might reduce demand for propane and our revenues.

         o The propane business is highly regulated. New or stricter environmental, health, or safety regulations may increase our operating costs and reduce our net income.

         o The propane business is subject to a wide range of federal, state, and local environmental, transportation, health and safety laws and regulations governing the storage, distribution, and transportation of propane. We may have increased costs in the future due to new or stricter safety, health, transportation, and environmental regulations or liabilities resulting from non compliance with operating or other regulatory permits. The increase in any such costs may reduce our net income.

         o We will be subject to all operating hazards and risks normally associated with handling, storing, transporting, and delivering combustible liquids such as propane for use by consumers. As a result, we may be a defendant in various legal proceedings and litigation arising in the ordinary course of business. Our insurance may not be adequate to protect us from all material expenses related to potential future claims for personal injury and property damage or that insurance will be available in the future at economical prices. In addition, the occurrence of a serious accident, whether or not we are involved, may have an adverse effect on the public's desire to use our products.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

Our business is regulated by certain local, state and federal laws and regulations relating to the exploration for, and the development, production, marketing, pricing, transportation and storage of, natural gas and oil. We are also subject to extensive and changing environmental and safety laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection. In addition, we are subject to changing and extensive tax laws, and the effect of newly enacted tax laws cannot be predicted. The implementation of new, or the modification of existing, laws or regulations, including regulations which may be promulgated under the Oil Pollution Act of 1990, could have a material adverse effect on the Company.

FEDERAL, STATE OR LOCAL REGULATORY MEASURES COULD ADVERSELY AFFECT OUR BUSINESS.

While the Federal Energy Regulatory Commission, or FERC, does not directly regulate the major portions of our operations, federal regulation, directly or indirectly, influences certain aspects of our business and the market for our products. As a raw natural gas gatherer and not an operator of interstate transmission pipelines, we generally are exempt from FERC regulation under the Natural Gas Act of 1938, but FERC regulation still significantly affects our business. In recent years, FERC has pursued pro-competition policies in its regulation of interstate natural gas pipelines. However, we cannot assure you that FERC will continue this approach as it considers proposals by pipelines to allow negotiated rates not limited by rate ceilings, pipeline rate case proposals and revisions to rules and policies that may affect rights of access to natural gas transportation capacity. We are currently attempting to permit two pipeline segments in South Texas as part of our Burgos Hub and storage project that will be subject to FERC regulation it built and operated.

While state public utility commissions do not regulate our business, state and local regulations do affect our business. We are subject to ratable take and common purchaser statutes in the states where we operate. Ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. These statutes also have the effect of restricting our right as an owner of gathering facilities to decide with whom we contract to purchase or transport natural gas. Federal law leaves any economic regulation of raw natural gas gathering to the states, and some of the states in which we operate have adopted complaint-based or other limited economic regulation of raw natural gas gathering activities. States in which we operate that have adopted some form of complaint-based regulation, like Oklahoma, Kansas and Texas, generally allow natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and rate discrimination. The states in which we conduct operations administer federal pipeline safety standards under the Pipeline Safety Act of 1968, and the "rural gathering exemption" under that statute that our gathering facilities currently enjoy may be restricted in the future. The "rural gathering exemption" under the Natural Gas Pipeline Safety Act of 1968 presently exempts substantial portions of our gathering facilities from jurisdiction under that statute, including those portions located outside of cities, towns, or any area designated as residential or commercial, such as a subdivision or shopping center.

OUR BUSINESS INVOLVES HAZARDOUS SUBSTANCES AND MAY BE ADVERSELY AFFECTED BY ENVIRONMENTAL REGULATION.

Many of the operations and activities of our gathering systems, plants and other facilities are subject to significant federal, state and local environmental laws and regulations. These include, for example, laws and regulations that impose obligations related to air emissions and discharge of wastes from our facilities and the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent wastes for disposal. Various governmental authorities have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Liability may be incurred without regard to fault for the remediation of contaminated areas. Private parties, including the owners of properties through which our gathering systems pass, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage.

There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of natural gas and other petroleum products, air emissions related to our operations, historical industry operations, waste disposal practices and the prior use of natural gas flow meters containing mercury. In addition, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary. We cannot assure you that we will not incur material environmental costs and liabilities. Furthermore, we cannot assure you that our insurance will provide sufficient coverage in the event an environmental claim is made against us.

Our business may be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental regulations might adversely affect our products and activities, including processing, storage and transportation, as well as waste management and air emissions. Federal and state agencies also could impose additional safety requirements, any of which could affect our profitability.

RISK OF ADDITIONAL COSTS AND LIABILITIES RELATED TO ENVIRONMENTAL AND SAFETY REGULATIONS AND CLAIMS

Our pipeline operations are subject to various federal, state and local environmental, safety, health and other laws, which can increase the cost of planning, designing, installing and operating such facilities. There can be no assurance that costs and liabilities relating to compliance will not be incurred in the future. Moreover, it is possible that other developments, such as increasingly strict environmental and safety laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from our operations, could result in additional costs to and liabilities for us.

GOVERNMENTAL REGULATION OF OUR PIPELINES COULD INCREASE OUR OPERATING COSTS

Currently our operations involving the gathering of natural gas from wells are exempt from regulation under the Natural Gas Act. Section 1(b) of the Natural Gas Act provides that the provisions of the Act shall not apply to facilities used for the production or gathering of natural gas. Our physical dimensions and operations support the conclusion that our facilities perform primarily a gathering function. We should not, therefore, be subject to Natural Gas Act regulation. There, however, can be no assurance that this will remain the case. The Federal Energy Regulatory Commission's oversight of entities subject to the Natural Gas Act includes the regulation of rates, entry and exit of service, acquisition, construction and abandonment of transmission facilities, and accounting for regulatory purposes. The implementation of new laws or policies that would subject us to regulation by the Federal Energy Regulatory Commission under the Natural Gas Act could have a material adverse effect on our financial condition and operations. Similarly, changes in the method or circumstances of operation, or in the configuration of facilities, could result in changes in our regulatory status.

Our gas gathering operations are subject to regulation at the state level, which increases the costs of operating our pipeline facilities. Matters subject to regulation include rates, service and safety. We have been granted an exemption from regulation as a public utility in Texas. Presently, our rates are not regulated in Texas. Changes in state regulations, or our status under these regulations due to configuration changes in our operating facilities, that subject us to further regulation could have a material adverse effect on our financial condition. Litigation or governmental regulation relating to environmental protection and operational safety may result in substantial costs and liabilities.

Our operations are subject to federal and state environmental laws under which owners of natural gas pipelines can be liable for clean-up costs and fines in connection with any pollution caused by the pipelines. We can also be liable for clean-up costs resulting from pollution which occurred before our acquisition of the gathering systems. In addition, we are subject to federal and state safety laws that dictate the type of pipeline, quality of pipe protection, depth, methods of welding and other construction-related standards. While we believe that the gathering systems comply in all material respects with applicable laws, we cannot assure you that future events will not occur for which we may be liable. Possible future developments, including stricter laws or enforcement policies, or claims for personal or property damages resulting from our operations could result in substantial costs and liabilities to us.

SOVEREIGN RISK

The Company is focusing on the development of infrastructure projects through its Mexican entity, Terranova Energia S.de R.L. de C.V., in the nation of the United Mexican States (Mexico). The risk of indirect or regulatory actions by local, state or federal authorities in Mexico which may inhibit, delay, hinder or block projects under development in Mexico is very high given the history of operations conducted by past businesses other than the Company in Mexico. There is a substantial risk that a set of actions taken by commission or omission by the various actors in the public, private, nongovernmental and/or social sectors could negatively impact a project or investment in Mexico. The legal system employed in Mexico is dramatically different in its structure and method of operation compared to the common law foundation present in the United States of America. The level of legal protection afforded investors by the North American Free Trade Agreement has not materially improved from a foreign investor's viewpoint.

There can be no assurance that a commercially viable project will be completed due to the above factors which could result in commercial competitors trying to circumvent the market system through the exploitation of undocumented, extraofficial channels of influence that constitute unfair competition. Federal, state and local authorities are not well coordinated in their legal protections and improper influence and competition may arise from any level of government to disrupt or destroy the commercial viability of investments by foreign investors. While the Company has taken precautions to limit its investments to prudent levels, there is a continuing risk of adverse activities arising from the above sources that could impair or result in the entire loss of investment in otherwise commercially viable projects initiated by the Company in Mexico.

PIPELINE SYSTEM OPERATIONS ARE SUBJECT TO OPERATIONAL HAZARDS AND UNFORESEEN INTERRUPTIONS

The operations of our pipeline systems are subject to hazards and unforeseen interruptions, including natural disasters, adverse weather, accidents or other events, beyond our control. A casualty occurrence might result in injury and extensive property or environmental damage. Although we intend to maintain customary insurance coverages for gathering systems of similar capacity, we can offer no assurance that these coverages will be sufficient for any casualty loss we may incur.

OPERATING RISKS OF NATURAL GAS OPERATIONS

The natural gas business involves certain operating hazards. The availability of a ready market for our natural gas products also depends on the proximity of reserves to, and the capacity of, natural gas gathering systems, pipelines and trucking or terminal facilities. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of the Company's properties. In accordance with customary industry practices, the Company maintains insurance against some, but not all, of such risks and losses. The Company does not carry business interruption insurance. The occurrence of such an event not fully covered by insurance could have a material adverse effect on the financial condition and results of operations of the Company.

OUR BUSINESS INVOLVES MANY HAZARDS AND OPERATIONAL RISKS, SOME OF WHICH MAY NOT BE COVERED BY INSURANCE.

Our operations are subject to the many hazards inherent in the gathering, compressing, treating and processing of raw natural gas and NGLs and storage of residue gas, including ruptures, leaks and fires. These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations. We are not fully insured against all risks incident to our business. If a significant accident or event occurs that is not fully insured, it could adversely affect our operations and financial condition.

INSURANCE

Companies engaged in the petroleum products distribution and storage business may be sued for substantial damages in the event of an actual or alleged accident or environmental contamination. The Company maintains $2,000,000 of liability insurance. There can be no assurance that we will be able to continue to maintain liability insurance at a reasonable cost in the future, or that a potential liability will not exceed the coverage limits. Nor can there be any assurance that the amount of insurance carried by us will enable it to satisfy any claims for which it might be held liable resulting from the conduct of its business operations.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling shareholders. We will pay all the expenses incident to this registration.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the OTC Electronic Bulletin Board. The following table sets forth the high and low bid prices of our common stock for each quarter for the years 2005 and 2004, including the most recent quarters. The quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Common Stock:

Our common stock trades Over-the-Counter (OTC) on the OTC Bulletin Board under the symbol TIDE. Table 1. sets forth the high and low bid information for the past two years. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. These quarterly trade and quote data provided by NASDAQ OTC Bulletin Board.

Table 1.

Bid Information

Fiscal Quarter Ended
                                    High            Low

September 30, 2006                  0.55            0.54
June 30, 2006                       0.83            0.81
March 31, 2006                      0.87            0.80

December 31, 2005                   1.01            0.76
September 30, 2005                  1.39            0.80
June 30, 2005                       1.77            0.95
March 31, 2005                      2.59            1.74

December 31, 2004                   1.36            0.60
September 30, 2004                  2.18            0.73
June 30, 2004                       3.18            1.70
March 31, 2004                      4.45            1.72



On October 19, 2006, the closing bid and closing ask prices for shares of our common stock in the over-the-counter market, as reported by NASD OTC BB were
0.46 per share, respectively.


We believe that there are presently 39 market makers for our common stock. When stock is traded in the public market, characteristics of depth, liquidity and orderliness of the market may depend upon the existence of market makers as well as the presence of willing buyers and sellers. We do not know if these or other market makers will continue to make a market in our common stock. Further, the trading volume in our common stock has historically been both sporadic and light.

As of December 31, 2005, we had an aggregate of 86 stockholders of record as reported by our transfer agent, Signature Stock Transfer Co., Inc. Certain shares are held in the "street" names of securities broker dealers and we estimate the number of stockholders which may be represented by such securities broker dealer accounts may exceed 5,000.

Dividends and Dividend Policy

There are no restrictions imposed on the Company which limit its ability to declare or pay dividends on its common stock, except as limited by state corporation law. During the year ended December 31, 2005, no cash or stock dividends were declared or paid and none are expected to be paid in the foreseeable future.

We expect to continue to retain all earnings generated by our future operations for the development and growth of our business. The Board of Directors will determine whether or not to pay dividends in the future in light of our earnings, financial condition, capital requirements and other factors.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes our equity compensation plan information as of December 31, 2005. Information is included for equity compensation plans not approved by our security holders.

Table 1.

Equity Compensation Plan Information

---------------------------- ------------------------ --------------------- -----------------------
Plan Category                Number of Securities to  Weighted-average      Number of Securities
                             be issued upon exercise  Exercise price of     remaining available for
                             of outstanding options,  outstanding options,  future issuance under
                             warrants and rights      warrants, and rights  equity compensation
                                                                            plans (excluding
                                                                            securities reflected in
                                                                            column (a)

                                        (a)                   (b)                      (c)
---------------------------- ------------------------ --------------------- -----------------------
Equity Compensation
Plans approved by security
holders                                None                   None                     None
---------------------------- ------------------------ --------------------- -----------------------
Equity Compensation
Plans not approved by        5,000,000 (1)             $ 0.287                          -0-
security holders             5,000,000 (2)             $ 0.87                        4,350,122
---------------------------- ------------------------ --------------------- -----------------------
Total                        10,000,000                                              4,350,122
---------------------------- ------------------------ --------------------- -----------------------

(1) On May 27, 2003, the Company adopted the 2003 Non-Qualified Stock Grant and Option Plan. The Plan reserved 5,000,000 shares. The Plan is administered by our Board of Directors. Directors, officers, employees consultants, attorneys, and others who provide services to our Company are eligible participants. Participants are eligible to be granted warrants, options, common stock as compensation. We granted 210,122 shares from this plan during 2005, 200,000 for legal services, 10,000 shares to Robert Dowies under the terms of his Employment Agreement and 122 shares to James Smith as a part of his 150,000 share employee bonus. The balance of this bonus was issued from the Plan outlined in footnote 2 below.

(2) On November 2, 2004, the company adopted the 2004 Non-Qualified Stock Grant and Option Plan. The Plan reserved 5,000,000 shares. The Plan is administered by our Board of Directors. Directors, officers, employees consultants, attorneys, and others who provide services to our Company are eligible participants. Participants are eligible to be granted warrants, options, common stock as compensation. During 2005, we granted 148,878 shares to James Smith the balance of his 150,000 share employee bonus. On January 8, 2006, the Company issued James B. Smith 500,000 shares under his employment agreement representing his 2005 annual stock. On January 16, 2006, the Company issued 250,000 shares to Gregory Wilson for legal services. On August 8, 2006, the Company issued 100,000 Shares to Sam Simon for accounting services. On September 25, 2006, the Company issued James B. Smith 150,000 shares as directors compensation. On October 11, 2006, the Company issued James B. Smith 500,000 under his employment agreement representing his 2006 annual stock grant.


                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following tables present our selected consolidated financial information as of the end of the periods indicated. The selected consolidated financial information for, and as of the end of, each of the twelve months ended
December 31, 2005,  December 31, 2004,  December 31, 2003, December 31, 2002 and
December 31, 2001, are from our audited consolidated financial statements.

         The selected consolidated financial information is not necessarily indicative of the results that may be expected for any future period. The selected consolidated financial information should be read in conjunction with "Management's Discussion and Analysis" and the historical and consolidated financial statements and notes incorporated by reference in this prospectus.


(Dollars in thousands,
except share and per share data)
Operating Data:                       2005        2004        2003        2002        2001
                                    --------    --------    --------    --------    --------
Revenue                             $  1,861    $  1,884    $    179    $    710    $  1,059
Operating Expenses                    15,172      31,626       3,061       4,454       2,760
Operating Income (Loss)              (13,311)    (29,742)     (2,882)     (3,744)     (1,701)
Other Income (Expense), Net            5,648      15,440       1,534        (316)       (905)
                                    --------    --------    --------    --------    --------
Net Income (Loss)                   $ (7,663)   $(14,302)   $ (1,348)   $ (4,060)   $ (2,606)
                                    ========    ========    ========    ========    ========

Statement of Cash Flows Data:
Cash Provided (Used) by Operating
Activities                          $ (2,784)   $ (3,108)   $    441    $   (423)   $   (934)
Cash Provided (Used) by Investing
Activities                          $ (1,836)   $ (9,629)   $    366    $   (354)   $    (48)
Cash Provided (Used) by Financing
Activities                          $    275    $ 17,302    $   (106)   $    573    $  1,068

Balance Sheet Data:
Total Assets                        $ 13,489    $ 22,423    $  1,624    $  1,379    $  1,659
Long-Term Debt                      $  4,272    $ 11,732    $   --      $   --      $    199
Total Stockholders' Equity          $  7,767    $  4,949    $    485    $ (2,536)   $ (2,182)

                         SELECTED CONSOLIDATED QUARTERLY
                 FINANCIAL INFORMATION The information below is
                from unaudited consolidated financial statements.

                                       Mar        June       Sept         Dec
Year Ended December 31, 2005           31          30         30          31
---------------------------------   --------    --------   --------    --------
  Revenues                          $    628    $    341   $    248    $    644
  Cost of Goods Sold                     285         130        220         368
                                    --------    --------   --------    --------
  Gross Margin                           343         211         28         276
  Operating Expenses                   6,947       3,825      1,580       1,817
  Other Income (Expense), Net         (2,862)      8,096        324          90
                                    --------    --------   --------    --------
  Net earnings (loss)               $ (9,466)   $  4,482   $ (1,228)   $ (1,451)
                                    ========    ========   ========    ========
  Basic income (loss) per share     $  (0.15)   $   0.08   $  (0.02)   $  (0.11)
  Diluted income (loss) per share   $  (0.15)   $   0.08   $  (0.02)   $  (0.11)

Year Ended December 31, 2004
---------------------------------
  Revenues                          $      0    $    508   $    825    $    551
  Cost of Goods Sold                       0         498        802         209
                                    --------    --------   --------    --------
  Gross Margin                             0          10         23         342
  Operating Expenses                   1,538       4,209      3,545      20,825
  Other Income (Expense), Net              4      15,397          6          33
                                    --------    --------   --------    --------
  Net earnings (loss)               $ (1,534)   $ 11,198   $ (3,516)   $(20,450)
                                    ========    ========   ========    ========
  Basic (loss) per share            $  (0.03)   $   0.18   $  (0.02)   $  (0.34)
  Diluted (loss) per share          $  (0.03)   $   0.18   $  (0.02)   $  (0.34)

                     SELECTED CONSOLIDATED QUARTERLY FINANCIAL INFORMATION
                                          (CONTINUED)

Interim Periods 2006                  Mar         June
---------------------------------   --------    --------
  Revenues                          $    802    $    407
  Cost of Goods Sold                     377         206
                                    --------    --------
  Gross Margin                           425         201
  Operating Expenses                   2,154       2,189
  Other Income (Expense), Net             33          28
                                    --------    --------
  Net earnings (loss)               $ (1,696)   $  1,960
                                    ========    ========
  Basic (loss) per share            $  (0.02)   $  (0.03)
  Diluted (loss) per share          $  (0.02)   $  (0.03)


                                    BUSINESS
Business Overview

Tidelands Oil & Gas Corporation (the "Company"), formerly known as C2 Technologies, Inc., was incorporated under the laws of the State of Nevada on February 25, 1997. C2 Technologies, Inc. changed its name to Tidelands Oil & Gas Corporation on November 19, 1998. The Company has eleven subsidiaries which it directly and indirectly owns as follows: (1) Rio Bravo Energy LLC, (2) Arrecefe Management LLC, (3) Marea Associates, L.P., (4) Terranova Energia, S.de R.L. de C.V., (5) Esperanza Energy LLC and (6) Sonterra Energy Corporation. We also own a 97% limited partnership interest in Reef Ventures, L.P.(7) Arrecefe Management LLC owns a 1% general partner interest in Reef Ventures, L.P. Rio Bravo Energy, LLC owns 100% of the member interest in Sonora Pipeline LLC. (8) Reef Ventures, L.P. owns 100% of the member interest in Reef International LLC (9) and Reef Marketing LLC (10)and (11) Tidelands Exploration and Production, Inc.

The Company's products and services are primarily focused on development and operation of transportation, processing, distribution and storage projects for natural gas and natural gas liquids in the northeastern states of Mexico (Chihuahua, Coahuila, Nuevo Leon and Tamaulipas) and the State of Texas.

Reef Ventures International Pipeline
------------------------------------

The assets of this business consist of two different pipelines: (1) an 8 mile twelve inch diameter natural gas pipeline with metering and dehydration facilities and (2) a two mile segment of six inch diameter pipeline to be used in a future LPG project. The twelve inch pipeline connects and receives natural gas from a third party pipeline for transmission to the border between Texas and Coahuila, Mexico. The pipeline is buried underneath the Rio Grande River with its termination at the delivery point in Piedras Negras, Coahuila owned by CONAGAS (the local distribution company). Reef Ventures, L.P. derives its revenues from transportation fees charged to CONAGAS for delivery of natural gas. The LPG project will require the future construction of receiving terminal facilities in Texas, boring and installation of additional six inch diameter pipeline under the Rio Grande River and approximately one mile of additional pipeline in Mexico with an unloading terminal and storage facilities at its termination point.

Tidelands Oil & Gas Storage Enterprise
--------------------------------------

In December 2003, we entered into a Memorandum of Understanding (MOU) with PEMEX to design, build and operate an underground natural gas storage facility in the vicinity of Reynosa, Tamaulipas, Mexico, in the Burgos Basin area and eventually at other regions in Mexico. The MOU provides for exclusivity in the development of the projects and the related transportation and interconnecting pipelines to and from the storage facilities.

We have completed the initial study of the Burgos facility and expect to receive permits to construct, own and operate the storage facility and the interconnecting pipelines from the Comision Reguladora de Energia (the Mexican regulatory branch of the Secretary of Energy). The capital budget for these two projects exceeds $800 Million Dollars and is expected to be funded through issuance of additional equity of the Company, the addition of joint venture partners and/or debt financing. Marea Associates, L.P. was formed to own the majority interest in Terranova Energia, S. de R.L. de C.V., a Mexican company which will conduct all business dealings in Mexico on behalf of Tidelands. Rio Bravo Energy LLC, an existing wholly owned subsidiary owns the general partner interest in Marea Associates, L.P. and a minority interest in Terranova Energia,
S. de R.L. de C.V.

Rio Bravo Energy, LLC
---------------------

Rio Bravo Energy, LLC was formed on August 10, 1998 to operate the Chittim Gas Processing Plant which was purchased in 1999 and was processing natural gas primarily from Conoco Oil's Sacatosa Field. The Sacatosa Field was primarily an oilfield which produced high BTU casinghead gas from which gas processing operations would yield valuable hydrocarbon components such as propane, butane and natural gasolines. As the field depleted lower volumes of casinghead gas were being delivered by Conoco, and other gas producers could not be contracted with for processing of additional replacement volumes of gas. Therefore, in October 2002, the plant was temporarily shut down due to the declining economics associated with low volume operation of the plant. During 2002 through the fourth quarter of 2005 management planned to reopen the plant when adequate volumes of gas from third party producers was obtained to make plant operations economically attractive. However, we have been unsuccessful in locating a locally available and adequate supply of high BTU natural gas and have elected to dispose of the gas plant assets. Accordingly, our financial statements reflect an impairment charge with respect to the carrying value of these assets. Rio Bravo Energy LLC continues to serve as the parent company for Sonora Pipeline LLC, as the one percent general partner of Marea Associates, L.P. and owns a less than one percent minority interest in Terranova Energia, S. de R.L. de C.V.

Sonora Pipeline, LLC
--------------------

Sonora Pipeline, LLC was formed in January 1998 to operate the Sonora pipeline network which has the capability of delivering adequate volumes of natural gas for economic operation of the Chittim Gas Processing Plant. The pipeline network consists of approximately 80 miles of gas pipeline. This pipeline network was acquired in conjunction with the Chittim Gas Processing Plant acquisition and, when operational, could generate revenue from transportation fees to be charged to third party gas producers shipping natural gas to the gas plant owned by Rio Bravo Energy LLC. As noted above, management has evaluated the carrying value of these assets and has recorded an impairment charge in our financial statements with respect to pipeline network in addition to the gas plant. These assets will also be sold at a later date.

In connection with the Mexican storage and pipeline project mentioned above, Sonora Pipeline LLC is the applicant before the Federal Energy Regulatory
Commission   for  two  proposed   U.S.   pipelines   that  will   transport  gas
bidirectionally to/from the United States to Mexico at two different international crossing points along the Rio Grande River in South Texas. The Progreso pipeline segment will be approximately 8.7 miles long and will comprise the eastern leg of the proposed U.S. pipelines which will interconnect with the Tennessee Gas Pipeline transmission lines at the Alamo Station and deliver natural gas to the proposed Brasil Storage facility approximately 17 miles south of the U.S./Mexico border at Progreso, Texas. The Mission pipeline segment will be approximately 24 miles long and will commence at the existing HPL Valero-Gilmore gas plant in Hidalgo County, Texas and extend southward to the Arguelles crossing of the Rio Grande River into Mexico near the City of Mission, Hidalgo County, Texas.

Both pipeline segments are expected to be 30 inches in diameter. Sonora Pipeline LLC continued its efforts to finish all activities necessary to move from NEPA pre-filing status to a submission for Certification for these two proposed International Pipeline U.S. segments, the Progreso International Pipeline and the Mission International Pipeline. Sonora believes it has filed all needed revisions to the Draft Environmental Report for the Progreso International Pipeline with FERC for purposes of the NEPA Environmental Assessment requirements. The Mission International Pipeline segment was re-designed in the first quarter of 2006 due to a routing conflict with a fiber optic line. The completion of NEPA pre-filing activities for the Mission segment including responses to FERC inquiries and scoping of affected stakeholders is anticipated in the second quarter of 2006. The current catalog of FERC correspondence for Sonora's activities is located at www.ferc.gov under Docket No. PF05-15.

Sonterra Energy Corporation Business

The assets of our Sonterra Energy Corporation subsidiary consist of propane distribution systems, including gas mains, yard lines, meters and storage tanks, serving the following residential subdivisions in the Austin, Texas area. The subdivisions include:

o        Arbolago*
o        Austin's Colony Phase II
o        Costa Bella
o        Hills of Lakeway
o        Jacarandas
o        Lake Pointe
o        La Ventana
o        Lakewinds Estates
o        Northshore on Lake Travis Phase I
o        Riverbend
o        Rob Roy Rim
o        Senna Hills
o        Sterling Acres
o        The Point
o        The Preserve at Barton Creek

These subdivisions contain approximately 1,700 lots. At December 31, 2005, 1,067 of these lots are metered for use. There are approximately 633 unmetered future lots within the above subdivisions where propane service can be connected. As new homes are constructed on these lots our customer base will grow. An additional component of future growth will come from the establishment of propane distribution systems in other developments such as the recent agreement between Sonterra and Cordillera Ranch Development Corp. in which Sonterra is currently installing a tank site and gas mains to supply approximately 200 homes in Units 201-204 of that subdivision. Future phases of lot development at Cordillera Ranch will result in propane service being extended to approximately
300 more homes. Sonterra is in active negotiations for the installation of propane distribution systems with other developers of residential lots in the Texas Hill Country area between San Antonio and Austin, Texas. Sonterra is the exclusive seller of propane in these subdivisions and is not considered a regulated utility. The Texas Railroad Commission regulates all aspects of the production, transportation and processing of petroleum products, including propane, in the State of Texas. Sonterra purchases propane products from a number of distributors in Austin, Texas.

Segment Reporting for Reef Ventures, LP and Sonterra Energy Corporation:

The following table is a summary of the results of operations and other financial information by major segment:

2005               Propane Sales      Pipeline
                    and Related    Transportation    All Other
                     Services           Fees       and Corporate       Total

Revenue            $  1,630,246    $    231,077    $       --      $  1,861,323
Depreciation       $    116,853    $    305,313    $     63,315    $    485,481
Interest           $      2,514    $       --      $    608,849    $    611,363
Operating (Loss)   $   (380,900)   $   (164,523)   $(12,765,170)   $(13,310,593)
Total Assets       $  2,997,001    $  5,621,536    $  4,870,312    $ 13,488,849


2004                                      Natural Gas
                                           Sales and
                          Propane Sales     Pipeline
                           and Related   Transportation    All Other
                            Services         Fees        and Corporate       Total
Revenue                   $    438,611   $  1,400,227    $       --      $  1,838,838
Depreciation              $     20,158   $    178,099    $     46,632    $    244,889
Interest                  $        300   $       --      $    300,266    $    300,566
Operating Income (Loss)   $     98,229   $   (141,502)   $(29,699,024)   $(29,742,297)
Total Assets              $  2,775,281   $  5,881,774    $ 13,765,611    $ 22,422,666

Note: Reef Ventures and Sonterra commenced operations in 2004.

Competition
-----------

Reef Ventures, L.P.  Eagle Pass Pipeline Crossing

Our Eagle Pass international pipeline crossing competes with a pipeline owned by West Texas Gas, Inc. pipeline crossing which is located two miles north of Eagle Pass. We believe that the West Texas Gas crossing will be able to compete with us only marginally beginning in 2006 due to a very limited transmission capability and marketing efforts currently being undertaken by Management.

Sonterra Energy Corporation Propane Distribution

Our propane distribution business is not subject to competition within the residential subdivisions served because we are the sole propane supplier. The residential subdivisions are subject to a propane supply covenant granting us the exclusive supply of propane for each subdivision. In the future, we will compete in the bidding process for new propane distribution systems as new residential subdivisions are developed. We may also be able to acquire additional existing propane distribution systems from competitors.

Employees

Tidelands has ten full time employees including our corporate officers. Our Sonterra Energy subsidiary, which operates the Austin propane gas distribution company, has eleven full-time employees.

PROPERTIES

Reef Ventures, L.P. owns and operates the international natural gas pipeline and related facilities located in Maverick County, Texas and Coahuila, Mexico. Tidelands owns a 97% limited partnership interest and a 1% general partner interest (thru Arrecefe Management LLC) in this entity. We acquired these interests from Impact International, LLC. Impact financed our purchase of this system and we owe Impact approximately $4,605,433.

Rio Bravo Energy, LLC owns and operates the Chittim Gas Processing Plant which is located in Maverick, County, Texas. The plant is currently shut down. The gas plant has the capability to fractionate natural gas into commercial grade propane and butane. In the near future, we expect to sell these assets.

Sonora Pipeline, LLC owns the Sonora Pipeline network consisting of approximately 80 miles of pipeline. No significant encumbrances exist with respect to the assets of this company. The pipeline is currently inactive and could be used to transport natural gas from third party producers to supply feedstock for the Chittim Gas Processing Plant owned by Rio Bravo Energy LLC. In the near future, we expect to sell these assets. Sonora Pipeline LLC also plans to construct, own and operate approximately 33 miles of thirty inch diameter natural gas pipelines in Hidalgo County, Texas which will interconnect at the U.S.-Mexico border with the pipeline and storage assets to be constructed, owned and operated by Terranova Energia, S. de R.L. de C.V, another subsidiary of Tidelands Oil & Gas Corporation.

Sonterra Energy Corporation operates a propane distribution systems providing propane to 15 residential subdivisions in Austin, Texas. The propane distribution system is comprised of approximately 25 miles of gas main pipe, 75,000 feet of yard lines, 850 meters and storage tanks with a combined capacity of 156,000 gallons of LPG. Sonterra is currently constructing a propane distribution system for approximately 200 residential units in Cordillera Ranch, a rural subdivision located in Kendall County, Texas.

We lease our San Antonio executive office. We entered into this office lease on August 1, 2003. The term expired November 30, 2005. We held over our tenancy in the building under the month to month clause and renewed this lease on February 1, 2006 for a term until December 31, 2007. Our monthly lease payment is $3,400. Our rent expense for 2005 was $40,800. Sonterra Energy Corporation entered into a sublease agreement for its offices in an adjacent building for $2,500 per month until its renewal in October 2005 at which time the rent increased to $3,000 per month through March 31, 2006. However, on February 1, 2006, Sonterra Energy Corporation entered into a direct lease with the building owner at a rent of $3,300 per month for a term ending December 31, 2007. Sonterra's rent expense for this office for 2005 was $31,500. Sonterra leased a field office and storage yard in Dripping Springs, Texas on May 15, 2006 for a five year term at an annual rent rate of $8,100.

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS

Business Overview
-----------------

Our products and services are primarily focused on development and operation of transportation, processing, distribution and storage projects for natural gas and natural gas liquids in the northeastern states of Mexico (Chihuahua, Coahuila, Nuevo Leon and Tamaulipas) and the state of Texas in the United Statesof America.

We derive our revenue from transportation fees for delivery of natural gas to CONAGAS, the local distribution company in Piedras Negras, Coahuila, through the pipeline owned by Reef Ventures, L.P. and the sale of propane gas to residential customers through the assets owned by Sonterra Energy Corporation. This company also designs and constructs residential propane delivery systems for new residential developments in Central Texas. We derive revenue from this activity in two ways, the first being from construction revenue for yard lines and meter sets installed to a homeowner's lot, and the second being the sale of LPG gas to customers in the residential subdivisions.

With respect to our pipeline system owned by Reef Ventures, L.P., management is has evaluated an expansion of the pipeline in Coahuila to serve new markets long the state highway No. 57 corridor to Monclova, Coahuila. We currently expect that Reef Ventures, L.P. will not be participating in the construction of additional pipeline in Mexico to reach these new markets. The required pipeline will be constructed by end users or an intermediate purchaser of the natural gas. Reef Ventures, L.P. will simply continue to transport the additional volumes of natural gas required for these markets through its existing facilities which will be interconnected in Mexico to the new pipeline that is required to reach these potential markets. Management believes the timeline for the initiation of construction for such pipeline project in Mexico is likely to be a 2007 event. The increased volume for the Reef Ventures pipeline from such an event would approximate 2-3 times the entire baseload of demand for natural gas currently taken by the local distribution company, CONAGAS.The expected end users would be a brewery and bottling operation. While these entities have begun feasibility studies for the construction and operation of their businesses, no final decision has been made concerning the building of these facilities. There is a risk that the facilities will never be built because other sites in Mexico are deemed to be more advantageous for the location of these facilities. In that event, the expected growth in volumes for the Reef Ventures pipeline will not materialize. In addition to these potential developments, management believes that increasing volumes of natural gas can be transported in its existing facilities. In 2005, which was the final year of a two year contractual nomination period, the Reef Ventures pipeline was carrying only half the actual baseload volume (and none of the swing volume) being transported to CONAGAS in Piedras Negras. We believe that if given adequate supplies, the Reef Ventures pipeline can transport all the current base load and the swing requirements of

CONAGAS which would result in a doubling of volumes and revenues for the pipeline. Negotiations are currently underway to achieve that objective. The planned natural gas liquid line between Eagle Pass, Texas and Piedras Negras, Coahuila has been re-evaluated in light of new supply sources emerging in Texas and Mexico and the subsidy in effect for LPG and natural gas currently in use in Mexico. It appears that the project will need to be developed as a transportation fee business model instead of a merchant facility where LPG is purchased in Texas and re-sold in a direct contract with the propane importation arm of PEMEX. This determination was made in order to reduce the risk of any future cost incurred on the LPG project. Management will continue to seek a transportation contract which would support development and operation of this project.

Sonterra Energy Corporation, a wholly owned subsidiary of Tidelands entered into the residential propane distribution business on November 1, 2004 with its acquisition of 850 existing customers located in 15 subdivisions in the vicinity of Austin, Texas. At December 31, 2005, Sonterra had increased its number of meter hookups to 1,067 and is expecting a 15% rate of increase in the number of new meter hookups in 2006. Sonterra's existing and future market area includes several central Texas locations that do not have access to natural gas as a fuel for home heating and appliance usage. Current expansion of over 600 lots within the existing subdivisions is possible. Sonterra has also entered into a new agreements with the developers of Cordillera Ranch and Northshore at Lake Travis to expand the serviced lots by an additional 1,500 units over time. Active negotiations with developers in our trade area will likely result in additional lots becoming available for installation of residential propane delivery in the nearby central Texas vicinity. Revenue growth from propane sold was $250,000 higher than projected primarily due to unit growth as opposed to price increases applied to product sold. The principal risk in the growth picture for this business unit comes from a slowing in the absorption rate for developed lots due to the interest rate cycle. This in turn would slow the rate of meter hookups in the subdivisions served.

Sonora Pipeline LLC proposes to own and operate the U.S. (Texas) pipeline segments to be constructed in connection with the Mexican pipeline, LNG regasification terminal and gas storage projects which will interconnect to the U.S. via two proposed international pipeline crossings in Hidalgo County, Texas. Management will be filing with the Federal Energy Regulatory Commission for permission to construct and operate these proposed pipelines and for the granting of presidential permits for the international crossings near Mission and Progreso, Texas for delivery of natural gas into the state of Tamaulipas and the proposed Mexican pipelines of our Mexican subsidiary, Terranova Energia S. de R.L. de C.V.

The Company is focusing on the development of infrastructure projects through its Mexican entity, Terranova Energia S.de R.L. de C.V., in the nation of the United Mexican States (Mexico). Terranova Energia is focused on project development and implementation of a natural gas storage and transportation infrastructure to support the integration of Northeastern Mexico and South Texas and the related economic growth of the border regions.

Tidelands and Terranova Energia have hired project development advisors in the United States and Mexico. The Terranova Energia advisors include ALB Energia, Rich, Heather Muller, Abogados and Miriam Grunstein, Abogada. The Tidelands advisors include Netherland Sewell & Associates, CenterPoint Energy, LLC, Mayer Brown Rowe & Maw, LLP, BNC Engineering, LLC, HSBC Securities, USA, Inc. and R.W. Beck, Inc.

The Terranova Energia project was developed to serve the need to of CFE, the Mexican federal electricity commission, to manage swing and seasonal spread in its procurement and dispatch of natural gas to its combined cycle power plants in Northern Mexico. The region's forecasted growth will require additional natural gas for power generation in the region. The same need to manage swing and seasonal spread is present for the industrial users of natural gas in Northern Mexico, in particular, the industrial users located in the Monterrey, Nuevo Leon area.

Our project area is called the Burgos Hub and Storage Project. Our medium term goals, subject to a variety of factors, including, but not limited to, regulatory permitting, engineering design, financing, construction and operating agreements, are focused on the Brasil storage field and Terranova Occidente pipeline.

The pipelines proposed are (A) the Occidente Section comprised of: (1) a pipeline from the Brasil Storage field to Nuevo Progresso, proposed international pipeline crossing into the U.S., (2) a pipeline from Brasil storage to Station 19 up to Arguelles which is another proposed international pipeline crossing into U.S. and (3) a pipeline from Pemex's Station 19 south of Reynosa which will extend southward to the Monterey Nuevo Leon area; and (B) the Oriente Section from the offshore regasification station to Norte Puerto Mezquital proceeding to the Brazil storage field. The Occidente Section will include approximately 323 kilometers of pipeline and the Oriente Section will contain approximately 149 kilometers of pipeline. Our long term goal includes the construction of the offshore LNG regasification station.

The proposed international pipeline crossings into South Texas are the Donna Station and Arguelles and VGP station. At the Donna station our potential interconnects into Texas are with TETCO, TGPL and Texas Gas Services. At the Arguelles and VGP station our potential interconnects are with HPL, Calpine and Kinder Morgan. The Terranova pipeline capacity is estimated at 1.2 BCFD (billion cubic feet per day).

The Terranova pipelines have been designed for 30 and 36 inch diameter with bi-directional flow. The pipeline from the proposed LNG regasification terminal to the Brasil field is a 36 inch diameter pipeline and from the Brasil field to Monterey and international crossings are 30 inch diameter pipelines.

On June 5, 2006, Tidelands Oil & Gas Corporation subsidiary, Terranova Energia, S.de R.L. de C.V. was awarded a Permit (#G/183/TRA 2006) by the Comision Reguladora de Energia de Mexico (CRE) to begin construction of the Terranova Occidente and Oriente pipeline portions of its Burgos Hub Export/Import Project. The Permit is for the Occidente and Oriente Sections of the Terranova pipelines.

The proposed underground natural gas storage facility will be located in the depleted reservoir at the B1 Horizon-Brasil Field and include above ground facilities. Our design proposal for the use of this depleted reservoir as a storage facility was prepared by Netherland Sewell. Netherland Sewell, after geological and mechanical modeling, reported the reservoir at the B1 horizon as suitable for natural gas storage. The design capacity of the storage field contemplates incremental increases in capacity over three seasons. The first season capacity is 25 BCF (billion cubic feet), second season capacity is 40 BCF and third season onward is 50 BCF. The design proposes that natural gas be injected into the reservoir at 350 MMCFD(million cubic feet per day) at pressures from 2,400 psi up to 3,200 psi. Extraction flows of natural gas will be kept at 500 MMCFD to maintain structural integrity of the reservoir. The storage facility plans call for 22 injection and extraction wells. The above ground facilities will include compression stations.

We submitted the storage permit to the CRE on August 5, 2005 and it was accepted for full review on October 14, 2005. Several unique questions are presented by the filing of this permit due to the proposed location and the lack of previous storage permit applications having been considered by CRE. As a result, management has no reliable estimate concerning when this permit application will be presented for decision by staff to the CRE Commissioners.

The proposed Offshore LNG Regasification Station will be based on technology developed by the Norwegian company TORP Technology. It utilizes an unmanned floating station called a HiLoad. It has a peak capacity of 1.4 BCFD (billion cubic feet per day). This technology permits any LNG carrier vessel to connect and carry out regasification operations without any vessel modifications. It utilizes LNG vaporizers of the shell and tube type, with sea water as the heating medium. The LNG station will be located no less than 40 nautical miles from the coast at a depth of 450 feet. A support station with a power generation system and central control will be located on-shore. A buoy will support the mooring of the LNG carrier vessels. Electrical power cables, control umbilicals and pipelines will connect the HiLoad to the on-shore support station.

There are significant challenges for the natural gas supply to the power generation industry in Northeastern Mexico. We believe the CFE has taken a proactive role in this region with a view to substantially improving the reliability, flexibility and pricing of the natural gas supply. Presently, there are three LNG regasification projects permitted or under construction in Mexico at Altamira, Rosarito and Manzanillo. Additionally, there new electrical generation plants and associated pipelines under construction. The CFE has forecasted natural gas demand growth in the region from 2004 through year 2013. The CFE forecasts gas demand will increase from 1.7 BCFD in 2004 to 4.2 BCFD in 2013. Natural gas storage facilities in northern Mexico will provide a reliable, flexible gas supplies while creating conditions for competitive natural gas pricing.

With the assistance of our financial advisory firm , we have determined that financing of the project should be possible under a commercial structure acceptable to debt providers that would involve long-term capacity reservation agreements with creditworthy counterparties for each constituent element of the project. Another essential factor that is critcal for the project's ability to raise debt financing is the ability of Terranova to attract equity capital from strategic and/or financial investors in the amounts which are likely to be required by debt providers. Our financial advisory firm has assisted us in making presentations of the project to the potential strategic and financial equity investors. We have received positive feedback from several such parties. On this basis, we could conclude that the project, in its currently envisioned configuration, could attract considerable equity capital from the potential investors. Investor appetite will depend on our ability to obtain an commercial structure, relevant permits and other regulatory approvals and the fulfillment of other conditions standard for non-recourse project financing.

We have undertaken a risk analysis of the project and have identified the following project specific risks:

         Construction Risks:
                  -        Delays in completion within the budget
                  - Failure of the EPC contractor to meet the required contractual performance levels

         Operating Risks:
                  -        Project   performing   below   expected   levels   of
                           efficiency
                  - Increased operating costs due to insufficiency of technology
                  - Delays due to inclement weather, breakdown or failure of equipment and third party risks

         Market risks:
                  -        Cushion gas price exposure

         Regulatory risks:
                  -        Inability  of  Terranova  to  obtain  the   necessary
                           permits and/or rights of way
                  - Changes in the regulatory conditions and requirements may directly affect the profitability of the project

         Environmental risks:
                  - The construction and operation of the project may result in adverse environmental or social impact, which could delay completion of the construction, curtail operation and result in payments of fines or remediation.

         Inflation risks:
                  - Increased operating costs adversely affecting the project's earnings

         Financial risks:
                  -        Interest rate risk
                  -        Foreign exchange risk

         Political risks:
                  - The risks of expropriation, nationalization, inability to obtain foreign exchange and transfer it outside of the project country. (Also see "Sovereign Risk" section in Risk Factors)

While the above risks are typically dealt with through contractual mechanisms in project finance and other documents, no assurance can be had that these risks will be successfully mitigated.

RECENT DEVELOPMENTS
-------------------

Financing Transaction

On January 20, 2006, the Company entered into Securities Purchase Agreements (the "Agreements) with seven accredited investors (collectively, "Purchasers or Holders"). The original Holders included Palisades Master Fund, L.P., PEF Advisors, Crescent International, Ltd., Double U Master Fund, L.P., JGB Capital, L.P. and Nite Capital, L.P., and RHP Master Fund, Ltd. Palisades subsequently acquired PEF Advisors interests in the Agreements.

We sold $6,569,750 Dollars, in the aggregate principal amount, of discounted convertible debentures ("Debentures") and Series A and Series B Warrants to purchase common stock ("Warrants") for an aggregate payment of $5,396,098 after deduction for the interest discount. The Company paid an 8% commission to the placement agent, HPC Capital Management, LLC, a registered broker-dealer. The Company granted HPC Capital Management Series A Common Stock Purchase Warrants as additional transaction compensation. The Company received net proceeds of $4,949,291.88 after deduction of legal costs, commissions and interest discount. We intend to use the proceeds for working capital.

The sale of these securities required the Company to increase its authorized common stock capital because it had insufficient authorized capital to comply with all of the Debenture conversion and Warrant exercise provisions contained in the Transaction Documents. We have reserved 9,000,000 common shares of our unissued authorized common stock capital for the transaction. On April 17, 2006, an amendment to the articles of incorporation of the Company was approved via written consent in lieu of a special meeting of the shareholders of the Company and on April 19, 2006, the Company amended its articles of incorporation by increasing its authorized common stock capital from One Hundred Million (100,000,000) shares, par value $0.001 per share to Two Hundred Fifty Million (250,000,000) shares, par value $0.001 per share, thus satisfying the requirements of the financing documents.

We agreed to file a registration statement. We filed a registration statement on Form SB-2 and later converted to Form S-1 with the U.S. Securities and Exchange Commission ("SEC") to register the common stock underlying the Debentures and Warrants.

The Debentures are Original Issue Discount Convertible Debentures with an aggregate face amount of $6,569,750. The purchasers paid an aggregate principal sum of $5,396,098. The face amount of the Debentures is due January 20, 2008. The difference between the face amount and the aggregate principal paid represents the interest expense. The Debenture Holder may convert all or part of the Debenture face amount into shares of Tidelands common stock at any time at an initial conversion rate of $0.87 per share.

The Purchasers have agreed to restrict their ability to convert their Debentures or Exercise their Warrants and receive our shares such that the number of shares of common stock held by each of them individually in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding Company common shares. This beneficial ownership limitation may be waived by the Holder.

Subject to specific terms and conditions in the Debenture, the Company has the option to force conversion of the Debentures into common shares if the Company's share price as quoted on the Over-the-Counter Electronic Bulletin Board exceeds 250% of the then Conversion Price for a period of time based on a Volume Weighted Average Price (VWAP) formula. The VWAP share price must exceed this 250% price for at least 20 consecutive Trading Days.

The conversion price will be subject to adjustment for corporate events, such as stock splits, stock dividends, and stock combinations, as more specifically outlined in the transaction documents.

We granted the Purchasers Series A Common Stock Purchase Warrants (Series A Warrants) to purchase 2,491,974 shares of our common stock at $0.935 per share. We also granted HPC Capital Management 65,697 Series A Common Warrants to purchase our common stock at $0.935 per share.

The Series A Warrants may be exercised immediately by the Purchasers and terminate on January 20, 2009.

Subject to specific terms and conditions in the Series A Warrant including an effective registration statement registering underlying shares, the Company has the call option to force conversion of this Warrant into common shares if the Company's share price as quoted on the Over-the-Counter Electronic Bulletin Board exceeds 250% of the then effective Exercise Price for a period of time based on a Volume Weighted Average Price (VWAP) formula. The VWAP share price must exceed this 250% threshold price for at least 20 consecutive Trading Days.

If at any time after one year from the date of issuance there is no effective registration statement registering, or no current prospectus available for the resale of the underlying shares, then this Warrant may also be exercised by means of "cashless exercise" as determined by a formula described in the Warrant.

The exercise price will be subject to adjustment for corporate events, such as stock splits, stock dividends, and stock combinations, as more specifically outlined in the transaction documents.

We granted the Purchasers Series B Common Stock Purchase Warrants ("Series B Warrants") to purchase 7,551,432 shares of our common stock at $1.275 per share. The Purchasers have the right to exercise the Series B Warrants commencing at any time on, or after January 20, 2007 and on, or before February 19, 2007.

Subject to specific terms and conditions in the Series B Warrant, including an effective registration statement registering underlying shares, the Company has the option to force the exercise of this Warrant into common shares if the Company's share price as quoted on the Over-the-Counter Electronic Bulletin Board exceeds 150% of the then effective Exercise Price for a period of time based on a Volume Weighted Average Price (VWAP) formula. The VWAP share price must exceed this 150% threshold price for at least 20 consecutive Trading Days.

If at any time after one year from the date of issuance there is no effective registration statement registering, or no current prospectus available for the resale of the underlying shares, then this Warrant may also be exercised by means of "cashless exercise" as determined by a formula described in the Warrant.

The exercise price will be subject to adjustment for corporate events, such as stock splits, stock dividends, and stock combinations, as more specifically outlined in the transaction documents.

We have granted the Purchasers and HPC Capital Management registration rights on the shares underlying the Debentures and the Warrants. The Common Stock underlying the Debentures and Warrants will be registered under the Securities Act of 1933, as amended, for re-offer and re-sale by the Purchasers and HPC Capital Management.

If the Company failed to timely file a registration statement or was unable to have the registration statement declared effective by the SEC within the stated periods of time, this would trigger a default and be subject to among other things, acceleration of the Debentures, at the Purchasers' options, additional default interest payment and monetary liquidated damages. The liquidated damages will be capped at 20% of the Debentures face amounts.

The registration provisions of the Agreements required the Company to have the registration statement declared effective by the Securities and Exchange Commission on, or before June 20, 2006, ("Effectiveness Deadline"), or pay liquidated damages until the registration statement was declared effective. On June 20, 2006, the company was obligated to pay liquidated damages to the Holders, however did not pay all of the holders timely. Failure to timely pay these liquidated damage sums constituted an event of default. The Company has paid all of the Effectiveness Deadline liquidated damage sums to each Holder, albeit untimely. However, prior to these payments, on September 20, 2006, one Holder, RHP Master Fund, Ltd. ("RHP") gave the Company its notice of election accelerating payment of the RHP Debenture at the Mandatory Default Amount. Under the Debenture terms defining default events, a Holder may elect to declare the aggregate principal Debenture amount, together with other amounts owing to the date of acceleration, immediately due and payable in cash at the Mandatory Default Amount. In the RHP case, the elected Mandatory Default Amount was 130% of the aggregate principal amount of the Debenture. On September 22, 2006, the Company paid RHP the sum of $791,375 thereby discharging the RHP debenture obligation. On September 26, 2006, Palisades Master Fund, L.P. ("Palisades") gave the Company its notice of election accelerating payment of the Palisades Debenture at the Mandatory Default Amount asserting a cross default event triggered by the RHP Master Fund, Ltd. Notice of Default Event received by the Company on September 20, 2006. On September 27, 2006, Company entered into a Waiver and Amendment Agreement with Palisades and all of the remaining Debenture Holders, which included Crescent International, Ltd., Double U Master Fund, L.P., JGB Capital, L.P. and Nite Capital, L.P. We issued the Holders 2,828,304 shares in consideration for the Waiver and Amendment Agreement. The Company agreed to register these shares with the Securities and Exchange Commission and this registration statement has been prepared and filed for this purpose.

Esperanza Energy LLC

Esperanza Energy LLC ("Esperanza") was formed as a wholly owned subsidiary of the Company in March 2006 to evaluate the feasibility of developing an offshore, deep-water liquefied natural gas (LNG) regas terminal in the offshore waters near Long Beach, California. Esperanza would utilize TORP Technology's HiLoad LNG Regas unit which attaches to an LNG tanker, directly vaporizes the LNG as it is offloaded and injects the regasified natural gas into an undersea pipeline for transportation of the natural gas to onshore metering stations and transmission pipelines to supply nearby gas markets. The TORP HiLoad LNG Regas unit eliminates the need for extensive above-ground storage tanks or large marine structures required for berthing and processing of the LNG.

Esperanza is conducting the feasibility study for this project with the assistance of best-in-class LNG, environmental, pipeline and legal experts that include:

         o David Maul, former Manager of the California Energy Commission Natural Gas Office,

         o ENTRIX, Inc., a professional environmental consulting company specializing in environmental permitting and compliance for major offshore oil and gas projects in California and the United States,

         o        Project  Consulting  Services,  Inc., a leader in engineering,
                  construction,   management,  and  inspection  of  onshore  and
                  offshore pipelines, and

         o Pillsbury Winthrop Shaw Pittman, LLP, an interdisciplinary law firm with leading practices in environmental, land use and energy legal advice and in project development and finance.

         Active consultations continue with California stakeholders, commercial counterparties, financial investors, and the above mentioned team regarding the optimal design and operational configuration of the project. A primary objective of the project feasibility study is to design the project to exceed California environmental, public health and safety requirements.


Sonora Pipeline LLC and Terranova Energia, S. de R.L. de C.V. The cross-border gas pipeline and storage development activities of the above entities to establish the Burgos Hub Export/Import project progressed forward in two principal areas:

Permitting Activities -
Sonora Pipeline, LLC continued its efforts to finish all activities necessary to move from NEPA pre-filing status to a submission for Certification for its two International Pipeline U.S. segments, the Progreso International Pipeline and the Mission International Pipeline. Sonora believes it has filed all needed revisions to the Draft Environmental Report for both pipeline segments with FERC for purposes of the NEPA Environmental Assessment requirements. The Progreso International Pipeline is the eastern leg of the U.S. pipelines which will interconnect with the Tennessee Gas Pipeline transmission lines at the Alamo Station and deliver natural gas to the Brasil Storage facility approximately 17 miles south of the U.S./Mexico border at Progreso, Texas. The Mission International Pipeline segment was re-designed in the first quarter of 2006 due to a routing conflict with a fiber optic line. It will be approximately 24 miles long and will commence at the existing HPL Valero-Gilmore gas plant in Hidalgo County, Texas and extend southward to the Arguelles crossing of the Rio Grande River into Mexico near the city of Mission, Texas. We anticipate the issuance of an Environmental Assessment by the staff of FERC in the third quarter of 2006 to be followed by a complete application for a Certificate of Public Convenience and Necessity to construct, own, operate and maintain the proposed pipelines. The current catalog of FERC correspondence for Sonora's activities is located at www.ferc.gov under Docket No. PF05-15.

On May 23, 2006, Terranova Energia, S. de R.L. de C.V. ("Terranova"), a wholly owned subsidiary of the Company was awarded a permit by the Comision Reguladora de Energia de Mexico ("CRE") to construct its 30 inch diameter natural gas pipeline segment in Mexico to link to the Sonora Pipeline LLC United States pipelines and Terranova's proposed underground natural gas storage facility in the Brasil field (located approximately 17 miles south of Nuevo Progreso on the U.S./Mexico border in Texas). Terranova submitted the application for the storage facility permit to the CRE on August 5, 2005 and it was accepted for full review on October 14, 2005. Several unique questions are presented by the filing of this permit due to the proposed location and the lack of previous storage permit applications having been considered by the CRE. The CRE has recently selected GEOSTOCK (an entity owned 50% by Total, 25% by BP, and 25% by Entrepose Contracting) as its technical consultant to review the storage facility permit application. GEOSTOCK is an international engineering group with over 40 years experience in the design, construction and operation of all types of underground storage facilities for liquid, liquefied or gaseous hydrocarbons. The technical review of the permit application is expected to be completed by the end of 2006. Management expects the storage permit application will be presented for decision by staff to the CRE Commissioners in the first quarter of 2007.

Commercial Activities -
The Company continues to present the pipeline and storage segments of the Burgos Hub Export/Import project to commercial audiences in efforts to solicit their interest and participation in the project at various levels. There have been numerous introductory meetings with staff of the CFE and the Monterrey industrial consumers of natural gas with a view toward clarifying their need and usage of the proposed project facilities. Future efforts will concentrate on the development and negotiation of precedent agreements for capacity reservation of the project facilities. Preliminary evaluation of demand for storage capacity reservation based upon direct discussion with the various customers is conservatively estimated at 40 Bcf for the market area influenced by the project. Similarly, several discussions continue with interested parties in the U.S. and Mexico regarding the execution of a joint development agreement between Terranova and their firms for the funding, development and ownership of the project.

RESULTS OF OPERATIONS
---------------------

SIX MONTHS ENDED JUNE 30, 2006 COMPARED WITH SIX MONTHS ENDED JUNE 30, 2005
---------------------------------------------------------------------------

REVENUES: The Company reported revenues of $1,209,018 for the six months ended June 30, 2006 as compared with revenues from continuing operations of $968,611 for the six months ended June 30, 2005. The revenue increase resulted primarily from increasing revenues of Sonterra Energy Corporation due to an increase in total customers served and product prices in the first six months of 2006 versus the first six months of 2005.

TOTAL COSTS AND EXPENSES: Total costs and expenses from continuing operations decreased from $11,187,489 for the six months ended June 30, 2005 to $4,926,953 for the six months ended June 30, 2006. The principal reason for this amount of decrease was the lack of expense for Beneficial Conversion Feature Interest and Impairment Loss in the six months ended June 30, 2006 versus the six months ended June 30, 2005.

COST OF SALES: Total Cost of Sales increased from $415,248 for the six months ended June 30, 2005 to $583,279 for the six months ended June 30, 2006. This increase resulted from the increased cost and volume of propane sold by Sonterra Energy Corporation in the six months ended June 30, 2006 versus June 30, 2005.

OPERATING EXPENSES: Operating expenses from continuing operations increased from $129,137 for the six months ended June 30, 2006 to $184,118 for the six months ended June 30, 2006. This increase was primarily due to additional operating expenses incurred by Sonterra Energy Corporation in its operations for the period which were not present in the comparative six months for 2005. Depreciation expense declined in the first six months of 2006 versus the first six months of 2005, decreasing from $236,395 for the six months ended June 30, 2005 to $231,802 for the six months ended June 30, 2006 reflecting a minor decrease in depreciable assets for the respective periods due to impairment charges.

INTEREST EXPENSE: Interest expense increased from $393,860 for the six months ended June 30, 2005 to $485,009 for the six months ended June 30, 2006 as a result of interest rate increases related to the note owed to Impact International LLC. No expense for Beneficial Conversion Feature Interest was recorded for the six months ended June 30, 2006 as compared to $135,789 for the six months ended June 30, 2005 (as restated). The market price for the Company's common stock at the relevant measurement dates during the six months ended June 30, 2006 was less than the conversion price for the debentures issued on January 20, 2006. Accordingly, there was no benefit to the holders of the debentures in the event of conversion during those periods and no beneficial conversion interest charge was recorded.

SALES, GENERAL AND ADMINISTRATIVE: Sales, General & Administrative Expenses decreased by $1,234,325 during the six months ended June, 2006 to a total amount of $3,442,745 as compared $4,677,070 for the six months ended June 30, 2005. This decrease was due primarily to the absence of financing costs paid to Impact International LLC during the period ended June 30, 2006 as compared to financing costs of $1,272,500 paid to Impact International LLC during the period ended June 30, 2005.

IMPAIRMENT LOSS: No expense for impairment loss was recorded for the six months ended June 30, 2006 compared to $5,200,000 of impairment of goodwill recorded as a loss for the period ended June 30, 2005.

DERIVATIVE GAIN: Gain from embedded derivative instrument liabilities decreased from ($5,168,000) for the six months ended June 30, 2005 (as restated) to zero for the six months ended June 30, 2006. The warrants issued in connection with the January 20, 2006 financing had an exercise price that was greater the fair market value of the Company's common stock at the relevant measurement dates. Accordingly, no derivative gain or reduction in liability for the issuance of the warrants in this financing transaction was recorded for the six months ended June 30, 2006.

NET LOSS: Net loss of ($4,984,404) for the six months ended June 30, 2005 (as restated) decreased to ($3,656,196) for the six months ended June 30, 2006, a decrease in the amount of loss of $1,328,208. The principal reason for this amount of decline in net loss was the reduction in Sales, General and Administrative Expenses achieved in the six months ended June 30, 2006 versus the six months ended June 30, 2005.Included in the net loss of ($3,656,196) for the six months ended June 30, 2006 is $1,499,300 of expenses for employment contract costs and legal fees paid by issuance of common stock.

LIQUIDITY AND CAPITAL RESOURCES: With regard to liquidity and adequacy of capital resources, management believes that adequate liquidity and cash resources exist to sustain current corporate activities for the remainder of the fiscal year. However, in the event that a decision to proceed with the offshore LNG regas terminal project in Southern California is made during the upcoming months, additional funding for the permit process will be needed. Management will evaluate the required budget and funding alternatives for such an effort as an integral part of the project feasibility study underway. Direct capital expenditures during the six months ended June 30, 2006 totaled $1,383,436. The capital expenditures were composed of increased pre-construction costs regarding potential international pipeline crossings and storage facilities in Mexico, pre-construction costs regarding an offshore LNG terminal in Southern California, and additional machinery, equipment, trucks, autos and trailers for the operation of the Sonterra Energy Corporation propane systems. Total debt increased from $5,722,322 at December 31, 2005 to $ 11,866,198 at June 30, 2006.
The increase in total debt is due primarily to the issuance of $6,569,750 of convertible debentures in the financing transaction of January 20, 2006. Net loss for the six months ended June 30, 2006 was ($3,656,196) a decrease in net loss of 27% from the net loss of ($4,984,404) for the six months ended June 30, 2005. Basic and diluted net loss per common share decreased 28.6% to ($0.05). The net loss per share calculation for the six months ended June 30, 2006 included an increase in actual and equivalent shares outstanding.


YEAR ENDED DECEMBER 31, 2005 COMPARED WITH YEAR ENDED DECEMBER 31, 2004
-----------------------------------------------------------------------

REVENUES: The Company reported revenues of $1,861,323 for the twelve months ended December 31, 2005 as compared with revenues from continuing operations of $1,883,838 for the twelve months ended December 31, 2004. The primary differences in year to year results occurred from the conversion of Reef Ventures, L.P. income from gas sales to transportation fees. In the year ended December 31, 2005, Reef Ventures sold no natural gas ($0) compared to $1,323,459 of gas sales for the twelve months ended December 31, 2004. However, Reef Ventures, L.P. increased transportation fees to $231,077 for the twelve months ended December 31, 2005 compared to transportation fees of $76,767 for the twelve months ended December 31, 2004, an increase of $154,310. In addition, the mix of revenues earned by Sonterra Energy Corporation showed a significant change in terms of propane gas sales due to the reporting of a full year of operations in 2005 versus three months for the 2004 year. Propane sales for Sonterra Energy Corporation for the twelve months ended December 31, 2005 were $1,494,679 compared to sales of $400,637 for the twelve months ended December 31, 2004, an increase of $1,094,042. Construction service revenues for Sonterra Energy Corporation increased to $135,567 for the twelve months ended December 31, 2005 compared to $82,975 for the twelve months ended December 31, 2004, an increase of $52,592.

TOTAL COSTS AND EXPENSES: Total costs and expenses from continuing operations decreased from $31,626,135 for the twelve months ended December 31, 2004 (as restated) to $15,171,916 for the twelve months ended December 31, 2005. The most significant decreases occurred in Beneficial Conversion Feature Interest, Sales, General and Administrative and Impairment Losses. Each of the decreases in these categories of expenses resulted primarily from results related to the matters discussed in Footnotes 1 and 2 of the financial statements for the year ended December 31, 2005 and as described in the related sections below.

COST OF SALES: Total Cost of Sales decreased from $1,508,891 for the twelve months ended December 31, 2004 to $1,003,386 for the twelve months ended
December 31, 2004. Due to the conversion of Reef Ventures, L.P. to a transportation arrangement for its business versus the purchase and sale of natural gas, its cost of sales decreased from $1,299,518 for the twelve months ended December 31, 2004 to zero ($0) for the twelve months ended December 31, 2005. Cost of sales for Sonterra Energy Corporation rose from $209,373 for the twelve months ended December 31, 2004 to $1,003,386 for the twelve months ended December 31, 2005, an increase of $794,013. As stated in the Revenue discussion above, this increase was primarily the result of twelve months of operations reported in 2005 versus only three months of operations reported in 2004.

OPERATING EXPENSES: Operating expenses from continuing operations which are expenses related to the operation of Company assets in an active business segment increased from $99,665 for the twelve months ended December 31, 2004 to $202,766 for the twelve months ended December 31, 2005 which is a total increase of $103,101. This increase was primarily from the operating expenses incurred by Sonterra Energy Corporation. Depreciation expense increased from $244,889 for the the twelve months ended December 31, 2004 to $485,481 for the twelve months ended December 31, 2005 due to a full year of depreciation being incurred in the 2005 year versus seven months of depreciation expense in 2004 on the natural gas pipeline owned by Reef Ventures, L.P. and the depreciable assets acquired by Sonterra Energy Corporation for the operation of the residential propane distribution systems in Austin, Texas.

INTEREST EXPENSE: Interest expense increased from $300,566 during the twelve months ended December 31, 2004 to $611,363 primarily due to twelve months of carrying cost in 2005 for the debt incurred to acquire the natural gas pipeline owned by Reef Ventures, L.P. versus seven months of interest cost reported in the 2004 acquisition year for these assets. As described in Footnote 2, the Company has restated its December 31, 2004 financial statements and all subsequent quarterly financial statements to account for the cost of the embedded beneficial conversion feature inherent in the convertible notes issued to the MAG Capital, LLC investors on November 18, 2004. This beneficial conversion feature represents the difference between the conversion price for the debentures and the fair market value of the common stock at the commitment date and subsequent quarterly measurement dates. This discount was charged to interest expense because the conversion feature is at the option of the holder and can be exercised at any time. The Company has accordingly recognized interest expense in its restated December 31, 2004 financial statements in the amount of $3,092,105 and ($756,329) for the twelve months ended December 31, 2005. The negative figure for 2005 interest expense recognizes the fluctuation in the market price of the common stock into which the notes are converted at the quarterly measurement dates. The interest cost associated with the issuance and conversion of these debentures due to this beneficial conversion feature is limited to the relevant 2004 and 2005 years due to the completed conversion of all the debentures into common stock in the fourth quarter of 2005.

SALES, GENERAL AND ADMINISTRATIVE: Sales, General and Administrative expense for the restated twelve months ended December 31, 2004 was $11,022,019. This amount includes restated amounts for stock issued for services and finance costs associated with the valuation of stock issued as part of the Impact International LLC acquisition in 2004. Sales, General & Administrative expenses for the twelve months ended December 31, 2005 was $8,033,249 which is a decrease of $2,988,770 as compared to the twelve months ended December 31, 2004. During 2005, the Company recognized significant decreases in consulting fees and finance costs which were offset by increased employee expenses, board of director compensation, and overhead from full year operations of Sonterra Energy Corporation in 2005.

IMPAIRMENT LOSSES: As described in Footnote 1, the Company has recognized impairment of goodwill recorded in connection with the Impact International LLC acquisition in the amount of $5,200,000 and the impairment of the carrying value of the Chittim gas plant owned by Rio Bravo Energy LLC and the gas pipeline system connecting to the Chittim gas plant owned by Sonora Pipeline LLC in the amount of $392,000 for the twelve months ended December 31, 2005.

GAIN ON REDUCTION OF WARRANT LIABILITY: As part of the Impact International LLC acquisition in the year ended December 31, 2004, the Company issued warrants at a conversion price less than the fair market value of the common stock issueable upon the exercise of those warrants. Accordingly, the Company has restated its December 31, 2004 financial statements to recognize both the additional goodwill and the related warrant liability associated with that acquisition. An evaluation of the difference between the price of the common stock and the warrant exercise price on a quarterly basis was performed resulting in the Gain on Reduction of Warrant Liability amounts shown in the restated December 31, 2004 financial statements ($15,390,000) and the amount shown in the December 31, 2005 financial statements ($5,168,000). The warrants originally issued in connection with this acquisition have been exercised and all common stock related to their exercise has been issued as of the end of the year December 31, 2005.

NET LOSS FROM OPERATIONS: Net loss of ($14,302,037) for the twelve months ended December 31, 2004 decreased to ($7,662,904) for the twelve months ended December 31, 2005, a decrease in the amount of loss of $6,639,133. Included in the net loss from operations is $4,022,525 of expenses for financing costs, investor relations fees, legal fees, director fees and employee compensation paid by issuance of common stock.

YEAR ENDED DECEMBER 31, 2004 COMPARED WITH YEAR ENDED DECEMBER 31, 2003
-----------------------------------------------------------------------

REVENUES: The Company reported revenues of $1,883,838 for the twelve months ended December 31, 2004 as compared with revenues from continuing operations of $178,856 for the twelve months ended December 31, 2003. The revenue increase resulted primarily from the acquisition of a 98% interest in Reef Ventures, L.P. which owns and operates a natural gas pipeline serving the Piedras Negras, Coahuila market. Natural gas sold ($1,323,459) and transportation fees ($76,767) charged from these operations totaled $1,400,227 for the twelve months ended December 31, 2004. Sales of propane by Sonterra Energy Corporation to its residential customer base ($363,413), service call income for its customers ($34,373), and installation income for new yard lines and meter sets ($2,850) totaled to $400,636 for the twelve months ended December 31, 2004. A new revenue source from Sonterra Energy Corporation was construction services related to propane main lines and tank sites for subdivisions under development, which resulted in $82,975 of revenues for the twelve months ended December 31, 2004. Other Revenues decreased by $178,856 for the twelve months ended December 31, 2004 as compared to the twelve months ended December 31, 2003.

TOTAL COSTS AND EXPENSES: Total costs and expenses from continuing operations increased from $3,061,068 for the twelve months ended December 31, 2003 to $31,626,135 for the twelve months ended December 31, 2004. Each category of cost and expense increased significantly due to the rapid growth in assets and operation expenses experienced by the Company during the twelve months ended December 31, 2004. Cost of Sales increased from $0 for the twelve months ended December 31, 2003 to $1,508,891 for the twelve months ended December 31, 2004. Operating Expenses increased from $27,767 for the twelve months ended December 31, 2003 to $99,665 for the twelve months ended December 31, 2004. Depreciation Expense increased from $43,006 for the twelve months ended December 31, 2003 to $244,889 for the twelve months ended December 31, 2004. Interest Expense increased from $53,163 for the twelve months ended December 31, 2003 to $3,392,671 for the twelve months ended December 31, 2004. Each of these increases resulted primarily from growth related to the acquisition of 98% of the partnership interest in the Reef Ventures, L.P. international pipeline operations and the acquisition of the residential propane sales business near Austin, Texas by Sonterra Energy Corporation. However, $3,092,105 of the increase in Interest Expense for the year ended December 31, 2004 was from the recognition of Beneficial Conversion Feature interest expense associated with the November 18, 2004 financing transaction in which convertible notes were issued to affiliates of MAG Capital, LLC. General and Administrative Expenses increased from $2,937,132 for the twelve months ended December 31, 2003 to $11,022,019 for the twelve months ended December 31, 2004 due to the startup and initial operation of the additional business units mentioned above, the addition of additional directors and officers combined with the increased use of stock based compensation in the employment agreements of officers, and the expenses for expanded Company operations associated with the development of new midstream energy projects in the U.S. and Mexico during that period.

COST OF SALES: Total Cost of Sales increased from $0 for the twelve months ended December 31, 2003 to $1,508,891 for the twelve months ended December 31, 2004. Cost of sales increased by $1,299,518 for the purchase cost of natural gas resold thru our international pipeline operated by Reef Ventures, L.P. and by $209,373 for the purchase cost of propane, meter sets and yard lines sold to residential customers by Sonterra Energy Corporation.

OPERATING EXPENSES: Operating expenses from continuing operations increased from $27,767 for the twelve months ended December 31, 2003 to $99,665 for the twelve months ended December 31, 2004 which is a total increase of $71,898. This increase was due to the operating expenses incurred for the international pipeline crossing operated by Reef Ventures, L.P. and the operating expenses incurred by Sonterra Energy Corporation. Depreciation expense increased by $201,883 during the twelve months ended December 31, 2004 due to the acquisition of the natural gas pipeline owned by Reef Ventures, L.P. and the depreciable assets acquired by Sonterra Energy Corporartion for the operation of the residential propane distribution systems in Austin, Texas. Interest expense increased by $3,339,508 during the twelve months ended December 31, 2004 due to the debt incurred to acquire the natural gas pipeline owned by Reef Ventures, L.P. and the issuance of convertible debt to entities associated with the MAG Capital LLC.

SALES, GENERAL AND ADMINISTRATIVE: Sales, General & Administrative Expenses increased by $8,084,887 during the twelve months ended December 31, 2004 as compared with Sales, General and Administrative expenses for the twelve months ended December 31, 2003. Officers & Directors Salaries & Fees increased by $1,605,973 during the twelve months ended December 31, 2004 as compared to the twelve months ended December 31. 2003 as a result of the addition of one director and two officers to the Company combined with the increased use of stock based compensation in the employment agreements of officers and directors. Consulting fees, legal fees, and financing fees increased by $5,960,039 for the twelve months ended December 31, 2004 as compared with the twelve months ended December 31, 2003. This increase resulted primarily from the use of stock based compensation for these services during a period of higher common stock prices. The remaining increase in G & A costs of $518,875 for the twelve months ended December 31, 2004 was from increases in travel costs, office rent, insurance premiums, entertainment, and payroll plus other expenses associated with additional employees. The significant expansion of scope in the business plan for the Company and the need to conserve cash working capital for certain project predevelopment costs required the use of significant issuances of stock for general and administrative expenses during the twelve months ended December 31, 2004.

GOODWILL IMPAIRMENT LOSS: In connection with the acquisition of the Impact International LLC partnership interests in May 2004, the Company issued warrants to the sellers of the partnership interests at a conversion price that required the establishment of an asset and offsetting liability account to account for the difference in the strike price of the warrants versus the price of the common stock issuable as of the date of issue on May 24, 2004. The original amount of $20,558,000 was determined under the procedures of EITF 00-19 (utilizing the Black-Scholes option pricing method) and was recorded as Goodwill in connection with the acquisition on the Company's books for the period ended June 30, 2004. At December 31, 2004, the Company reviewed the value of the Goodwill from the Impact acquisition and after applying the recognition and measurement guidelines stated in SFAS 142 "Goodwill and Other Intangibles" determined that an impairment charge to Goodwill of $15,358,000 was necessary.

GAIN ON REDUCTION OF WARRANTS LIABILITY: As described in the preceding section, a liability for the warrants issued and outstanding at May 24, 2004 was recorded in accordance with EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled In, A Company's Own Stock". As a result of the mark to market process called for in that guidance, the Company determined that a reduction in warrants liability and corresponding gain in the amount of $15,390,000 should be recorded at December 31, 2004.

NET LOSS: Net loss of ($1,348,481) for the twelve months ended December 31, 2003 increased to ($14,302,037) for the twelve months ended December 31, 2004, an increase in the amount of loss of $12,953,556. Included in the net loss from operations is $9,327,818 of expenses for financing costs, consulting fees, legal fees, and employee compensation paid by issuance of common stock.


FORWARD-LOOKING STATEMENTS:

We have included forward-looking statements in this report. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward looking statements. Without limiting the foregoing, words such as "may", "will", "expect", "believe", "anticipate",
"estimate", "plan" or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.
These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors.
Factors that might cause forward-looking statements to differ materially from actual results include, among other things, overall economic and business conditions, demand for the Company's products, competitive factors in the industries in which we compete or intend to compete, natural gas availability and cost and timing, impact and other uncertainties of our future acquisition plans.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK:

Cash and Cash Equivalents

         We  have  historically  invested  our  cash  and  cash  equivalents  in short-term,  fixed rate,  highly rated and highly liquid  instruments  which are
reinvested  when  they  mature  throughout  the  year.   Although  our  existing
investments are not considered at risk with respect to changes in interest rates or markets for these instruments,  our rate of return on short-term  investments could be affected at the time of reinvestment as a result of intervening events.
As of June 30, 2006, we had cash and cash equivalents aggregated $3,312,026.

         The Company does not issue or invest in financial instruments or their derivatives for trading or speculative purposes. The operations of the Company are conducted primarily in the United States, and, are not subject to material foreign currency exchange risk. Although the Company has outstanding debt and related interest expense, market risk of interest rate exposure in the United
States is currently not material.

Debt

         The interest rate on our Impact International debt obligation is generally determined based on the prime interest rate plus two percent and may be subject to market fluctuation as the prime rate changes.


                              SELLING SHAREHOLDERS

The following table provides certain information about the selling shareholder's beneficial ownership of our common stock as of September 30, 2006 and as adjusted to give effect to the sale of all of the shares being offered by this prospectus.

The number of shares that Palisades Master Fund, Crescent  International,  Ltd.,
Double U Master Fund, LP, JGB Capital, LP, Nite Capital, LP and RHP Master Fund,
Ltd ("Purchasers"), will own at any time are subject to limitation in the governing agreements for the Debentures and Warrants, respectively, so that the aggregate number of shares of common stock of which such selling stockholder and all persons affiliated with such selling stockholder (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) does not at any time exceed 4.99% of our then outstanding common stock.

The following table identifies the selling stockholders and indicates (i) the nature of any position, office or other material relationship that each selling stockholder has had with us during the past three years (or any of our predecessors or affiliates) and (ii) the number of shares and percentage of our outstanding shares of common stock owned by the selling stockholder prior to the offering, the number of shares to be offered for the selling stockholder's account and the number of shares and percentage of outstanding shares to be owned by the selling stockholder after completion of the offering.

Table 1.
--------------------- -------------- ------------- --------------- -------------- ------------
Name of Selling       Shares          Percent of    Maximum         Shares        Percent of
Shareholder           Beneficially    Class of      Number of       Beneficially  Class of
                      Owned Before    Shares        Shares to be    Owned After   Shares Owned
                      Offering (A)    Owned         Sold in this    the Offering  After this
                                      Before the    Offering        (B)           Offering (C)
                                      Offering
--------------------- -------------- ------------- --------------- -------------- ------------
Palisades Master       13,198,308      4.99%          2,000,000       -0-            -0-
Fund (1)
--------------------- --------------  ------------- --------------- -------------- ------------
Crescent               1,934,706       2.28%            304,375       -0-            -0-
International,
Ltd.(2)
--------------------- -------------- ------------ ---------------  -------------- ------------
Double U Master
Fund, LP(3)           967,295          1.14%             152,179       -0-            -0-
--------------------- -------------- ------------- --------------- -------------- -------------
JGB Capital, LP(4)    1,589,081        1.87%             250,000       -0-            -0-
--------------------- -------------- ------------- -------------   ----------- ----------------
Nite Capital, LP(5)   773,882          0.92%             121,750       -0-            -0-
--------------------- -------------- ------------- -------------   ----------- ----------------
Total                 18,463,272      21.84%           2,828,304
--------------------- -------------- -------------   ------------ -------------- --------------

(A) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage of beneficial ownership is based on 84,537,270 shares of common stock outstanding as of September 30, 2006.

(B) Assumes that the selling shareholder will sell all of the shares of the common stock offered by this prospectus. We cannot assure you that the selling shareholders will sell all or any of these shares.

(C) Assumes that the selling shareholder will convert all debentures and exercise all warrant and sell all of the shares of the common stock as previously registered on Registration statement Form S-1/A, File No. 333-135636, filed with the Securities and Exchange Commission (the "SEC") and declared effective on September 15 , 2006 We cannot assure you that the selling shareholders will sell all or any of these shares.

         (1) Represents 2,000,000 shares issued and outstanding and up to 11,527,808 shares of common stock previously registered on Registration statement Form S-1/A, File No. 333-135636, filed with the Securities and Exchange Commission (the "SEC") and declared effective on September 15, 2006 and issuable as follows:
         (a) 4,947,557 shares upon conversion of the Debentures, (b) 1,632,694 shares of common stock issuable upon exercise of the Series "A" Warrants at $0.935 per share; and (c) 4,947,557 shares of common stock issuable upon exercise of the Series "B" Warrants at $1.275 per share. PEF Advisors, LLC, ("PEF") serves as the investment manager Palisades Master Fund, LP ("the Fund"). As a result of its role as investment manager to the Fund, PEF may be deemed to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of such securities held by the Fund. However, PEF does not have the right to receive dividends from, or the proceeds from the sale of, such securities held by the Fund and disclaims any beneficial ownership of such shares of common stock. As of April 20, 2005, Mr. David Batista was delegated authority from PEF regarding the portfolio management decisions of PEF Advisors with respect to the securities owned by the Fund. By reason of such delegated authority, Mr. Batista may be deemed to have dispositive and voting power over the securities owned by the Fund. However, Mr. Batista does not have the right to receive dividends from, or the proceeds from the sale of, such securities held by the Fund and disclaims any beneficial ownership of such securities. Palisades Master Fund, LP has certified that it acquired the securities in the ordinary course of business and at the time it acquired the securities, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

         (2) Represents 304,375 shares issued and outstanding and up to 1,630,331 shares of common stock previously registered on Registration statement Form S-1/A, File No. 333-135636, filed with the Securities and Exchange Commission (the "SEC") and declared effective on September 15, 2006 and issuable as follows:
         (a) 699,713 shares upon conversion of the Debentures, (b) 230,905 shares of common stock issuable upon exercise of the Series "A" Warrants at $0.935 per share; and (c) 699,713 shares of common stock issuable upon exercise of the Series "B" Warrants at $1.275 per share. Crescent International, Ltd. is a corporation organized under the laws of Bermuda. Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacities as managers of Cantara (Switzerland) S.A., the investment advisor to Crescent International, Ltd., have voting control and investment authority over the securities owned by Crescent. Messres. Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of the securities. The selling stockholder has agreed not to convert the Debentures or to exercise warrants to the extent such stockholder's beneficial ownership of our common stock would exceed 4.99% of our common stock then outstanding. The selling stockholder is not a registered broker-dealer and is not affiliated with any registered broker-dealer. The securities to be acquired on conversion or exercise of outstanding securities will be acquired for investment. The selling stockholder does not have any agreement or understanding, direct or indirect, with any party to distribute the securities.

         (3) Represents 152,179 shares issued and outstanding and up to 815,116 shares of common stock previously registered on Registration statement Form S-1/A, File No. 333-135636, filed with the Securities and Exchange Commission (the "SEC") and declared effective on September 15, 2006 and issuable as follows:
         (a) 349,835 shares upon conversion of the Debentures, (b) 115,446 shares of common stock issuable upon exercise of the Series "A" Warrants at $0.935 per share; and (c) 349,835 shares of common stock issuable upon exercise of the Series "B" Warrants at $1.275 per share. Double U Master Fund, LP is a master feeder structure organized in the British Virgin Islands with B&W Equities, LLC as its General Partner. Isaac Winehouse is the manager of B&W Equities, LLC. Mr. Weinhouse has voting and investment control over the shares held by the Double U Master Fund, LP by virtue of his manager role with B&W Equities, LLC. Mr. Weinhouse disclaims beneficial ownership of the securities. The selling stockholder has agreed not to convert the Debentures or to exercise warrants to the extent such stockholder's beneficial ownership of our common stock would exceed 4.99% of our common stock then outstanding. The selling stockholder is not a registered broker-dealer and is not affiliated with any registered broker-dealer. The securities to be acquired on conversion or exercise of outstanding securities will be acquired for investment. The selling stockholder does not have any agreement or understanding, direct or indirect, with any party to distribute the securities.

         (4) Represents 250,000 shares issued and outstanding and up to 1,339,081 shares of common stock previously registered on Registration statement Form S-1/A, File No. 333-135636, filed with the Securities and Exchange Commission (the "SEC") and declared effective on September 15, 2006 and issuable as follows:
         (a) 574,713 shares upon conversion of the Debentures, (b) 189,655 shares of common stock issuable upon exercise of the Series "A" Warrants at $0.935 per share; and (c) 574,713 shares of common stock issuable upon exercise of the Series "B" Warrants at $1.275 per share. JBG Capital, LP is a Delaware limited partnership. Mr. Brett Cohen has voting and investment control over the shares held by the JGB Capital, LP. Mr. Cohen disclaims beneficial ownership of the securities. The selling stockholder has agreed not to convert the Debentures or to exercise warrants to the extent such stockholder's beneficial ownership of our common stock would exceed 4.99% of our common stock then outstanding. The selling stockholder is not a registered broker-dealer and is not affiliated with any registered broker-dealer. The securities to be acquired on conversion or exercise of outstanding securities will be acquired for investment. The selling stockholder does not have any agreement or understanding, direct or indirect, with any party to distribute the securities.

         (5) Represents 121,750 shares issued and outstanding and up to 652,132 shares of common stock previously registered on Registration statement Form S-1/A, File No. 333-135636, filed with the Securities and Exchange Commission (the "SEC") and declared effective on September 15, 2006 and issuable as follows:
         (a) 279,885 shares upon conversion of the Debentures, (b) 92,362 shares of common stock issuable upon exercise of the Series "A" Warrants at $0.935 per share; and (c) 279,885 shares of common stock issuable upon exercise of the Series "B" Warrants at $1.275 per share. Nite Capital, LP is a Delaware limited partnership. Keith Goodman is the manager of the General Partner of Nite Capital, LP. Mr. Goodman has voting and investment control over the shares held by the Nite Capital, LP. Mr. Goodman disclaims beneficial ownership of the securities. The selling stockholder has agreed not to convert the Debentures or to exercise warrants to the extent such stockholder's beneficial ownership of our common stock would exceed 4.99% of our common stock then outstanding. The selling stockholder is not a registered broker-dealer and is not affiliated with any registered broker-dealer. The securities to be acquired on conversion or exercise of outstanding securities will be acquired for investment. The selling stockholder does not have any agreement or understanding, direct or indirect, with any party to distribute the securities. The selling stockholder has agreed not to convert the Debentures or to exercise warrants to the extent such stockholder's beneficial ownership of our common stock would exceed 4.99% of our common stock then outstanding. The selling stockholder is not a registered broker-dealer and is not affiliated with any registered broker-dealer. The securities to be acquired on conversion or exercise of outstanding securities will be acquired for investment. The selling stockholder does not have any agreement or understanding, direct or indirect, with any party to distribute the securities.

                              PLAN OF DISTRIBUTION

Each Selling Stockholder of the common stock of Tidelands Oil & Gas Corporation, a Nevada corporation (the "Company") and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the Trading Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         o an exchange distribution in accordance with the rules of the applicable exchange;
         o        privately negotiated transactions;
         o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
         o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
         o        a combination of any such methods of sale;
         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
         o        any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling
Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.


                        DIRECTORS AND EXECUTIVE OFFICERS

                                                            Date became director
Name                     Age    Position                    or officer
--------------------------------------------------------------------------------

Michael Ward             50     Director, President, CEO    October 21, 1998
James B. Smith, C.P.A.   52     Director, CFO, V.P.         August 16, 2003
Ahmed Karim              34     Director, V.P.              October 21, 1998
Carl Hessel              41     Director                    January 28, 2004
Robert Dowies            56     V.P.                        October 18, 2004


MICHAEL WARD: Mr. Ward is the President, Chief Executive Officer and Chairman of our Board of Directors. Michael Ward has served in his present capacities since October 21, 1998. He is Vice President and Chief Executive Officer of Tidelands Gas Corporation. He is a Manager and Vice President of Development of Rio Bravo Energy, LLC. Mr. Ward has more than 25 years of diversified experience as an oil and gas professional. He was educated in business management and administration at Southwest Texas State University and the University of Texas. He has wide experience in the capacity in which he successfully served in operating oil and gas companies in the United States. During the past 20 years, he has been associated with Century Energy Corporation where his duties and responsibilities were production and drilling superintendent and supervised 300 re-completions and new drills in Duval County, Texas. In association with Omega Minerals, Inc., where he was vice president and part owner, he operated 65 wells in 23 counties in South and West Texas: 17 wells in Seminole and Osage Counties, Oklahoma, 44 wells in Neosho and Wilson Counties, Kansas and 125 wells in Brown, Pike, Schuyler and Scott Counties. Illinois. He was president and owner of Major Petroleum Company. He drilled, completed and produced 42 wells in South and West Texas counties. The company was sold. With Tidelands Oil Corporation, his duties included supervising and performing remedial well work, work-overs and economic evaluation of the corporate properties. The primary area of interest was in Maverick County, Texas. He has performed project financing analysis and consulting of refinery acquisitions for the Yemen government. Currently, he is negotiating new gas purchase and sale contracts, supervising and administering the sale of gas line connections and hookups.

JAMES B. SMITH:  On August 16,  2003,  we  employed  James B. Smith to act as an
Senior Vice President and Chief Financial Officer. On June 27, 2005, Mr. Smith joined the board of directors. Mr. Smith received a Bachelor of Science from Texas AM University and a Master of Professional accounting degree from the McCombs School of Business at the University of Texas, Austin. He is licensed as a Certified Public Accountant in Texas and Colorado. From 1996 through 2001, he directed the financial affairs and tax planning for several closely held corporations engaged in land development in Colorado. From 2000 through 2003, he served as Chief Financial Officer for Starr Produce Company, a major produce company with significant subsidiaries in real estate development and agr-business.

AHMED KARIM: Mr. Karim was a director and Vice President of the Company since October 21, 1998. He resigned his Vice President position on June 27, 2005. He is a graduate of Simon Fraser University. He holds a degree in Business Administration, specializing in marketing and international business. Since 1995 his business experience includes work with Quest Investments Group and Interworld Trade and Finance where his responsibilities included marketing, finance and investor relations.

CARL HESSEL: On January 28, 2004, Mr. Hessel joined our board of directors. Mr. Hessel founded Margaux Investment Management Group, S.A. which is located in Geneva, Switzterland in 2001. Prior to 2001, he served as Vice President of Merrill Lynch were he was responsible for creating global high net worth management platform. He began his career at Goldman Sachs and help build the Scandinavian ultra-high net worth market. Mr. Hessel received his M.B.A. from Wharton Business School and a degree in Finance and Management from the University of Pennsylvania. He was awarded the Marcus Wallenberg Foundation's Scholarship.


ROBERT W. DOWIES:  On October 18, 2004, we employed Robert W. Dowies as our Vice
President of Gas Markets and Supply. Mr. Dowies has 30 years experience in the energy marketing. Ten years as the owner of a natural gas trading company and 20 years with a public utility. Until his employment with Tidelands Oil &Gas
Corporation,  since 1998, Mr. Dowies worked for Trebor Energy Resources, Inc. in
Houston, Texas. His principal responsibilities were the development of financial alliances with various energy merchants and producers providing a $50 million dollar credit support for gas marketing activities, financial trading accounts, pipeline transportation agreements, storage strategies and capital projects. He developed and implemented marketing strategies which resulted in $40 million dollars of annual revenue. He designed and coordinated the construction and implementation of a natural gas gathering system. We entered into a three year employment contract paying him an annual salary of $100,000 which includes an annual stock grant of 100,000 shares.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission to furnish the Company with copies of all section 16(a) reports they file. Based solely on copies of such forms furnished as provided above, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended December 31, 2005 all Section 16(a) filing requirements applicable to its executive officers, directors and beneficial owners of more than 10%of its Common Stock were complied with, except as follows:

1. Michael Ward, Ahmed Karim, Carl Hessel and Robert Dowies did not file Forms 5 during 2005. 2. James Smith filed on late Form 4 on November 11, 2005 for a June
27, 2005 transaction.

Executive Officer Compensation

The following table contains compensation data for our named executive officers for the fiscal years ended December 31, 2005, 2004 and 2003.

Table 1.


                           SUMMARY COMPENSATION TABLE

                                   Annual Compensation            Long-Term Compensation
                                                                               Securities
  Name and          Fiscal                         Other Annual   Restricted   Underlying     All Other
  Principal          Year    Salary        Bonus   Compensation  Stock Awards  Options (#)   Compensation
 Position (1)                 ($)           ($)       ($)(2)       ($)(3)         (4)          ($)(5)
Michael Ward         2005   252,000       10,500        --        1,230,000        --         199,500
President & CEO      2004   252,500       28,500        --         845,000         --            --
                     2003   120,000         --          --            --        500,000          --

James B. Smith       2005   168,000       19,500                      --           --         199,500
Chief Financial      2004   130,200       11,996        --            --           --            --
Officer              2003    31,333 (6)     --       525,816          --        500,000          --

Robert Dowies        2005   100,000        4,167      8,350         94,900         --
Vice President,      2004    19,444 (7)    4,167        --                         --
Marketing            2003      --           --          --                         --

Ahmed Karim, V.P.    2005      --           --          --                         --         199,500
(8)                  2004      --           --          --                         --          36,000
                     2003      --           --          --                      500,000        48,000

Royis Ward,          2005      --           --          --                         --
Sec/Treas (9)        2004      --           --          --                         --
                     2003    90,000 (9)   25,000        --                      500,000

(1) During the periods reflected, certain of the officers named in this table received perquisites and other personal benefits not reflected in the amounts of their respective annual salaries or bonuses. The dollar amount of these benefits did not, for any individual in any year, exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for that individual in any year, unless otherwise noted.
(2) This column shows the market value of "Other Annual Compensation" awarded to officers in that fiscal year as follows: On January 8, 2004, the Company issued Mr. Smith 52,800 shares of its common stock valued at $90,816 and on November 1, 2004, issued 500,000 common shares valued at $435,000. Mr. Dowies received $10,000 shares valued at $8,350. The shares were issued from the company Stock Grant and Option Plan.
(3) This column shows the market value of restricted stock awards granted for performance in that fiscal year as follows: Year 2005: Mr. Ward, 1,000,000 shares and Mr. Dowies,100,000 shares; 2004: Mr. Ward 1,000,000.

(4) This column shows common stock options granted on February 5, 2003 to Michael Ward, Royis Ward and Ahmed Karim common stock options to purchase 500,000 shares each at $0.22 per share. On August 16, 2003, we granted Mr. Smith common stock options to purchase 500,000 shares at $0.22 per share. These stock options were exercised on September 14, 2004.
(5) This column shows the market value of "All Other Compensation" awarded to officers in that fiscal year as follows: During 2005, each director received a common stock grant of 150,000 shares. During 2004 and 2003, Mr. Karim received $36,000 and $48,000 respectively, as director compensation.
(6) Mr. Smith's annual salary was $80,000 commencing August 16, 2003, his initial employment date. This figure represents salary for approximately four months employment.
(7) Mr. Dowies annual salary was $100,000 commencing October 18, 2004, his initial employment date. This figure represents approximately three months employment.
(8) Mr. Karim resigned his position as Vice President on June 27, 2005. He remains a member of the board of directors. (9) Mr. Royis Ward resigned his officer and director positions on October 1, 2003 and received and $25,000 severance payment.

Executive Officer Compensation
------------------------------

During 2005, the Company had four executive officers, Michael Ward, James B. Smith, Ahmed Karim and Robert Dowies. Michael Ward's was paid $252,000 salary and a bonus of $10,500. James B. Smith was paid $168,000, plus a $19,500 bonus. Messrs. Ward and Smith have new and different employment agreements for 2004 discussed below in the Employment Agreement paragraphs. During 2005, Michael Ward received 1,000,000 shares of common stock as his annual stock grant under the terms of his employment agreement and 150,000 common shares as directors fees. Mr. Smith received 500,000 common shares as his annual stock grant under the terms of his employment agreement and 150,000 shares as a stock grant bonus.

During 2005, we paid Mr. Dowies $104,167 which consisted of his annual salary of $100,000, a $4,167 dollar bonus and his annual stock grant of 100,000 shares. Mr. Dowies employment agreement stock grant vested on April 18, 2005.

Mr. Karim did not receive any officer salary during 2005. Mr. Karim resigned as a Vice President on June 27, 2005. We paid Mr. Karim $36,000 and granted 150,000 common shares as director compensation for 2005.

Director Compensation
---------------------

On April 11, 2001, the Company agreed to compensate Ahmed Karim, a director, for services provided at the rate of $5,000 per month until June 30, 2003 and $3,000 per month thereafter. For the year ended December 31, 2005, we incurred $36,000 for cash director compensation and issued a total of 450,000 common shares to three directors, Michael Ward, Ahmed Karim and Carl Hessel. We plan to compensate directors with an annual stock grant of 150,000 shares each.

Committees of the Board of Directors
------------------------------------

Tidelands does not have a Compensation committee. The Board of Directors acts as the Compensation Committee. Tidelands has no compensation written policies outlining factors and criteria underlying awards or payments in relation to executive officers.

Employment Agreements with Management
----------------------------------------------------

The Company has entered into employment agreements with the following officers:

MICHAEL WARD - Under the terms of Mr. Ward's employment agreement, commencing January 1, 2004, he was employed as the Company's President and Chief Executive Officer for a term of five (5) years. His base annual salary is $252,000. The annual salary may be increased from year to year, as determined by our board of directors acting as the Compensation Committee, by at least the Consumer Price Index. As additional compensation, Mr. Ward will be entitled to an annual stock grant of One Million (1,000,000) shares. Stock grant dates are June 30 and December 31 each year. As incentive compensation, Mr. Ward will be entitled to additional compensation equal to two percent of our net profits and one percent of the increase in sales over a previous year's sales, effective with the fiscal year ending 2004. Mr. Ward is entitled to all employee benefits as provided by the Company. He is entitled to four weeks paid vacation and an annual automobile allowance of $12,000.

JAMES B. SMITH: Under the terms of Mr. Smith's employment agreement, commencing October 1, 2004, he was employed as the Company's Senior Vice President and Chief Financial Officer for a term of four (4) years. His base annual salary is $168,000. The annual salary may be increased from year to year, as determined by our board of directors acting as the Compensation Committee, by at least the Consumer Price Index. As additional compensation, Mr. Smith will be entitled to an annual stock grant of Five Hundred (500,000) shares. Stock grant dates are October 1 during the four year term. The first year stock grant was paid October 1, 2004. As incentive compensation, Mr. Smith will be entitled to additional compensation equal to two percent of our net profits and one percent of the increase in sales over a previous year's sales, effective October 1, 2004. Mr. Smith is entitled to all employee benefits as provided by the Company. He is entitled to four weeks paid vacation and an annual automobile allowance of $12,000. Mr. Smith joined our board of directors on June 27, 2005.

ROBERT W. DOWIES: We employed Mr. Dowies on October 26, 2004 as our Vice President of Gas Markets and Supply. His employment agreement is for a term of three (3) years. His annual salary is $100,000. He is entitled to an annual stock grant of 100,000 common shares. The first 50,000 shares will vest and be payable April 18, 2005. Thereafter, stock grants will be payable every six months, October 18 and April 18 for the term of the employment agreement. Mr. Dowies is entitled to two (2) weeks paid vacation and all employee benefits as provided by the Company.

Code of Ethical Conduct
-----------------------

Our board of directors adopted a Code of Ethical Conduct which applies to all our Company directors, officers and employees, including our principal executive officer and principal financial officer, principal accounting officer or comptroller, or other persons performing similar functions.

Audit Committee and Financial Expert:

The Company has no audit committee financial expert, as defined under Section 228.401, serving on its audit committee because it has no audit committee and is not required to have an audit committee because it is not a listed security as defined in Section 240.10A-3. Accordingly, all material decisions affecting the Company's audited financial statements, periodic disclosure with the SEC and its relationship with its auditors are addressed by the entire Board of Directors.


                             PRINCIPAL SHAREHOLDERS

The following table sets forth the Common Stock ownership information as of September 30, 2006, with respect to (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each director of the Company; and (iii) all directors, executive officers and designated stockholders of the Company as a group. This information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, we believe that each has sole voting and investment power with respect to the shares beneficially owned.

The percentage interest of each principal shareholder is based on the beneficial ownership of such shareholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to such shareholder (but not any other shareholder) when exercising warrants or other rights in the future. Applicable percentage of ownership is based on 84,537,270 shares of common stock outstanding as of September 30, 2006 together with securities exercisable or convertible into shares of common stock within 60 days of September 30, 2006, for each shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of September 30, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations and percentage computation is for form purposes only.

(a) Beneficial Ownership of more than 5% based on 84,537,270 common shares.

Beneficial Ownership of 5%.


Table 1.

(1)                (2)                         (3)                   (4)
Title of Class     Name and Address            Amount and Nature     Percent of
Common Stock                                                         Class


Common             Mercator Momentum              751,974              0.89%
                   Fund, LP (1)                   Common Stock
                   555 S. Flower St.              Warrants (3)
                   Suite 4500
                   Los Angeles, CA 90071

Common             Mercator Momentum              521,928              0.61%
                   Fund III, LP(1)                Common Stock/
                   555 S. Flower St.              Warrants (4)
                   Suite 4500
                    Los Angeles, CA 90071

Common             Monarch Pointe                 1,690,460(5)         1.99%
                   Fund, Ltd. (1)                 Common Stock
                   c/o Bank of Ireland Warrants
                   Securities Services Ltd.
                   New Century House
                   International Fin. Ser.Ctr.
                   Mayor Street Lower
                   Dublin 1
                   Republic of Ireland

Common             M.A.G. Capital, LLC(1)         6,536,072(1)(6)      7.7%
                   555 S. Flower St.              Common Stock
                   Suite 4500 Warrants
                   Los Angeles, CA 90071

Common             Robinson Reed (1)              200,000 (7)          0.23%
                   AV.DU Leman 8B                 Common Stock
                   CH-1003-Lausanne Warrants
                   Switzerland

Common             David F. Firestone (1)         6,536,072(1)          7.7%
                   555 S. Flower St               Common Stock
                   Suite 4500 Warrants
                   Los Angeles, CA 90071

Common             Impact International, LLC(2)   8,842,980            10.46%
                   111 W. 5th St. Ste.720
                   Tulsa, OK 74103

Common             Michael Ward (8)               8,467,038             9.83%
                   1862 W. Bitters Rd.
                   San Antonio, TX78248

Notes:

(1) Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd., MAG Capital, LLC, formerly Mercator Advisory Group, LLC, Robinson Reed and David F. Firestone are referred to "Reporting Persons". Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd. and MAG Capital, LLC, formerly Mercator Advisory Group, LLC, each hold warrants to purchase shares of our common stock. The right to vote and the right to dispose of the shares beneficially owned by Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd. and Robinson Reed are, in each case, shared among either of the three funds, as applicable, and both M.A.G. Capital, LLC and David F. Firestone. The documentation governing the terms of the warrants contain provisions prohibiting any exercise of the warrants that would result in the Reporting Persons owning beneficially more than 9.99% of the outstanding common stock as determined under Section 13(d) of the Securities Exchange Act of 1934. The Reporting Persons have never had beneficial ownership of more than 9.99% of our outstanding common stock. Beneficial share ownership as reported on Schedule 13G.

(2) Represents issued and outstanding common stock. Robert May has voting and dispositive authority over Impact International,LLC. Share ownership as reported on Form 4 September 29, 2006.

(3) Mercator Momentum Fund, LP is a private investment limited partnership organized under California law. MAG Capital, LLC, a California limited liability company, formerly Mercator Advisory Group, LLC, is its general partner. David F. Firestone is the Managing Member of the MAG Capital, LLC. Mercator Momentum Fund, LP holds common stock warrants to purchase up to 751,974 shares of our common stock. Half the warrants are exercisable at $0.80 per share and half exercisable at $0.87 per share.

(4) Mercator Momentum Fund III, LP is a private investment limited partnership organized under California law. MAG Capital, LLC, a California limited liability company, is its general partner. David F. Firestone is the Managing Member of the MAG Capital, LLC. Mercator Momentum Fund III, LP holds warrants to purchase up to 518,092 shares of our common stock and 3,836 shares of common stock. Half the warrants are exercisable at $0.80 per share and half exercisable at $0.87 per share.

(5) Monarch Pointe Fund, Ltd. is a corporation organized under of the British Virgin Islands. Mercator Advisory Group controls the investments of Monarch Pointe Fund. Monarch Pointe Fund holds warrants to purchase up to 1,690,460 shares of our common stock. Half the warrants are exercisable at $0.80 per share and half exercisable at $0.87 per share.

(6) MAG Capital, LLC, formerly Mercator Advisory Group, LLC, holds warrants to purchase up to 3,371,710 shares of our common stock. Half the warrants are exercisable at $0.80 per share and half exercisable at $0.87 per share.

(7) Robinson Reed holds 200,000 common stock warrants, 100,000 exercisable at $0.80 per share and 100,000 exercisable at $0.87 per share.

(8) Mr. Ward is the President, Chief Executive officer and Chairman of our Board of Directors.


(b) Security Ownership of Management. Based on 84,537,270 shares as set forth in
(a) above as of September 30, 2006.

  Table 2.

Title of Class     Name and Address        Amount and Nature    Percent of Class


Common             Michael Ward               8,467,038               9.83%
                   1862 W. Bitters Rd.
                   San Antonio, TX 78248

Common             James B. Smith             1,549,000(1)            1.83%
                   1862 W. Bitters Rd.
                   San Antonio, TX 78248

Common             Ahmed Karim                  652,500               0.77%
                   1532 Woods Dr.
                   N. Vancouver, B.C.
                   Canada V7R 1A9

Common             Robert W. Dowies             200,000               0.23%
                   1862 W. Bitters Rd.
                   San Antonio, TX 78248


Common             Carl Hessel (2)            2,592,221              3.06%
                   c/o Margaux Investment
                   Management Group, S.A.
                   9 Rue de Commerce
                   CH 1211 Geneva 11
                   Switzerland

   Total                                     13,460,759              15.92%


Notes:

(1) Includes 650,000 shares in the name of James B. Smith, 39,000 held in Smith IRA account, 500,000 shares in the name of Aigle Partners, Ltd. in which Mr. Smith has a partnership interest and 360,000 shares in the name of du Midi Trust, in which Mr. Smith has a beneficial interest.

(2) Mr. Hessel is a partner in Margaux Investment Management Group, S.A. Mr. Hessel also exercises voting and dispositive control over the Margaux securities and as such beneficial ownership reflects 1,988,889 shares owned by Margaux and 600,332 shares owned personally by Mr. Hessel.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 25, 2006, the Company issued each member of its board of directors 150,000 common shares as annual directors' compensation. Michael Ward, Ahmed Karim and Carl Hessel received restricted common shares. James B. Smith received shares from the 2004 Non-Qualified Stock Grant and Option Plan.

On July 9, 2006, Tidelands Exploration and Production, Inc., a corporation in organization by Tidelands Oil & Gas Corporation, entered into a Participation Agreement and a Joint Operating Contract with Regency Energy, Inc., a Texas corporation, concerning Tidelands' acquisition of a fifty-percent interest in
(a) a 24-mile natural gas pipeline located in Medina, Atascosa and Bexar Counties, Texas and (b) two leases with five recompleted natural gas wells located on approximately 1,000 acres. The interest consideration is $500,000. Royis Ward is the principal shareholder of Regency Energy, Inc. Royis Ward is the father of Michael Ward, the Tidelands Oil & Gas Corporation President, CEO and Director.

On June 7, 2006, we issued Michael Ward, the Company's President, CEO and member of the board of directors, 500,000 common shares representing a partial stock grant under his employment contract.

On May 22, 2006, we issued Robert Dowies, a Company Vice President, 60,000 common shares under the terms of his employment contract.

On January 2, 2006, we issued Michael Ward, the Company's President, CEO and member of the board of directors, 500,000 common shares representing a partial stock grant under his employment contract. The shares were valued at $455,000 or $0.91 per share.

On January 3, 2006, we issued James B. Smith, the Company's Sr. Vice President, CFO and member of the board of directors, 500,000 common shares representing the annual stock grant under his employment contract. The shares were valued at $445,000 or $0.89 per share.

On December 20, 2005, the Company issued 10,000 common shares valued at $8,350 and 40,000 shares of valued at $33,400,to Robert Dowies, a company vice president under the terms of his employment agreement.

On September 14, 2005, Michael Ward, James B. Smith and Ahmed Karim, executed amended promissory notes to the Company bearing interest at a rate of 5% annually and payable in full on, or before September 14, 2005. The notes were originally executed on September 14, 2004 in connection with the exercise of common stock options. The shares of stock issued previously to these individuals remained subject to security agreements. Prior to December 31, 2005, each of the above individuals paid $5,500 in interest accrued and owing to the Company on the original promissory note maturity date of September 14, 2005.

On July 1, 2005, the company issued 1,000,000 shares of its restricted common stock valued at $1,230,000 pursuant to the employment contract with Michael Ward, company president and CEO.

On July 1, 2005, the Company issued 50,000 shares of its restricted common stock valued at $61,500 pursuant to an employment contract with Robert Dowies, a company vice president under the terms of his employment agreement.

On July 1, 2005, the Company issued 10,000 shares of its restricted common stock valued at $12,150 Jason Jones, a Sonterra employee.

On June 27, 2005, the Company authorized the issuance of 150,000 shares of its restricted common stock valued at $199,500 to each of the three members of the Board of Directors, Michael R. Ward, Ahmed Karim and Carl Hessel.

On June 27, 2005, the Company authorized the issuance of 150,000 shares of common stock to James B. Smith, the Company's Senior Vice President, CFO and newly appointed member of the Board of Directors. The transaction was valued at $199,125.

On November 1, 2004, we issued 500,000 common shares to James B. Smith which represents the annual stock grant under the terms of his employment agreement valued at $435,000.

One November 3, 2004, the Company issued 500,000 common shares to Michael Ward under the terms of his employment contract. The shares were valued at $417,000.

On October 18, 2004 we entered into an employment agreement with Robert Dowies. Mr .Dowies became a Company Vice President. His annual salary is $ 100,000 including an annual stock grant of 100,000 shares.

On September 14, 2004, we sold Four Million (4,000,000) Tidelands Oil & Gas common shares to ACH Securities, S.A., a company domiciled in Geneva, Switzerland, for Two Million ($2,000,000) Dollars. On October 14, 2004, in connection with the ACH Securities transaction, we issued Margaux Investment Group, S.A. common stock warrants to purchase One Million (1,000,000) Tidelands Oil & Gas common shares for Fifty ($0.50) Cents per share and One Million (1,000,000) shares for $2.50 per share. Mr. Carl Hessel, a company director, is a partner in Margaux Investment Management Group, S.A. and, as such he has an indirect financial interest in the common stock warrants.

On September 14, 2004, we issued 500,000 shares of common stock to Michael Ward under the terms of his employment agreement. The shares were valued at $427,500.

On September 14, 2004, the following individuals exercised common stock options:

On September 14, 2004, Michael Ward, the Company's President and Director, exercised his common stock option to purchase 500,000 common shares for $110,000 payable on a promissory note bearing interest at the rate of 5% payable in full on, or before September 14, 2005. The shares are subject to a security agreement.

On September 14, 2004 Ahmed Karim, the Company's Vice President and Director, exercised his common stock option to purchase 500,000 common shares for $110,000 payable on a promissory note bearing interest at the rate of 5% payable in full on, or before September 14, 2005. The shares are subject to a security agreement.

On September 14, 2005, James B. Smith, the Company's Chief Financial Officer, exercised his common stock option to purchase 500,000 common shares for $110,000 payable on a promissory note bearing interest at the rate of 5% payable in full on, or before September 14, 2005. The shares are subject to a security agreement.

On April 15, 2004, we issued 3,322 common shares to Carl Hessel for $ 4,983. Carl Hessel was a member of our board of directors at the time of issuance.

The Company executed an agreement in January 2004 with Royis Ward, to provide charter air transportation in his Beechcraft King Air, for Tidelands employees, customers and contractors to job sites and other business related destinations. A $300,000 5% interest bearing loan due in January 2007 was made by the Company to Mr. Ward regarding the transaction. The loan balance was credited by airtime charges at standard industry rates offset by interest charges computed on the average monthly balance. On April 14, 2006, Michael Ward, through Scoot Aviation, LLC, acquired the Royis Ward aircraft and the loan obligation. As of June 30, 2006, the outstanding loan balance was $285,240.

On January 8, 2004, we authorized the issuance of 300,000 common shares to Carl Hessel for services valued at $450,000. These shares were issued before Mr. Hessel joined our Board of Directors.

On January 8, 2004, the Company issued James B. Smith 52,800 shares of its common stock valued at $90,816 to a Company officer under the Stock Grant and Option Plan.

During 2004, the Company had four executive officers, Michael Ward, James B. Smith, Robert Dowies and Ahmed Karim. Michael Ward's annual salary is $252,000. James B. Smith's annual salary was $168,000. Mr. Dowies annual salary is $100,000.

On February 5, 2003, we granted Michael Ward, Royis Ward and Ahmed Karim common stock options to purchase 500,000 shares each at $0.22 per share. On August 16, 2003, we granted James B. Smith common stock options to purchase 500,000 shares at $0.22 per share. The options were exercised on September 14, 2004 and payment was made by promissory note. Each grantee delivered a promissory note for $110,000 bearing interest at the annual rate of Five percent. Presently, Michael Ward, our President and director, James B. Smith, our Sr. V.P and CFO,Ahmed Karim, a member of our board of directors, and Royis Ward, former company officer and father of Michael Ward, are indebted to the company as outlined above.

On October 11, 2006, James B. Smith received 500,000 shares under the terms of his employment agreement representing his annual stock grant. The shares were issued from the Company's 2004 Non-Qualified Stock Grant and Option Plan.

                                LEGAL PROCEEDINGS

Matter No. 1:

On January 6, 2003, we were served as a third party defendant in a lawsuit titled Northern Natural Gas Company vs. Betty Lou Sheerin vs. Tidelands Oil & Gas Corporation, ZG Gathering, Ltd. and Ken Lay, in the 150th Judicial District Court, Bexar County, Texas, Cause Number 2002-C1-16421. The lawsuit was initiated by Northern Natural Gas when it sued Betty Lou Sheerin for her failure to make payments on a note she executed payable to Northern in the original principal amount of $1,950,000. Northern's suit was filed on November 13, 2002. Sheerin answered Northern's lawsuit on January 6, 2003. Sheerin's answer generally denied Northern's claims and raised the affirmative defenses of fraudulent inducement by Northern, estoppel, waiver and the further claim that the note does not comport with the legal requirements of a negotiable instrument. Sheerin seeks a judicial ruling that Northern be denied any recovery on the note. Sheerin's answer included a counterclaim against Northern, ZG Gathering, and Ken Lay generally alleging, among other things, that Northern, ZG Gathering, Ltd. and Ken Lay, fraudulently induced her execution of the note. Northern has filed a general denial of Sheerin's counterclaims. Sheerin's answer included a third party cross claim against Tidelands. She alleges that Tidelands entered into an agreement to purchase the Zavala Gathering System from ZG Gathering Ltd. and that, as a part of the agreement, Tidelands agreed to satisfy all of the obligations due and owing to Northern, thereby relieving Sheerin of all obligations she had to Northern on the $1,950,000 promissory note in question. Tidelands and Sheerin agreed to delay the Tideland's answer date in order to allow time for mediation of the case. Tidelands participated in mediation on March 11, 2003. The case was not settled at that time. Tideland's answered the Sheerin suit on March 26, 2003. Tideland's answer denies all of Sheerin's allegations.

On May 24 and June 16, 2004 respectively, Betty Lou Sheerin filed her first and second amended original answer, affirmative defenses, special exceptions and second amended original counterclaim, second amended original third party cross-actions and requests for disclosure. In these amended pleadings, she sued Michael Ward, Royis Ward, James B. Smith, Carl Hessel and Ahmed Karim in their individual capacities. Her claims against these individuals are for fraud, breach of contract, breach of the Uniform Commercial Code, breach of duty of good faith and fair dealing and conversion. Sheerin has now non-suited her claims against Michael Ward, Royis Ward, and James B. Smith.

In September 2002, as a pre-closing deposit to the purchase of the ZG pipelines, the Company executed a $300,000 promissory note to Betty L. Sheerin, a partner of ZG Gathering, Ltd. In addition, the Company issued 1,000,000 shares of its common stock to various partners of ZG Gathering, Ltd. On December 3, 2003,
Sheerin filed a separate lawsuit against Tidelands in the 150th District Court of Bexar County, Texas on this promissory note seeking a judgment against Tidelands for the principle amount of the note, plus interest. On December 29th, 2003, Tidelands answered this lawsuit denying liability on the note. On April 1, 2004, Tidelands filed a plea in abatement asking the court to dismiss or abate Sheerin's lawsuit on the $300,000 promissory note as it was related to and its outcome was dependent on the outcome of the Sheerin third party cross action against Tidelands in Cause Number 2002-C1-16421. The company believes that the promissory note and shares of common stock should be cancelled based upon the outcome of the litigation described above. Accordingly, our financial statements reflect this belief.

On September 15, 2004 and again on October 15, 2004 respectively, Sheerin amended her pleadings to include a third and fourth amended third party cross action against Tidelands adding a claim for the $300,000 promissory note. In these amended pleadings, Sheerin also deleted her claims against Carl Hessel and Ahmed Karim. After adding the claim on the $300,000 promissory note to the third party claims of Sheerin against Tidelands in Cause No. 2002-C1-16421, Sheerin dismissed Cause Number 2002-C1-16421.

Tidelands won a partial summary judgment against Sheerin as to all of her tort claims pled against Tidelands, save and except only her claim for conversion of 500,000 shares of Tidelands stock. Tidelands has filed a Motion for Partial Summary Judgment seeking the court's ruling that Sheerin was not a third party beneficiary to the alleged purchase and sale agreement. On June 1, 2006, the court, pursuant to a Letter Ruling, found that Sheerin was not a third party beneficiary to the alleged purchase and sale agreement executed by Tidelands and ZG Gathering, Ltd. and expressed an intent to deny Sheerin's motion for summary judgment seeking to establish herself as a third party beneficiary. Sheerin has filed a motion for reconsideration on this Letter Ruling. These rulings are interlocutory and potentially subject to change.

Sheerin seeks damages against Tidelands for indemnity for any sums found to be due from her to Northern Natural Gas Company, unspecified amounts of actual damages, statutory damages, unspecified amounts of exemplary damages, attorneys fees, costs of suit, and prejudgment and post judgment interest.

On August 5, 2005, Northern Natural Gas Company filed its Fourth Amended Original Petition which, for the first time, named Tidelands as a defendant to Northern. Northern seeks to impose liability on Tidelands for $1,950.000 promissory note signed by McDay Energy Partners, Ltd. (the predecessor to ZG Gathering, Ltd.) and Sheerin and the $1,700,000 promissory note signed by McDay only. Northern contends that Tidelands is alternatively liable to Northern for payment of both such promissory notes totaling $3,709,914 plus interest because Northern is a third party beneficiary under a December 3, 2001 purchase and sale agreement between ZG and Tidelands claiming that in such agreement Tidelands agreed to assume and satisfy all indebtedness due and owing Northern by Sheerin and ZG. Northern also claims that it is entitled to foreclosure of a lien on the gas gathering system and pipeline that was the subject of the promissory notes in question.

Tidelands won a summary judgment motion it filed against Northern and the court dismissed Northern's claims against Tidelands. Pursuant to the Letter Ruling on June 1, 2006, the judge reaffirmed her decision that Northern was not a third party beneficiary under the alleged Tidelands/ZG purchase and sale agreement. This is an interlocutory judgment potentially subject to change.

On November 28, 2005, ZG Gathering, Ltd. and ZG Pipeline Management ("ZG") filed its answer to Northern's Fifth Amended Petition, its counter-claim against Northern, and its answer and cross claim against Tidelands. ZG contends that the promissory notes given by ZG and Sheerin to Northern were procured by Northern's fraudulent misrepresentations and it claims unspecified amounts of damages against Northern. ZG's cross action against Tidelands claims Tidelands entered into an agreement to purchase the Zavala Gathering System from ZG and that, as part of that agreement, Tidelands agreed to satisfy the $3,700,914 Northern indebtedness of ZG, and to defend, indemnify, and hold ZG and Sheerin harmless from such indebtedness, to pay off a Sheerin loan of $300,000, and to issue 1 million shares of Tidelands stock, of which 500,000 was to be free trading shares. ZG claims that Tidelands breached this agreement by failing to satisfy the Northern indebtedness, failing to defend and indemnify it from such debt, failing to pay off the $300,000 note, failing to issue the free trading shares in Tidelands, and by placing a stop transfer order on the restricted stock that was issued by Tidelands. ZG seeks specific performance of the agreement, recovery of an unspecified amount of damages, and its attorney's fees.

Much of the discovery has been completed at this time. Based on investigation, and discovery to date, Tidelands appears to have a number of potential defenses to the claims of Sheerin and Northern. Tideland's intends to aggressively defend these lawsuits. The complexity of the issues in this case and the inherent uncertainties in litigation of this kind prevent a more definitive evaluation of the extent of Tidelands' liability exposure.

Matter No. 2:

On May 4, 2005, HBH Development Company, LLC initiated legal action against Sonterra Energy Corporation in the District Court of Travis County, Texas, 98th Judicial District, Cause No. GN 501626 HBH Development Co., LLC vs. Sonterra
Energy Corp. This action involves the developer of the Austin's Colony Subdivision in Travis County, Texas and the propane distribution system originally constructed by Southern Union Company. Southern Union entered into a letter agreement with HBH concerning the construction and operation of a propane distribution system in the subdivision to be owned and operated by Southern Union. Southern Union assigned the letter agreement and its interests in the propane system to Oneok, Inc., the parent company of Oneok Propane Company. Sonterra acquired its interest in the propane system from Oneok Propane Distribution Company. HBH is claiming that Sonterra has failed or refused to pay HBH rent and easement use fees under the terms of the letter agreement. HBH alleges that Sonterra's actions cause a failure of the assignment whereby it acquired rights in the propane system or alternatively, if the assignment is effective, for breach of contract. HBH seeks to have the court terminate Sonterra's rights in the propane distribution system, award unspecified monetary damages, cancellation of the contract and rights associated with the propane distribution system, issue to HBH a writ of possession for the property, and for attorneys fees. HBH has amended its complaint adding claims for mutual mistake and reformation as to the letter agreement and a developer's bonus under terms of the letter agreement. Sonterra is defending the legal action. It believes that under the terms of the letter agreement between HBH Development Company and Southern Union Company, that the easement use fees terminated when Southern Union conveyed its interest in the propane distribution system to Oneok Propane Company.

Matter No. 3:

On May 4, 2005, Senna Hills, Ltd. initiated legal action against Sonterra Energy Corporation in the District Court of Travis County, Texas, 53rd Judicial District Cause No. GN 501625 Senna Hills, Ltd. vs Sonterra Energy Corp. This action involves the developer of the Senna Hills Subdivision in Travis County, Texas and the propane distribution system originally constructed by Southern Union Company. Southern Union entered into a letter agreement with Senna Hills concerning the construction and operation of a propane distribution system in the subdivision to be owned and operated by Southern Union. Southern Union assigned the letter agreement and its interests in the propane system to Oneok, Inc., the parent company of Oneok Propane Company. Sonterra acquired its interest in the propane system from Oneok Propane Distribution Company. Senna Hills is claiming that Sonterra has failed or refused to pay Senna Hills rent and easement use fees under the terms of the letter agreement. Senna Hills alleges that Sonterra's actions cause a failure of the assignment whereby it acquired rights in the propane system or alternatively, if the assignment is effective, for breach of contract. Senna Hills seeks to have the court terminate Sonterra's rights in the propane distribution system, award unspecified monetary damages, and cancellation of the contract and rights associated with the propane distribution system, issue to Senna Hills a writ of possession for the property, and attorneys fees.

Senna Hills sold certain undeveloped sections of Senna Hills Subdivision to a new owner. Sonterra believes that it has the right to expand its distribution system into such undeveloped sections of the subdivision. Sonterra plans to expand the distribution system into these sections under an agreement with the new owner. Senna Hills has stated that although it is not presently objecting to Sonterra's expansion of the system at this time, it is reserving its claim that Sonterra does not have the right to do so and that it intends to ask the court to cancel Sonterra's right to use and possession of the propane distribution system, including the system in the new sections of the subdivision. Senna Hills has amended its complaint adding claims for mutual mistake and reformation as to the letter agreement and a developer's bonus under terms of the letter agreement.

Sonterra is defending the legal action. It believes that under the terms of the letter agreement between Senna Hills and Southern Union Company, that the easement use fees terminated when Southern Union conveyed its interest in the propane distribution system to Oneok Propane Company.

Matter No. 4:

On April 7, 2005, Goodson Builders, Ltd. named Sonterra Energy Corporation in a legal action titled, Goodson Builders, Ltd, Plaintiff vs. Jim Blackwell and BNC Engineering, LLC, Defendants. The legal action is in the District Court of Travis County, Texas 345th Judicial District. This legal action arises from a claim that an underground propane storage tank and underground distribution lines is situated on the Plaintiff's lot in the Hills of Lakeway subdivision, Travis County, Texas. Plaintiff alleges that there is no recorded easement setting forth the rights and obligations of the parties for use of the propane tank and lines. However, there is reference to a "suburban propane easement" on the plat document. Plaintiff alleges that the property is being used without permission and the use constitutes an on-going trespass. Plaintiff asks the court to determine that his lot is not subject to a "suburban propane easement", declare the propane equipment the property of plaintiff, enjoin Sonterra from use of Plaintiff's land, and award damages. The Plaintiff seeks damages of $165,000 based on a market rental rate he claims to be $5,000 per month, $50,000 damages for depreciation of the value of the lot, an unspecified amount of exemplary damages, and attorneys' fees. Sonterra is defending the claims.

                            DESCRIPTION OF SECURITIES
Common Stock

The Company is authorized to issue Two Hundred Fifty Million (250,000,000) shares of common stock, par value $0.001 per share. As of September 30, 2006, there were 84,537,270 shares of common stock issued and outstanding. The holders of the common stock are not entitled to pre-emptive or preferential rights to subscribe to any unissued stock or other securities. The shareholders are not entitled to cumulative voting rights. The common stock is not assessable and not subject to the payment of any corporate debts. The holders of our common stock are entitled to one vote for each share on all matters submitted to the shareholders for vote. Holders are entitled to share ratably in any dividends which may be declared, from time to time, by the board of directors in its discretion, from legally available funds. If we are liquidated, dissolved, or wound up, the holders of common shares are entitled to share pro rata all assets remaining after full payment of all liabilities. There are no conversion rights or redemption or sinking fund provisions for the common stock.

Common Stock Held by Selling Shareholders

On September 26, 2006, Palisades Master Fund, L.P. ("Palisades") gave the Company its notice of election accelerating payment of the Palisades Debenture at the Mandatory Default Amount asserting a cross default event triggered by the RHP Master Fund, Ltd. Notice of Default Event received by the Company on September 20, 2006, as disclosed in the Current Report filed on Form 8-K on September 25, 2006. Palisades demanded immediate payment of its Debenture at the Mandatory Default Amount of $5,597,687.

On September 28, 2006, Company entered into a Waiver and Amendment Agreement (the, "Agreement") with Palisades and all of the remaining Holders, which include Crescent International, Ltd., Double U Master Fund, L.P., JGB Capital, L.P. and Nite Capital, L.P.

In consideration of that Agreement, all existing events of default known to the Holders were in consideration of the issuance of 2,828,304 common shares. The Company will issue the shares as follows: Palisades: 2,000,000; Crescent International, Ltd.: 304,375; Double U Master Fund, L.P.:152,179; JGB Capital,L.P.: 250,000; and Nite Capital, L.P.: 121,750. These shares are the Subject of this Prospectus.

Common Stock Warrants Held by Selling Shareholders

Warrants
--------

As part of our January 20, 2006 financing with Palisades Master Fund, Crescent International, Ltd., Double U Master Fund, LP, JGB Capital, LP, Nite Capital, LP and RHP Master Fund, Ltd ("Purchasers"), we issued Series "A" common stock purchase warrants to purchase up to 2,557,663 shares of our common stock at $0.935 per share and Series "B" common stock purchase warrants to purchase up to 7,551,415 shares of our common stock at $1.275 per share. We also issued HPC Capital Management Corp., the financing broker, 65,696 Series "A" warrants. The shares issuable upon exercise of these warrants have been registered on Form S-1, SEC File No. 333-135636 declared effective September 15, 2006.

o        Palisades   Master  Fund,  LP  holds  1,632,694   Series  "A"  warrants
         exercisable at $0.935 per share and 4,947,557 Series "B" warrants exercisable at $1.275 per share;
o        Crescent   International,   Ltd.  holds  230,905  Series  "A"  warrants
         exercisable at $0.935 per share and 699,713 Series "B" warrants exercisable at $1.275 per share;
o Double U Master Fund, LP. holds 115,446 Series "A" warrants exercisable at $0.935 per share and 349,835 Series "B" warrants exercisable at $1.275 per share;
o JGB Capital, LP. holds 189,655 Series "A" warrants exercisable at $0.935 per share and 574,713 Series "B" warrants exercisable at $1.275 per share;
o Nite Capital, LP. holds 92,362 Series "A" warrants exercisable at $0.935 per share and 279,885 Series "B" warrants exercisable at $1.275 per share;
o RHP Master Fund, LP. holds 230,905 Series "A" warrants exercisable at $0.935 per share and 699,713 Series "B" warrants exercisable at $1.275 per share;
o HPC Capital Management Corp. holds 65,696 Series "A" warrants exercisable at $0.935 per share.

Series "A" Common Stock Purchase Warrants:
------------------------------------------

The Series "A" Warrants may be exercised immediately by the Purchasers and terminate on January 20, 2009.

Subject to specific terms and conditions in the Series "A" Warrant including an effective registration statement registering underlying shares, the Company has the call option to force conversion of the Warrants into common shares if the Company's share price as quoted on the Over-the-Counter Electronic Bulletin Board exceeds 250% of the then effective Exercise Price for a period of time based on a Volume Weighted Average Price (VWAP) formula. The VWAP share price must exceed this 250% threshold price for at least 20 consecutive Trading Days.

If at any time after one year from the date of issuance there is no effective registration statement registering, or no current prospectus available for the resale of the underlying shares, then this Warrant may also be exercised by means of "cashless exercise" as determined by a formula described in the Warrant. If the Company fails to deliver the certificates on conversion in a timely manner, we will pay liquidated damages and be liable for buy-ins imposed on the holder.

The exercise price will be subject to adjustment for corporate events, such as stock splits, stock dividends, and stock combinations, as more specifically outlined in the transaction documents.

Series "B" Common Stock Purchase Warrants:
------------------------------------------

The Purchasers have the right to exercise the Series B Warrants commencing at any time on, or after January 20, 2007 and on, or before February 19, 2007.

Subject to specific terms and conditions in the Series B Warrant, including an effective registration statement registering underlying shares, the Company has the option to force the exercise of this Warrant into common shares if the Company's share price as quoted on the Over-the-Counter Electronic Bulletin Board exceeds 150% of the then effective Exercise Price for a period of time based on a Volume Weighted Average Price (VWAP) formula. The VWAP share price must exceed this 150% threshold price for at least 20 consecutive Trading Days.

If at any time after one year from the date of issuance there is no effective registration statement registering, or no current prospectus available for the resale of the underlying shares, then this Warrant may also be exercised by means of "cashless exercise" as determined by a formula described in the Warrant. If the Company fails to deliver the certificates on conversion in a timely manner, we will pay liquidated damages and be liable for buy-ins imposed on the holder.

The exercise price will be subject to adjustment for corporate events, such as stock splits, stock dividends, and stock combinations, as more specifically outlined in the transaction documents.

Convertible Debentures

As a part of our January 20, 2006 financing with the above named entities, we issued Original Issue Discount Convertible Debentures with an aggregate face amount of $6,569,750. The purchasers paid an aggregate principal sum of $5,396,098. The face amount of the Debentures is due January 20, 2008. The difference between the face amount and the aggregate principal paid represents the interest expense. The Debenture Holder may convert all or part of the Debenture face amount into shares of Tidelands common stock at any time at an initial conversion rate of $0.87 per share. The shares issuable upon conversion of the debentures have been registered on Form S-1, SEC File No. 333-135636 declared effective September 15, 2006.

The Purchasers have agreed to restrict their ability to convert their Debentures or exercise their Warrants and receive our shares such that the number of shares of common stock held by each of them individually in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding Company common shares. This beneficial ownership limitation may be waived by the Holder.

Subject to specific terms and conditions in the Debenture, the Company has the option to force conversion of the Debentures into common shares if the Company's share price as quoted on the Over-the-Counter Electronic Bulletin Board exceeds 250% of the then Conversion Price for a period of time based on a Volume Weighted Average Price (VWAP) formula. The VWAP share price must exceed this 250% price for at least 20 consecutive Trading Days.

The conversion price will be subject to adjustment for corporate events, such as stock splits, stock dividends, and stock combinations, as more specifically outlined in the transaction documents.

On September 20, 2006, RHP Master Fund, Ltd. ("RHP") gave the Company its notice of default for failure to timely pay liquidated damages associated with the Company's failure to timely register the underlying debenture shares and warrants with the Securities and Exchange Commission. RHPO accelerated payment of the RHP Debenture at the Mandatory Default Amount. The Mandatory Default Amount was 130% of the aggregate principal amount of the Debenture. On September 22, 2006, the Company paid RHP the sum of $791,375 thereby discharging the RHP debenture obligation.

Under the Debenture terms defining default events, a Holder may elect to declare the aggregate principal Debenture amount, together with other amounts owing to the date of acceleration, immediately due and payable in cash at the Mandatory Default Amount. In the RHP case, the elected Mandatory Default Amount was 130% of the aggregate principal amount of the Debenture. On September 22, 2006, the Company paid RHP the sum of $791,375 thereby discharging the RHP debenture obligation.

Registration Rights
-------------------

We granted the Purchasers and HPC Capital Management registration rights on the shares underlying the Debentures and the Warrants. The common stock underlying the Debentures and Warrants must be registered under the Securities Act of 1933, as amended, for re-offer and re-sale by the Purchasers and HPC Capital Management. If the Company fails to timely file a registration statement or is unable to have the registration statement declared effective by the SEC within the stated periods of time, we will trigger a default and be subject to among other things, acceleration of the Debentures, at the Purchasers' options, additional default interest payment and monetary liquidated damages. The liquidated damages will be capped at 20% of the Debentures face amounts.

The registration agreement we made with the purchase agreement used in connection with the placement of the convertible debentures and warrants described above provides that no later than 150 days following the closing we will file a registration statement under the Securities Act of 1933 to enable the resale of the shares issuable upon conversion of the convertible debentures and exercise of the warrants, and that we will use all commercially reasonable efforts to cause the registration statement to be declared effective as promptly as possible after filing. In the event the registration statement is not declared effective within 150 days following the closing of the private placements, then we may be required to pay partial liquidated damages to the selling security holders equal 1.5% of the aggregate purchase price of the securities pursuant to the Purchase Agreement for the registerable securities. The amount payable by the Company will increase to 2% on the first monthly anniversary of the event and to 2.5% on the second monthly anniversary and each succeeding monthly anniversary, provided however, that the partial liquidated damages will not exceed in the aggregate for each Holder, 20% of the principal amount of the Debentures. If the Company fails to pay the partial liquidated damages within 7 calendar days after the payable date, the Company is obligated to pay 18% interest on the partial liquidated damages (See Management's Discussion and Analysis and Results of Operations-Recent Developments).

Penny Stock Rules

Our common stock is covered by the Securities and Exchange Commission's penny stock rules. These rules include a rule that imposes additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors. Accredited investors are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. The rule may affect the ability of broker-dealers to sell our securities and may also affect the availability ability of purchasers of our stock to sell their shares in the secondary market. It may also cause fewer brokers to be willing to make a market in our common stock and it may affect the level of news coverage we receive.

Stock Transfer Agent

Our stock transfer agent is Signature Stock Transfer Co., Inc. located at One Preston Park, 2301 Ohio Dr., Suite 100, Plano, Texas 75093. The agent's telephone number is (972) 612-4120.

                                  LEGAL MATTERS

The legality of the securities offered hereby has been passed upon by Gregory M. Wilson, Attorney at Law. Mr. Wilson is a shareholder of our Company.

                                     EXPERTS

Our balance sheet as of December 31, 2005, 2004, 2003 and the statements of our operations, shareholders' equity and cash flows for the years then ended, have been included in this prospectus in reliance on the report of Baum & Company, P.A., certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Additionally, we will provide you with copies of any of these reports we file, free of charge, as soon as practical after we file with the SEC.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the accompanying exhibits, as permitted by the rules and regulations of the SEC. For further information, please see the registration statement and accompanying exhibits. Statements contained in this prospectus regarding any contract or other document which has been filed as an exhibit to the registration statement are qualified in their entirety by reference to these exhibits for a complete statement of their terms and conditions. The registration statement and the accompanying exhibits may be inspected without charge at the offices of the SEC and copies may be obtained from the SEC's principal office at 100 F. Street, N.E., Washington, D.C. 20549, upon payment of the fees prescribed by the SEC. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System, known as EDGAR, are publicly available on the SEC's website, http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Auditors...............................................F-2

Consolidated Balance Sheets at December 31, 2005 and
December 31, 2004............................................................F-3

Consolidated Statement of Changes in Stockholders' Equity
for the Years Ended December 31, 2005, 2004 and 2003.........................F-4

Consolidated Statement of Operations for the Years Ended
December 31, 2005, 2004 and 2003.............................................F-6

Consolidated Statement of Cash Flows for the Years Ended
December 31, 2005, 2004 and 2003.............................................F-7

Notes to Consolidated Audited Financial Statements...........................F-9

Unaudited Consolidated Balance Sheet as of June 30, 2006 and
December 31, 2005...........................................................F-32

Unaudited Consolidated Statement of Operations for the Three Months
Ended June 30, 2006 and 2005................................................F-33

Unaudited Consolidated Statement of Operations for the Six Months
Ended June 30, 2006 and 2005................................................F-34

Unaudited Consolidated Statements of Cash Flow for the Six Months
Ended June 30, 2006 and 2005................................................F-35

Notes to Unaudited Financial Statements.....................................F-37

                              BAUM & COMPANY, P.A.
                        1515 UNIVERSITY DRIVE, SUITE 209
                          CORAL SPRINGS, FLORIDA 33071



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors
Tidelands Oil & Gas Corporation
San Antonio, Texas

We have audited the accompanying consolidated balance sheets of Tidelands Oil & Gas Corporation as of December 31, 2005, and 2004, and the related statements of consolidated stockholders' equity, operations, and cash flows for the years ended December 31, 2005, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tidelands Oil & Gas Corporation as of December 31, 2005 and 2004, and the results of their consolidated operations and their consolidated cash flows for the years ended December 31, 2005, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note 2 to the financial statements, the accompanying consolidated balance sheets and related statements of consolidated shareholders' equity, operations and cash flows have been restated to reflect the proper accounting for certain transactions which occurred during the year ended December 31, 2004. In our original report dated April 13, 2005, we expressed an unqualified opinion on the consolidated financial statements, and our opinion on the revised statements, as expressed herein, remains unqualified.

Baum & Company, P.A.
Coral Springs, Florida
April 14, 2006


                         TIDELANDS OIL & GAS CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                   YEARS ENDED

                                     ASSETS
                                     ------

                                                      December 31,    December 31,
                                                          2005            2004
                                                      ------------    ------------
                                                                       (Restated)
Current Assets:
   Cash                                               $  1,113,911    $  5,459,054
   Accounts and Loans Receivable                           468,458         516,387
   Inventory                                               142,204          82,523
   Prepaid Expenses                                        183,938         487,488
                                                      ------------    ------------
      Total Current Assets                               1,908,511       6,545,452
                                                      ------------    ------------

Property Plant and Equipment, Net                       10,042,088       9,086,313
                                                      ------------    ------------

Other Assets:
   Deposits                                                 14,004           4,108
   Cash Restricted                                          76,803          25,000
   Deferred Charges                                              0         116,250
   Note Receivable                                         288,506         286,606
   Goodwill                                              1,158,937       6,358,937
                                                      ------------    ------------
      Total Other Assets                                 1,538,250       6,790,901
                                                      ------------    ------------

      Total Assets                                    $ 13,488,849    $ 22,422,666
                                                      ============    ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current Liabilities:
   Current Maturities - Note Payable                  $    225,000    $          0
   Accounts Payable and Accrued Expenses                 1,225,554         574,224
                                                      ------------    ------------

      Total Current Liabilities                          1,450,554         574,224

Long-Term Debt                                           4,271,768      11,731,883
                                                      ------------    ------------

      Total Liabilities                                  5,722,322      12,306,107
                                                      ------------    ------------

Commitments and Contingencies
   Derivative Liability                                          0       5,168,000
                                                      ------------    ------------

Stockholders' Equity:
   Common Stock, $.001 Par Value per Share,
     100,000,000 Shares Authorized, 78,495,815
     and 61,603,359 Shares Issued and
     Outstanding at 2005 and 2004 Respectively              78,497          61,604
   Additional Paid-in Capital                           40,818,174      30,354,195
   Subscriptions Receivable                               (550,000)       (550,000)
   Minority Interest                                          --              --
   Accumulated (Deficit)                               (32,580,144)    (24,917,240)
                                                      ------------    ------------
      Total Stockholders' Equity                         7,766,527       4,948,559
                                                      ------------    ------------

      Total Liabilities and Stockholders' Equity      $ 13,488,849    $ 22,422,666
                                                      ============    ============



        See Accompanying Notes to Consolidated Financial Statements


                        TIDELANDS OIL AND GAS CORPORATION
                 STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
             YEARS ENDED DECEMBER 31, 2005, 2004 (RESTATED) AND 2003

                                                  Stock
                                               Additional                                       Total
                                  Common          Stock        Paid-In       Subscription    Accumulated     Stockholders'
                                  Shares         Amount        Capital        Receivable      (Deficit)         Equity
                               ------------   ------------   ------------    ------------    ------------    ------------
Balance
  January 1, 2003                33,683,329   $     33,684   $  6,715,108    $    (18,000)   $ (9,266,722)   $ (2,535,930)

Common Stock Issued
  for Cash                          781,395            781      1,049,219            --              --         1,050,000

Common Stock Issued
  for Services re: $1M
  Sale of Common Stock              300,000            300        335,700            --              --           336,000

Fee for Services re: Sale
  of Common Stock                      --             --         (336,000)           --              --          (336,000)

Issuances of Common Stock
  for Services                    4,323,500          4,324      2,187,273            --              --         2,191,597

Issuances of Common Stock
  for Conversion of Deferred
  Officers' Salaries              3,596,169          3,596        787,561            --              --           791,157

Issuance of Common Stock
  for Conversion of Deferred
  Director's Fees                   340,909            341         74,659            --              --            75,000

Issuance of Common Stock
  for Conversion of Accrued
  Legal Fees                        500,000            500         62,000            --              --            62,500

Issuance of Common Stock
  for Conversion of Notes
  Payable                         1,300,000          1,300        197,467            --              --           198,767

Net Loss                               --             --             --              --        (1,348,481)     (1,348,481)
                               ------------   ------------   ------------    ------------    ------------    ------------


Balance
  December 31, 2003              44,825,302   $     44,826   $ 11,072,987    $    (18,000)   $(10,615,203)   $    484,610

Common Stock Issued
  for Cash                        6,725,545          6,725      6,081,592            --              --         6,088,317

Common Stock Issued
  for Services Regarding
  $4,083,335 Sale of Stock          300,000            300        449,700            --              --           450,000

Fee for Services
  Regarding Sale of
  Common Stock                         --             --         (450,000)           --              --          (450,000)

Issuance of Common
  Stock for Services              6,602,800          6,603      9,321,213            --              --         9,327,816

Issuance of Common
  Stock for Subscription          2,500,000          2,500        547,500        (550,000)           --              --

Issuance of Common
  Stock for Conversion of
  Note Payable and
  Accrued Interest                   75,000             75        113,236            --              --           113,311

Beneficial Conversion
 Feature - Convertible
 Debentures                            --             --        3,092,105            --              --         3,092,105

Write Off Stock
  Subscription Receivable              --             --             --            18,000            --            18,000




           See Accompanying Notes to Consolidated Financial Statements

                                      F-4

                        TIDELANDS OIL AND GAS CORPORATION
                 STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
             YEARS ENDED DECEMBER 31, 2005, 2004 (RESTATED) AND 2003
                                   (CONTINUED)

                                                   Stock
                                                Additional                                        Total
                                  Common           Stock         Paid-In       Subscription    Accumulated     Stockholders'
                                  Shares          Amount         Capital        Receivable      (Deficit)         Equity
                               ------------    ------------    ------------    ------------    ------------    ------------

Issuance of Common Stock
  to Acquire 50% of
  Sonterra Energy Corp.             574,712             575         125,862            --              --           126,437

Net Loss                               --              --              --              --       (14,302,037)    (14,302,037)
                               ------------    ------------    ------------    ------------    ------------    ------------

Balance
  December 31, 2004              61,603,359    $     61,604    $ 30,354,195    $   (550,000)   $(24,917,240)   $  4,948,559

Issuance of Common
  Stock for Services              2,970,000           2,971       4,019,554            --              --         4,022,525

Issuance of Common
  Stock for Conversion of
  Convertible Debentures          6,707,456           6,707       4,993,293            --              --         5,000,000

Beneficial Conversion
  Feature -Convertible
  Debentures                           --              --          (756,328)           --              --          (756,328)

Cancellation of Stock
  Previously Issued for
  Services per Litigation
  Settlement                       (285,000)           (285)       (297,540)           --              --          (297,825)

Exercise of Stock
  Purchase Warrants               7,500,000           7,500       2,505,000            --              --         2,512,500

Net Loss                               --              --              --              --        (7,662,904)     (7,662,904)
                               ------------    ------------    ------------    ------------    ------------    ------------

Balance
December 31, 2005                78,495,815    $     78,497    $ 40,818,174    $   (550,000)   $(32,580,144)   $  7,766,527
                               ============    ============    ============    ============    ============    ============




















           See Accompanying Notes to Consolidated Financial Statements


                         TIDELANDS OIL & GAS CORPORATION
                      STATEMENTS OF CONSOLIDATED OPERATIONS
                                   YEARS ENDED




                                            December 31,    December 31,    December 31,
                                                2005            2004            2003
                                            ------------    ------------    ------------
                                             (Restated)      (Restated)
Revenues:
   Gas Sales and Pipeline Fees              $  1,725,756    $  1,800,863    $          0
   Construction Service                          135,567          82,975               0
   Other                                               0               0         178,856
                                            ------------    ------------    ------------
        Total Revenues                         1,861,323       1,883,838         178,856
                                            ------------    ------------    ------------

Expenses:
   Cost of Sales                               1,003,386       1,508,891               0
   Operating Expenses                            202,766          99,665          27,767
   Depreciation                                  485,481         244,889          43,006
   Interest                                      611,363         300,566          53,163
   Beneficial Conversion Feature Interest       (756,329)      3,092,105               0
   Sales, General and Administrative           8,033,249      11,022,019       2,937,132
   Impairment Losses - Long-Lived Assets         392,000               0               0
   Impairment Losses - Goodwill                5,200,000      15,358,000               0
                                            ------------    ------------    ------------

      Total Expenses                          15,171,916      31,626,135       3,061,068
                                            ------------    ------------    ------------


(Loss) from Operations                       (13,310,593)    (29,742,297)     (2,882,212)
Gain on Sale of Subsidiary                             0               0       1,533,731
Gain on Reduction of Derivative Liability      5,168,000      15,390,000               0
Loss on Equipment Sale                            (3,167)              0               0
Other Income                                      61,956               0               0
Interest and Dividend Income                     123,075          50,260               0
Minority Interest                                   --              --              --
Litigation Settlement                            297,825               0               0
                                            ------------    ------------    ------------
  Net (Loss)                                $ (7,662,904)   $(14,302,037)   $ (1,348,481)
                                            ============    ============    ============

Net (Loss) Per Common Share:
   Basic and Diluted                        $      (0.11)   $      (0.27)   $      (0.03)
   -----------------                        ============    ============    ============

Weighted Average Number of Common
   Shares Outstanding -
   Basic and Diluted                          70,049,587      53,214,230      39,254,316
   -----------------                        ============    ============    ============











             Accompanying Notes to Consolidated Financial Statements


                         TIDELANDS OIL & GAS CORPORATION
                      STATEMENTS OF CONSOLIDATED CASH FLOWS
                                   YEARS ENDED




                                                    December 31,    December 31,    December 31,
                                                        2005            2004            2003
                                                    ------------    ------------    ------------
                                                                     (Restated)

Cash Flows Provided (Required) By
  Operating Activities:
    Net (Loss)                                      $ (7,662,904)   $(14,302,037)   $ (1,348,481)
   Adjustments to Reconcile Net (Loss)
      To Net Cash Provided (Required) By
      Operating Activities:

    Depreciation                                         485,481         244,889          43,006
    Goodwill                                                   0      (5,200,000)              0
    Impairment Losses                                  5,592,000      15,358,000               0
    Change in Derivative Instrument                   (5,168,000)    (10,222,000)              0
    Loss on Disposal of Equipment                          3,167               0               0
    Issuance of Common Stock:
     For Services Provided                             4,022,525       9,327,816       2,191,597
     Beneficial Conversion Feature - Interest           (756,329)      3,092,105               0
       Return of Issued Stock
         Litigation Settlement                          (297,825)              0               0
       Changes In:
         Accounts Receivable                              47,929        (516,159)         16,078
         Inventory                                       (59,681)        (82,523)         12,155
         Prepaid Expenses                                303,550        (465,279)         21,392
         Other Assets                                          0               0          (1,805)
         Deferred Charges                                116,250        (116,250)              0
         Deposits                                        (61,699)        (25,308)              0
         Accounts Payable and Accrued Expenses
                                                         651,330        (201,370)       (492,815)
                                                    ------------    ------------    ------------


Net Cash (Required)
   By Operating Activities                            (2,784,206)     (3,108,116)        441,127
                                                    ------------    ------------    ------------

Cash Flows Provided (Required)
  By Investing Activities:
      (Increase) In Investments                                0        (901,871)        (98,629)
      Acquisitions of Property, Plant & Equipment     (1,837,222)     (8,727,010)       (134,505)
      Disposals of Oil and Gas Properties                      0               0         598,924
      Disposals of Equipment                                 800               0               0
                                                    ------------    ------------    ------------


   Net Cash (Required)
        By Investing Activities                       (1,836,422)     (9,628,881)        365,790
                                                    ------------    ------------    ------------











             Accompanying Notes to Consolidated Financial Statements


                         TIDELANDS OIL & GAS CORPORATION
                      STATEMENTS OF CONSOLIDATED CASH FLOWS
                                   (CONTINUED)
                                   YEARS ENDED



                                                     December 31,    December 31,    December 31,
                                                         2005            2004            2003
                                                     ------------    ------------    ------------
                                                                      (Restated)

Cash Flows Provided (Required)
   By Financing Activities:
      Proceeds from Issuance of Common Stock                    0       6,088,317       1,050,000
      Proceeds from Long-Term Loans                       277,385       6,731,883               0
      Proceeds from Issuance Of
        Convertible Debentures                                  0       5,000,000               0
      Repayment of Short-Term Loans                             0        (250,000)              0
      Reduction of Stock Subscription Receivable                0          18,000               0
      Repayment of Loan Due to Related Parties                  0               0        (933,554)
      Proceeds of Loans From Related Parties                    0               0          80,349
      Loan to Related Party                                (1,900)       (286,606)              0
      Repayment of current Maturities of Long-Term
        Debt                                                    0               0        (302,924)
                                                     ------------    ------------    ------------

Net Cash Provided By
  Financing Activities                                    275,485      17,301,594        (106,129)
                                                     ------------    ------------    ------------

Net Increase (Decrease) in Cash                        (4,345,143)      4,564,597         700,788
Cash at Beginning of Period                             5,459,054         894,457         193,669
                                                     ------------    ------------    ------------

Cash at End of Period                                $  1,113,911    $  5,459,054    $    894,457
                                                     ============    ============    ============

Supplemental Disclosures of
   Cash Flow Information:
      Cash Payments for Interest                     $    356,504    $     38,320    $     38,773
                                                     ============    ============    ============


      Cash Payments For Income Taxes                 $          0    $          0    $          0
                                                     ============    ============    ============

Non-Cash Financing Activities:
Return of Issued Stock For
  Beneficial Conversion Feature - Interest           $   (756,329)   $  3,092,105    $          0
Litigation Settlements                                   (297,825)              0               0
Increase of Stock Subscription Receivable                       0         550,000               0
Issuance of Common Stock:
    Repayment of Notes                                  2,512,500          75,000         198,767
    Conversion of Debentures                            5,000,000               0               0
    Payment of Accounts Payable                                 0          38,311          62,500
    Repayment of Loans From Related Parties                     0               0         866,157
    Acquisition Cost                                            0         126,437               0
                                                     ------------    ------------    ------------


      Total Non-Cash Financing Activities            $  6,458,346    $  3,881,853    $  1,127,424
                                                     ============    ============    ============










           See Accompanying Notes to Consolidated Financial Statements

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2005, 2004 (RESTATED) AND 2003


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
------   ------------------------------------------

         This summary of significant accounting policies is presented to assist in understanding these consolidated financial statements. The consolidated financial statements and notes are representations of management who is responsible for their integrity and objectivity. The accounting policies used conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of these consolidated financial statements.

         Organization
         ------------

         Tidelands Oil and Gas Corporation (the Company and formerly C2 Technologies, Inc.), was incorporated in the state of Nevada on February 25, 1997. On December 1, 2000, the Company completed its acquisition of Rio Bravo Energy, LLC, and their related entities thereby making Rio Bravo Energy, LLC, a wholly-owned subsidiary of the Company. During 2004, the Company acquired all of the stock of Sonterra Energy Corporation (Sonterra) and through this wholly-owned subsidiary, the Company purchased all of the assets of a gas distribution organization (see Note 15-Acquisitions). The Company also, during 2004, increased its ownership interest from 25% to 98% in Reef Ventures, LP, and their wholly-owned subsidiaries (Reef International, LLC and Reef Marketing, LLC) (see Note 15-Acquisitions).

         Nature of Operations
         --------------------

         The Company currently operates a natural gas pipeline between Eagle Pass, Texas and Piedras Negras, Mexico and a propane distribution system serving residential customers in the Austin, Texas area. In addition, the Company is engaged in the development of natural gas storage facilities in Mexico and other natural gas pipelines between the United States and Mexico.

         Principles of Consolidation
         ---------------------------

         The  consolidated  financial  statements  include  the  accounts of the
         Company   and   its   wholly-owned   subsidiaries.    All   significant
         inter-company accounts and transactions have been eliminated.

         Fair Value of Financial Instruments
         -----------------------------------

         Statement of Financial Accounting Standards No. 107 "Disclosure About Fair Value of Financial Instruments," requires the disclosure of the fair value of off-and-on balance sheet financial instruments. Unless otherwise indicated, the fair values of all reported consolidated assets and consolidated liabilities, which represent financial instruments (none of which are held for trading purposes), approximate the carrying values of such amounts.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2005, 2004 (RESTATED) AND 2003


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
------   ------------------------------------------------------

         Use of Estimates
         ----------------

         The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         Property, Plant and Equipment
         -----------------------------

         Property, plant and equipment are recorded at historical cost. Depreciation of property, plant and equipment is provided on the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations. Additions and betterments, which extend the useful lives of the assets, are capitalized. Upon retirement or disposal of the property, plant and equipment, the cost and accumulated depreciation are eliminated from the accounts, and the resulting gain or loss is reflected in operations.

         Long-Lived Assets
         -----------------

         Statement of Financial Accounting Standards 144 (SFAS 144) "Accounting for the Impairment or Disposal of Long-Lived Assets" requires that long-lived assets to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset, and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

         The requirements of SFAS 144 and the evaluation by the Company resulted in impairment losses of $392,000, all of which is attributable to the Rio Bravo Energy, LLC, Consolidated Group.

         Income Taxes
         ------------

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards 109 (SFAS 109) "Accounting for Income Taxes," which requires the establishment of a deferred tax asset or liability for the recognition of future deductions of taxable amounts and operating loss carry forwards, deferred tax expense or benefit is recognized as a result of the change in the deferred asset or liability during the year. If necessary, the Company will establish a valuation allowance to reduce any deferred tax asset to an amount which will, more likely than not, be realized.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2005, 2004 (RESTATED) AND 2003


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
------   ------------------------------------------------------

         Net (Loss) Per Common Share
         ---------------------------

         The Company accounts for net (loss) per share in accordance with Statement of Financial Accounting Standard 128 (SFAS 128) "Earnings Per Share". Basic (loss) per share is based upon the net (loss) applicable to the weighted average number of common shares outstanding during the period. Diluted (loss) per share reflects the effect of the assumed conversions of convertible securities and exercise of stock options only in the periods in which such affect would have been dilutive.

         Goodwill
         --------

         Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable assets of businesses acquired. Statement of Financial Accounting Standards No. 142 (SFAS 142), "Goodwill and Other Intangible Assets" requires goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required. Furthermore, SFAS 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. As the result of an acquisition during the second quarter of 2004, the Company recorded goodwill in the amount of $20,561,800. The Company evaluates the carrying value of goodwill on a quarterly basis. As part of the evaluation, the company compares the carrying value of the intangible asset with its fair value to determine whether there has been impairment. As a result of management's impairment review of goodwill during 2004 and 2005, the Company recognized impairment losses of $15,358,000 and $5,200,000 in 2004 and 2005 respectively.

         Revenue Recognition
         -------------------

         The Company's revenues for 2005 were derived principally (80%) from the sale of propane gas to residential customers, as well as charges generated from transportation fees (13%). During 2004, the Company's main source of revenue (71%) was derived from the sale of natural gas to commercial accounts, as well as the sale of propane gas to residential customers (21%) and the charging of transportation fees (4%). Additional revenues, 7% and 4% in 2005 and 2004 respectively, were the result of construction services performed in the various subdivisions which were the recipients of the propane gas hook-ups.

         Revenues are recognized at the time of monthly billings based on meter readings provided by independent contractors.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2005, 2004 (RESTATED) AND 2003


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
------   ------------------------------------------------------

         New Accounting Standards
         ------------------------

         In June 2001, Statement of Financial Accounting Standards 143, "Accounting for Asset Retirement Obligations", (SFAS 143) was issued and is effective for fiscal years beginning after June 15, 2002. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The adoption of SFAS 143 does not have a material effect on our consolidated financial statements.

         In July 2002, Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", (SFAS 146) was issued and is effective for periods beginning after December 31, 2002. SFAS 146 requires, among other things, that costs associated with an exit activity (including restructuring and employee and contract termination costs) or with a disposal of long-lived assets be recognized when the liability has been incurred and can be measured at fair value. Companies must record in earnings from continuing operations costs associated with an exit or disposal activity that does not involve a discontinued operation. Costs associated with an activity that involves a discontinued operation would be included in the results of discontinued operations. The implementation of the provisions of SFAS No. 146 does not have a material effect on the consolidated financial statements.

         In December 2002, Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation", (SFAS No. 148) was issued and is effective for fiscal years beginning after December 15, 2002. SFAS No. 148 amends the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation", (SFAS No. 123) to require prominent disclosures in both interim and annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 also amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company had decided not to voluntarily adopt the SFAS No. 123 fair value method of accounting for stock-based employee compensation. Therefore, the new transition alternatives allowed in SFAS No. 148 will not affect the consolidated financial statements.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2005, 2004 (RESTATED) AND 2003


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
------   ------------------------------------------------------

         New Accounting Standards (Continued)
         ------------------------------------

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 On Derivative Instruments And Hedging Activities". SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. In May 2003, the FASB issued SFAS No. 150, "Accounting For Certain Financial Instruments With Characteristics Of Both Liabilities And Equity". SFAS No. 150 improves the accounting for certain financial instruments that previously might have been accounted for as equity. SFAS No. 150 required that those instruments be classified as liabilities in statements of financial position. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. The Company adopted both SFAS 149 and SFAS 150 in 2003. The adoption of these standards have resulted in beneficial conversion feature charges (credits) of $3,092,105 and ($756,329) in 2004 and 2005 respectively.

NOTE 2 - SUMMARY OF RESTATED CONSOLIDATED FINANCIAL STATEMENTS
------   ------------------------------------------------------

         During the fourth quarter of 2005, management reevaluated its accounting treatment for several complex transactions which occurred during the year ended December 31, 2004. After considerable review and outside consultation, management determined that their interpretation of the accounting guidelines for these involved issues was not correct and thereby their recording of the initial transaction needed to be restated. Accordingly, management has chosen to restate in this note the consolidated financial statements for the year ended December 31, 2004, as well as the interim reports for the quarters ended March 31, June 30, and September 30, 2005. Following are the transactions which precipitated the restatements:

         (A) Goodwill associated with the acquisition of Reef Ventures, LP, (May
             2004), and the related derivative liability for warrants issued as part of the purchase price. Management, after their review of EITF 00-19 "Accounting For Derivative Financial Instruments Indexed To, and Potentially Settled In, A Company's Own Stock", has concluded that it is necessary to account for goodwill and the related derivative liability associated with the May 2004 acquisition (see
             Note 15). At December 31, 2004, the net effect of this adjustment results in an increase in goodwill of $5,200,000, an increase in the derivative liability of $5,168,000, a gain on reduction of the derivative liability of $15,390,000 and a goodwill impairment loss of $15,358,000.


                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2005, 2004 (RESTATED) AND 2003


NOTE 2 - SUMMARY OF RESTATED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
------   -----------------------------------------------------------------

         (B) Issuance of convertible  debentures with freestanding  warrants and
             embedded  beneficial   conversion   features.   Management,   after
             reviewing  SFAS  133  and  EITF  00-19,  has  determined  that  the
             convertible  debentures  issued  in  November,   2004,  contain  an
             embedded beneficial  conversion feature.  Accordingly,  at December
             31, 2004,  this charge to the statement of  operations  amounted to
             $3,092,105.

         (C) Valuation  of  stock  issued  for  services  and  financing  costs.
             Management  reviewed all stock  issued for  services and  financing costs in 2004, and in accordance  with the  provisions  outlined in
             EITF  96-18  and  SFAS  123,   management   increased  the  charges
             associated with these stock issuances by $4,724,750 at December 31,
             2004.

         All of the transactions referred to above relate to non-cash charges and do not affect the Company's revenues, cash flows from operations or liquidity.


                    SUMMARY OF RESTATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2004
                                -----------------

                                       Previously        Restatement       Restated
                                        Reported          Adjustment         Total
Consolidated Balance Sheets:
   Total Assets                       $ 17,222,666 (1)   $  5,200,000    $ 22,422,666
   Total Liabilities                    12,306,107 (2)      5,168,000      17,474,107
                                      ------------       ------------    ------------
   Stockholders' Equity               $  4,916,559       $     32,000    $  4,948,559
                                      ============       ============    ============

Consolidated Results of Operations:
   Revenues                              1,883,838                  0       1,883,838
   Expenses                              8,451,280 (3,4)   23,174,855      31,626,135
                                      ------------       ------------    ------------
Net (Loss) from Operations              (6,567,442)       (23,174,855)    (29,742,297)

   Derivative Gain                               0 (5)     15,390,000      15,390,000
   Other Income                             50,260                  0          50,260
                                      ------------       ------------    ------------

Net (Loss)                            $ (6,517,182)      $ (7,784,855)   $(14,302,037)
                                      ============       ============    ============

Net (Loss) per Common Share:
    Basic and Diluted                 $      (0.12)                      $      (0.27)
                                      ============                       ============

Weighted Average Number of Common
    Shares Outstanding:
    Basic and Diluted                   53,214,230                         53,214,230
                                      ============                       ============


                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE 2 - SUMMARY OF RESTATED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
------   -----------------------------------------------------------------

                   SUMMARY OF RESTATED INTERIM REPORTS - 2005

                                     MARCH 31, 2005                                 JUNE 30, 2005
                     --------------------------------------------    --------------------------------------------
                      Previously      Restatement     Restated        Previously     Restatement      Restated
                       Reported       Adjustment        Total          Reported       Adjustment        Total
ASSETS
Current Assets:
  Cash and Cash
   Equivalents       $  4,623,198            --      $  4,623,198    $  3,468,839            --      $  3,468,839
  Accounts and
   Loans Receivable       404,488            --           404,488         309,323            --           309,323
  Inventory                60,159            --            60,159          75,573            --            75,573
  Prepaid Expenses        418,362            --           418,362         302,531            --           302,531
                     ------------    ------------    ------------    ------------    ------------    ------------
    Total Current
     Assets             5,506,207            --         5,506,207       4,156,266            --         4,156,266
                     ------------    ------------    ------------    ------------    ------------    ------------
Property, Plant
 and Equipment, Net     9,245,326            --         9,245,326       9,630,591            --         9,630,591
                     ------------    ------------    ------------    ------------    ------------    ------------
Other Assets:
  Deposits                  6,608            --             6,608           6,608            --             6,608
  Deferred Charges         38,750            --            38,750               0            --                 0
  Restricted Cash          75,000            --            75,000          75,846            --            75,846
  Note Receivable         287,170            --           287,170         286,114            --           286,114
  Goodwill              1,158,937   (1) 5,200,000       6,358,937       1,158,937            --         1,158,937
                     ------------    ------------    ------------    ------------    ------------    ------------
    Total Other
     Assets             1,566,465       5,200,000       6,766,465       1,527,505            --         1,527,505
                     ------------    ------------    ------------    ------------    ------------    ------------
    Total Assets     $ 16,317,998    $  5,200,000    $ 21,517,998    $ 15,314,362    $          0    $ 15,314,362
                     ============    ============    ============    ============    ============    ============
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current
 Liabilities:
  Current
   Maturities of
   Note Payable      $    225,000    $       --      $    225,000    $    112,500    $       --      $    112,500
  Convertible
   Debenture Payable    5,000,000            --         5,000,000       2,480,000            --         2,480,000
  Accounts
   Payable and
   Accrued Expenses       438,830            --           438,830         656,302            --           656,302
  Derivative
   Liability                    0   (2) 8,062,500       8,062,500               0            --                 0
                     ------------    ------------    ------------    ------------    ------------    ------------
    Total Current
     Liabilities        5,663,830       8,062,500      13,726,330       3,248,802            --         3,248,802
                     ------------    ------------    ------------    ------------    ------------    ------------
Long-Term Debt:
Note Payable,
 less Current
 Maturities             6,592,301            --         6,592,301       4,255,990            --         4,255,990
                     ------------    ------------    ------------    ------------    ------------    ------------
    Total
     Liabilities       12,256,131       8,062,500      20,318,631       7,504,792            --         7,504,792
                     ------------    ------------    ------------    ------------    ------------    ------------
Stockholders' Equity:
  Common Stock             62,364          62,364          74,281          74,281          77,157          77,157
  Additional
   Paid-in Capital     22,918,580      13,151,198      36,069,778      28,655,789       9,531,144      38,186,933
  Subscriptions
   Receivable            (550,000)       (550,000)       (550,000)       (550,000)       (550,000)       (550,000)
  Minority Interest          --              --              --              --              --              --
  Accumulated
   Deficit            (18,369,077)    (16,013,698)    (34,382,775)    (20,370,500)     (9,531,144)    (29,901,644)
                     ------------    ------------    ------------    ------------    ------------    ------------
    Total
     Stockholders'
     Equity             4,061,867      (2,862,500)      1,199,367       7,809,570            --         7,809,570
                     ------------    ------------    ------------    ------------    ------------    ------------
Total Liabilities
 and Stockholders'
 Equity              $ 16,317,998    $  5,200,000    $ 21,517,998    $ 15,314,362    $          0    $ 15,314,362
                     ============    ============    ============    ============    ============    ============

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE 2 - SUMMARY OF RESTATED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
------   -----------------------------------------------------------------

                   SUMMARY OF RESTATED INTERIM REPORTS - 2005


                                  SEPTEMBER 30, 2005
                     --------------------------------------------
                      Previously      Restatement
                       Reported       Adjustment         Total
ASSETS
Current Assets:
  Cash and Cash
   Equivalents       $  2,336,430            --      $  2,336,430
  Accounts and
   Loans Receivable       208,668            --           208,668
  Inventory                90,332            --            90,332
  Prepaid Expenses        208,879            --           208,879
                     ------------    ------------    ------------
    Total Current
     Assets             2,844,309            --         2,844,309
                     ------------    ------------    ------------
Property, Plant
 and Equipment, Net    10,097,779            --        10,097,779
                     ------------    ------------    ------------
Other Assets:
  Deposits                  6,708            --             6,708
  Deferred Charges              0            --                 0
  Restricted Cash         101,471            --           101,471
  Note Receivable         284,944            --           284,944
  Goodwill              1,158,937            --         1,158,937
                     ------------    ------------    ------------
    Total Other
     Assets             1,552,060            --         1,552,060
                     ------------    ------------    ------------
    Total Assets     $ 14,494,148    $          0    $ 14,494,148
                     ============    ============    ============
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current
 Liabilities:
  Current
   Maturities of
   Note Payable      $    168,750    $       --      $    168,750
  Convertible
   Debenture Payable      980,000            --           980,000
  Accounts
   Payable and
   Accrued Expenses       642,457            --           642,457
  Derivative
   Liability                    0            --                 0
                     ------------    ------------    ------------
    Total Current
     Liabilities        1,791,207            --         1,791,207
                     ------------    ------------    ------------
Long-Term Debt:
Note Payable,
 less Current
 Maturities             4,252,304            --         4,252,304
                     ------------    ------------    ------------
    Total
     Liabilities        6,043,511            --         6,043,511
                     ------------    ------------    ------------
Stockholders' Equity:
  Common Stock
  Additional
   Paid-in Capital     30,369,493       9,682,940      40,052,433
  Subscriptions
   Receivable
  Minority Interest
  Accumulated
   Deficit            (21,446,013)     (9,682,940)    (31,128,953
                     ------------    ------------    ------------
    Total
     Stockholders'
     Equity             8,450,637            --         8,450,637
                     ------------    ------------    ------------
Total Liabilities
 and Stockholders'
 Equity              $ 14,494,148    $          0    $ 14,494,148
                     ============    ============    ============


                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE 2 - SUMMARY OF RESTATED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
------   -----------------------------------------------------------------

             SUMMARY OF RESTATED INTERIM REPORTS - 2005 (CONTINUED)



                                  Three Months Ended March 31, 2005                 Six Months Ended June 30, 2005
                            --------------------------------------------    --------------------------------------------
                             Previously                       Restated       Previously                      Restated
                              Reported       Restatement        Total         Reported       Restatement       Total
                            ------------    ------------    ------------    ------------    ------------    ------------
Revenues:
  Gas Sales and
   Pipeline Fees            $    586,949    $       --      $    586,949    $    849,490    $       --      $    849,490
  Construction Services           41,126            --            41,126         119,121            --           119,121
                            ------------    ------------    ------------    ------------    ------------    ------------
    Total Revenues               628,075            --           628,075         968,611            --           968,611
                            ------------    ------------    ------------    ------------    ------------    ------------
Expenses:
    Cost of Sales                284,679            --           284,679         415,248            --           415,248
    Operating Expenses            66,774            --            66,774         129,137            --           129,137
    Depreciation                 115,441            --           115,441         236,395            --           236,395
    Interest                     209,787            --           209,787         393,860            --           393,860
    Beneficial Conversion
     Feature Interest                  0   (3) 4,736,843       4,736,843               0  (3)    135,789         135,789
    Sales, General
     and Administrative        1,220,911   (4)   597,500       1,818,411       3,098,570  (4)  1,578,500       4,677,070
    Impairment
     Losses                            0               0               0               0  (1)  5,200,000       5,200,000
                            ------------    ------------    ------------    ------------    ------------    ------------
    Total Expenses             1,897,592       5,334,343       7,231,935       4,273,210       6,914,289       11,187,49
                            ------------    ------------    ------------    ------------    ------------    ------------
(Loss) from
 Operations                   (1,269,517)     (5,334,343)     (6,603,860)     (3,304,599)     (6,914,289)    (10,218,888)

    Derivative Gain
     (Loss)                         --     (5)(2,894,500)     (2,894,500)           --    (5)  5,168,000       5,168,000
    Gain (Loss) on
     Equipment Sale               (3,167)           --            (3,167)         (3,167)           --            (3,167)
    Interest and
     Dividend Income              35,992            --            35,992          69,651            --            69,651
    Minority Interest               --              --              --              --              --              --
    Litigation
     Settlement                        0            --                 0               0            --                 0
                            ------------    ------------    ------------    ------------    ------------    ------------
Net (Loss)                  $ (1,236,692)   $ (8,228,843)   $ (9,465,535)    $(3,238,11)    $ (1,746,289)    $(4,984,40)
                            ============    ============    ============    ============    ============    ============
Net (Loss) Per
 Common Share,
 Basic and Diluted:         $      (0.02)   $       --      $      (0.15)   $      (0.05)   $       --      $      (0.07)
                            ============    ============    ============    ============    ============    ============
Weighted Average
 Number of Common
 Shares Outstanding:
   Basic and Diluted          61,893,359            --        61,893,359      67,941,251            --        67,941,251
                            ============    ============    ============    ============    ============    ============

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE 2 - SUMMARY OF RESTATED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
------   -----------------------------------------------------------------

             SUMMARY OF RESTATED INTERIM REPORTS - 2005 (CONTINUED)



                                Nine Months Ended September 30, 2005
                            --------------------------------------------
                             Previously
                              Reported       Restatement       Total
                            ------------    ------------    ------------
Revenues:
  Gas Sales and
   Pipeline Fees            $  1,097,505    $       --      $  1,097,505
  Construction Services          119,121            --           119,121
                            ------------    ------------    ------------
    Total Revenues             1,216,626            --         1,216,626
                            ------------    ------------    ------------
Expenses:
    Cost of Sales                635,113            --           635,113
    Operating Expenses           210,545            --           210,545
    Depreciation                 360,817            --           360,817
    Interest                     503,950            --           503,950
    Beneficial Conversion
     Feature Interest                  0  (3)   (501,659)       (501,659)
    Sales, General
     and Administrative        4,022,271  (4)  2,556,200       6,578,471
    Impairment
     Losses                            0  (1)  5,200,000       5,200,000
                            ------------    ------------    ------------
    Total Expenses             5,732,696       7,254,541      12,987,237
                            ------------    ------------    ------------
(Loss) from
 Operations                   (4,516,070)     (7,254,541)    (11,770,611)

    Derivative Gain
     (Loss)                         --    (5)  5,168,000       5,168,000
    Gain (Loss) on
     Equipment Sale               (3,167)           --            (3,167)
    Interest and
     Dividend Income              96,240            --            96,240
    Minority Interest
    Litigation
     Settlement                  109,369  (4)    188,456         297,825
                            ------------    ------------    ------------
Net (Loss)                  $ (4,313,62)    $ (1,898,085)   $ (6,211,713)
                            ============    ============    ============
Net (Loss) Per
 Common Share,
 Basic and Diluted:         $      (0.06)   $       --      $      (0.09)
                            ============    ============    ============
Weighted Average
 Number of Common
 Shares Outstanding:
   Basic and Diluted          69,378,850            --        69,378,850
                            ============    ============    ============


(1)      Adjust goodwill to period ending balances.

(2) Adjust to recognize fair value of derivative financial instruments as liabilities at December 31, 2004 ($5,168,000) and first quarter adjustment ($2,894,500) necessitated by marking to market the fair value of the derivative.

(3)      Adjustments associated with the issuance of convertible debentures.

(4) Adjustments to recognize the fair value of services and related expenses paid for by the issuance of stock.

(5) Adjustments to recognize the gain / (loss) on changes in the derivative liability when the conversion price became variable.


                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2005, 2004 (RESTATED) AND 2003

NOTE 3 - PREPAID EXPENSES
------   ----------------

         A summary of prepaid expenses at December 31, 2005 and December 31, 2004 is as follows:

                                            December 31,   December 31,
                                                2005           2004
                                            ------------   ------------

         Prepaid Expenses-Other              $     2,741   $      4,802
         Prepaid Insurance                        88,340         82,318
         Prepaid License Fee                      84,270         79,500
         Prepaid Financing                             0        310,000
         Prepaid Rent                              7,500          8,301
         Prepaid Interest                          1,087          2,567
                                            ------------   ------------
                                             $   183,938   $    487,488
                                            ============   ============

NOTE 4 - PROPERTY, PLANT AND EQUIPMENT
------   -----------------------------

         A summary of property, plant and equipment at December 31, 2005 and December 31, 2004 is as follows:


                                                                             Estimated
                                               December 31,   December 31,    Economic
                                                   2005           2004          Life
                                               ------------   ------------   ---------
Pre-Construction Costs:
    International Crossings to Mexico          $    540,880   $     27,601   N/A
       Mexican Gas Storage Facility
           and Related Pipelines                  1,926,616        928,232   N/A
        Domestic LNG System                          18,319              0
       Propane Distribution Systems                       0        207,415   N/A
                                               ------------   ------------
             Total                                2,485,815      1,163,248
Office Furniture, Equipment and
  Leasehold Improvements                            174,412         46,141    5 Years
Pipelines - Domestic                                      0        431,560   15 Years
Pipeline - Eagle Pass, TX to Piedras
  Negras, Mexico                                  6,106,255      6,106,255   20 Years
Gas Processing Plant                                      0        186,410   15 Years
Tanks & Lines - Propane Distribution
  System                                          1,895,494      1,596,439    5 Years
Machinery and Equipment                              66,493         57,180    5 Years
Trucks, Autos and Trailers                          136,940         63,175    5 Years
                                               ------------   ------------

            Total                                10,865,409      9,650,408
Less:  Accumulated Depreciation                     823,321        564,095
                                               ------------   ------------

           Net Property, Plant and Equipment   $ 10,042,088   $  9,086,313
                                               ============   ============

         Depreciation expense for the years ended December 31, 2005, December 31, 2004 and December 31, 2003 was $485,581, $244,889 and $43,006
         respectively.

NOTE 5 - RESTRICTED CASH
------   ----------------

         Restricted cash consists of certificates of deposit to secure letters of credit issued to the Railroad Commission of Texas.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2005, 2004 (RESTATED) AND 2003



NOTE 6 - LONG-TERM DEBT
------   --------------

         A summary of long-term debt at December 31, 2005 and December 31, 2004 is as follows:

                                                   December 31,   December 31,
                                                       2005           2004
                                                   ------------   ------------

         Note Payable, Secured, Interest Bearing
           at 2% Over Prime Rate, Maturing
              May 25, 2008                         $  4,496,468   $  6,731,883

         Convertible Debentures, Unsecured,
            7% Interest Bearing,
               Maturing May 18, 2006                          0      5,000,000
                                                   ------------   ------------
                                                      4,496,468     11,731,883

         Less:  Current Maturities                      225,000              0
                                                   ------------   ------------

                   Total Long-Term Debt            $  4,271,468   $ 11,731,883
                                                   ============   ============

NOTE 7 - INCOME TAXES
------   ------------

         The Company files a consolidated federal income tax return. At December 31, 2005, the Company had a net operating loss carry forward of approximately $24,200,000 available to offset future federal taxable income through 2025.

         The components of the deferred tax assets and liabilities accounts at December 31, 2005 are as follows:

                  Total Deferred Tax Assets          $ 8,470,000
                  Less:  Valuation Allowance           8,470,000
                                                     -----------
                  Deferred Tax Asset (Liability)     $         0
                                                     ===========

NOTE 8 - COMMON STOCK TRANSACTIONS
------   -------------------------

         On January 3, 2005, the company issued 200,000 shares of its common stock for 2005 legal fees valued at $100,000 under the 2004 Stock Grant and Option Plan.

         On February 1, 2005, the company issued 500,000 shares of its restricted common stock valued at $797,500 to Impact International, LLC pursuant to the terms of the purchase of Reef Ventures, L.P.

         On February 25, 2005, the Company approved the issuance of 60,000 shares of its restricted common stock valued at $82,000 for investor public relations services.

         On May 1, 2005, the Company issued 500,000 shares of its restricted common stock valued at $900,000 to Impact International, LLC pursuant to the terms of the purchase of Reef Ventures, L.P.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2005, 2004 (RESTATED) AND 2003


NOTE 8 - COMMON STOCK TRANSACTIONS (CONTINUED)
------   -------------------------------------

         On June 23, 2005, the Company issued Impact International, LLC Seven Million Five Hundred Thousand (7,500,000) common shares in response to Impact's exercise of their common stock purchase warrants. Impact tendered payment in the form of a promissory note in the amount of $2,512,500. The note will reduce and offset the principal balance owed by the Company under the Purchase and Sale Agreement dated May 25, 2004 whereby it acquired the Eagle Pass pipeline by purchasing an additional 73% of Reef Ventures, LP.

         On June 27, 2005, the Company authorized the issuance of 150,000 shares of its restricted common stock valued at $199,500 to each of the three members of the Board of Directors, Michael R. Ward, Ahmed Karim and Carl Hessel.

         On June 27, 2005, the Company authorized the issuance of 150,000 shares of common stock under a 2004 non-qualified stock grant and option plan which was registered on Form S-8, November 5, 2004. The shares were valued at $199,125 and were issued to James B. Smith, the Company's Senior Vice President, CFO and newly appointed member of the Board of Directors.

         On July 1, 2005, the company issued 1,000,000 shares of its restricted common stock valued at $1,230,000 pursuant to an employment contract with an officer of the Company.

         On July 1, 2005, the Company issued 50,000 shares of its restricted common stock valued at $61,500 pursuant to an employment contract with an officer of the Company.

         On July 1, 2005, the Company issued 10,000 shares of its restricted common stock valued at $12,150 to an employee of the Company.

         On August 18, 2005, Tidelands settled the legal dispute with L. L. Capital Group, LLC whereby L. L. Capital Group, LLC canceled 285,000 shares of the 1,000,000 shares of the Company's restricted common stock which it had received for a one year consulting contract executed August 4, 2004. The 285,000 shares canceled were valued at $297,825.

         On December 20, 2005, the Company issued 10,000 shares of its common stock valued at $8,350 under the 2004 Stock Grant and Option Plan pursuant to an employment contract with an officer of the Company.

         On December 20, 2005, the Company issued 40,000 shares of its restricted common stock valued at $33,400 pursuant to an employment contract with an officer of the Company.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2005, 2004 (RESTATED) AND 2003


NOTE 8 - COMMON STOCK TRANSACTIONS (CONTINUED)
------   -------------------------------------

         On June 14, 2005,  June 27,  2005,  July 5, 2005,  September  19, 2005,
         September 29, 2005 and November 2, 2005, Mercator Momentum Fund III, L.P., Monarch Pointe Fund, Ltd (the "Funds") and Robinson Reed, Inc. (a managed account of the "Funds") notified the Company of their intent to convert portions of their remaining 7% convertible debentures into common stock which were converted as follows:

                                                           Price
                                                            Per      Number of
            Entity                              Amount     Share      Shares
            ------                              ------     -----      ------

         June 14, 2005
         -------------
         Mercator Momentum Fund, III, L.P.   $  273,600   $0.76      360,000
         Mercator Momentum Fund, L.P.           380,000    0.76      500,000
         Monarch Pointe Fund, Ltd               866,400    0.76    1,140,000

         June 27, 2005
         -------------
         Mercator Momentum Fund, III, L.P.      175,000    0.76      230,263
         Mercator Momentum Fund, L.P.           250,000    0.76      328,947
         Monarch Pointe Fund, Ltd               575,000    0.76      756,579

         July 5, 2005
         ------------
         Robinson Reed, Inc.                    200,000    0.76      263,158

         September 19, 2005
         ------------------
         Mercator Momentum Fund, L.P.            92,000    0.70      131,429
         Mercator Momentum Fund III, L.P.        60,000    0.70       85,714
         Monarch Pointe Fund, Ltd.              196,000    0.70      280,000
         Robinson Reed, Inc.                     52,000    0.70       74,286

         September 29, 2005
         ------------------
         Mercator Momentum Fund, L.P.           207,000    0.71      291,549
         Mercator Momentum Fund, III, L.P.      144,000    0.71      202,817
         Mercator Momentum Fund, Ltd.           459,000    0.71      646,479
         Robinson Reed, Inc.                     90,000    0.71      126,761

         November 2, 2005
         ----------------
         Mercator Momentum Fund, L.P.           214,000    0.76      261,579
         Mercator Momentum Fund, III, L.P.      134,900    0.76      177,500
         Monarch Pointe Fund, LTD               473,100    0.76      622,500
         Robinson Reed, Inc.                    158,000    0.76      217,895
                                             ----------           ----------
                                             $5,000,000            6,687,456
                                             ==========           ==========

         The "Funds" shares and the "Impact" shares issued were all included in the Company's registration statement filed on Form SB-2 which was declared effective by the Securities & Exchange Commission on May 27, 2005.


                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2005, 2004 (RESTATED) AND 2003


NOTE 9 - STOCK  OPTIONS,  STOCK  WARRANTS AND SHARES  RESERVED  FOR  CONVERTIBLE
------   DEBENTURES
         -----------------------------------------------------------------------

         The following table presents the activity for options, warrants and shares reserved for issuance upon conversion of outstanding convertible debentures for the year ending December 31, 2005 and 2004:

                                                              Shares Reserved    Weighted
                                     Stock          Stock     for Convertible     Average
                                    Options        Warrants     Debentures     Exercise Price
                                  -----------    -----------    -----------    --------------
Outstanding - December 31, 2003     2,500,000      8,516,807              0         $0.31
Granted / Issued                      250,000     10,562,141     11,111,111          0.69
Exercised                          (2,500,000)    (1,500,000)             0          0.14
                                  -----------    -----------    -----------         -----

Outstanding - December 31, 2004       250,000     17,578,948     11,111,111         $0.50
                                  -----------    -----------    -----------         -----
Granted / Issued                            0              0              0           -
Exercised / Converted                       0     (8,500,000)    (6,687,456)         0.49
Expired                                     0              0              0           -
Cancelled                                   0        (50,000)    (4,423,655)            0
                                  -----------    -----------    -----------         -----
Outstanding - December 31, 2005       250,000      9,028,948              0         $1.01
                                  ===========    ===========    ===========         =====

The 2004 Non-Qualified Stock Grant and Option Plan has 4,350,872 shares remaining available for future issuance.

On November 18, 2004, the Company entered into a Securities Purchase Agreement with Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, LP, (collectively, "the Funds") and M.A.G. Capital, LLC ("M.A.G.") (formerly Mercator Advisory Group, LLC). In exchange for $5,000,000 the Company issued to the Funds, 7% convertible debentures with a maturity date of May 18, 2006. As of November 2, 2005, the $5,000,000 of convertible debentures was converted for 6,587,456 shares of the Company's common stock.

In connection with this financing the Company issued 6,578,948 common stock warrants which expire November 18, 2007. The warrants are exercisable at prices ranging from $0.80 to $0.87. The Company granted the Funds and M.A.G. registration rights on both groups of securities; such registration was declared effective May 27, 2005.

                     Accounting for Stock-Based Compensation

As allowed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company has elected to apply the intrinsic-value-based method of accounting. Under this method, the Company measures stock-based compensation for option grants to employees assuming that options granted at market price at the date of grant have no intrinsic value. Restricted stock awards were valued based on the market price of a share of non-restricted stock on the date earned. No compensation expense has been recognized for stock-based incentive compensation plans other than for restricted stock awards pursuant to executive employment agreements.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2005, 2004 (RESTATED) AND 2003


NOTE 10 - COMMITMENT FOR SUITE LICENSE AGREEMENT
-------   --------------------------------------

         On June 4, 2004, the Company entered into a Suite License Agreement with the San Antonio Spurs, L.C.C. commencing July 1, 2004 for a period of five years. The annual license fee for the first year is $159,000 and is subject to a 6% per annum price escalation thereafter. The annual fee is payable in installments as indicated in the agreement.

         The future annual license fee commitments are as follows:

                2005                         $168,540
                2006                          178,652
                2007                          189,371
                2008                          200,733
                                             --------
                                             $737,296
                                             ========

NOTE 11 - RELATED PARTY TRANSACTION
-------   -------------------------

         The Company executed an agreement in January 2004 with a related party to provide charter air transportation for its employees, customers and contractors to job sites and other business related destinations. A $300,000 5% interest bearing loan due in January 2007 was made by the Company regarding the transaction. The loan balance is credited by airtime charges at standard industry rates offset by interest charges computed on the average monthly balance. At December 31, 2005, the loan balance was $288,506.

NOTE 12 - LEASES
-------   ------

         The Company entered into an operating lease on August 1, 2003 for the rental of its executive office at a monthly rent of $3,400, which expired November 30, 2005.

         The Company retained tenancy in the building under the month-to-month clause until February 1, 2006. On February 1, 2006, the Company renewed the lease until December 31, 2007 at the same $3,400 per month rental.

         The Company's wholly-owned subsidiary, Sonterra Energy Corporation, entered into a sublease agreement for its executive officers in an adjacent building for $2,500 per month until its renewal in October 2005 at which time the monthly rent increased to $3,000 per month through March 31, 2006. However, on February 1, 2006, Sonterra Energy Corporation entered into a direct operating lease with the building owner at a monthly rental of $3,300 for a term ending December 31, 2007.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2005, 2004 (RESTATED) AND 2003


 NOTE 12 - LEASES (CONTINUED)
--------   ------------------

         Sonterra Energy Corporation previously had entered into an operating lease beginning October 1, 2004 for a propane tank site at an annual rent of $10,000 expiring September 30, 2019.

         Future commitments under the operating leases are as follows:

                                 Year Ending                Total
                                -----------              ---------
                                  2006                   $  83,400
                                  2007                      90,400
                                  2008 - 2019              107,500
                                                         ---------
                          Total Minimum Lease Payments   $ 281,300
                                                         =========

         Rent expense for the years ended December 31, 2005 and 2004 was $82,300 and $43,300, respectively.

NOTE 13 - COMMITMENTS AND CONTINGENCIES
-------   -----------------------------

         The Company is subject to the laws and regulations relating to the protection of the environment. The Company's policy is to accrue environmental and related cleanup costs of a non-capital nature when it is both probable that a liability has been incurred and when the amount can be reasonably estimated. Although it is not possible to quantify with any degree of certainty the financial impact of the Company's continuing compliance efforts, management believes any future remediation or other compliance related costs will not have a material adverse effect on the consolidated financial condition or reported results of consolidated operations of the Company.

NOTE 14 - LITIGATION
--------  ----------

         On January 6, 2003, we were served as a third party defendant in a lawsuit titled Northern Natural Gas Company vs. Betty Lou Sheerin vs. Tidelands Oil & Gas Corporation, ZG Gathering, Ltd. and Ken Lay, in the 150th Judicial District Court, Bexar County, Texas, Cause Number 2002-C1-16421. The lawsuit was initiated by Northern Natural Gas when it sued Betty Lou Sheerin for her failure to make payments on a note she executed payable to Northern in the original principal amount of $1,950,000. Northern's suit was filed on November 13, 2002. Sheerin answered Northern's lawsuit on January 6, 2003. Sheerin's answer generally denied Northern's claims and raised the affirmative defenses of fraudulent inducement by Northern, estoppel, waiver and the further claim that the note does not comport with the legal requirements of a

                         TIDELANDS OIL & GAS CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2005, 2004 (RESTATED) AND 2003


NOTE 14 - LITIGATION (CONTINUED)
--------  ----------------------

         negotiable instrument. Sheerin seeks a judicial ruling that Northern be denied any recovery on the note. Sheerin's answer included a counterclaim against Northern, ZG Gathering, and Ken Lay generally alleging, among other things, that Northern, ZG Gathering, Ltd. and Ken Lay, fraudulently induced her execution of the note. Northern has filed a general denial of Sheerin's counterclaims. Sheerin's answer included a third party cross claim against Tidelands. She alleges that Tidelands entered into an agreement to purchase the Zavala Gathering System from ZG Gathering Ltd. and that, as a part of the agreement, Tidelands agreed to satisfy all of the obligations due and owing to Northern, thereby relieving Sheerin of all obligations she had to Northern on the $1,950,000 promissory note in question. Tidelands and Sheerin agreed to delay the Tidelands' answer date in order to allow time for mediation of the case. Tidelands participated in a mediation on March 11, 2003. The case was not settled at that time. Tidelands' answered the Sheerin suit on March 26, 2003. Tidelands' answer denies all of Sheerin's allegations.

         On May 24 and June 16, 2004 respectively, Betty Lou Sheerin filed her first and second amended original answer, affirmative defenses, special exceptions and second amended original counterclaim, second amended original third party cross-actions and requests for disclosure. In these amended pleadings, she sued Michael Ward, Royis Ward, James B. Smith, Carl Hessel and Ahmed Karim in their individual capacities. Her claims against these individuals are for fraud, breach of contract, breach of the Uniform Commercial Code, breach of duty of good faith and fair dealing and conversion. Sheerin has now non-suited her claims against Michael Ward, Royis Ward, and James B. Smith.

         In September 2002, as a pre-closing deposit to the purchase of the Zavala Gathering System, the Company executed a $300,000 promissory note to Betty L. Sheerin, a partner of ZG Gathering, Ltd. In addition, the Company issued 1,000,000 shares of its common stock to various partners of ZG Gathering, Ltd. On December 3, 2003, Sheerin filed a separate lawsuit against Tidelands in the 150th District Court of Bexar County, Texas on this promissory note seeking a judgment against Tidelands for the principle amount of the note, plus interest. On December 29th, 2003, Tidelands answered this lawsuit denying liability on the note. On April 1, 2004, Tidelands filed a plea in abatement asking the court to dismiss or abate Sheerin's lawsuit on the $300,000 promissory note as it was related to and its outcome was dependent on the outcome of the Sheerin third party cross action against Tidelands in Cause Number 2002-C1-16421. The Company believes that the promissory note and shares of common stock should be cancelled based upon the outcome of the litigation described above. Accordingly, our financial statements reflect this belief.

                         TIDELANDS OIL & GAS CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2005, 2004 (RESTATED) AND 2003


NOTE 14 - LITIGATION (CONTINUED)
-------   ----------------------

         On September 15, 2004 and again on October 15, 2004 respectively, Sheerin amended her pleadings to include a third and fourth amended third party cross action against Tidelands adding a claim for the $300,000 promissory note. In these amended pleadings, Sheerin also deleted her claims against Carl Hessel and Ahmed Karim. After adding the claim on the $300,000 promissory note to the third party claims of Sheerin against Tidelands in Cause No. 2002-C1-16421, Sheerin dismissed Cause Number 2002-C1-16421.

         Tidelands won a partial summary judgment against Sheerin as to all of her tort claims pled against Tidelands, save and except only her claim for conversion of 500,000 shares of Tidelands stock.

         Sheerin seeks damages against Tidelands for indemnity for any sums found to be due from her to Northern Natural Gas Company, unspecified amounts of actual damages, statutory damages, unspecified amounts of exemplary damages, attorneys fees, costs of suit, and prejudgment and post judgment interest.

         On August 5, 2005, Northern Natural Gas Company filed its Fourth Amended Original Petition which, for the first time, named Tidelands as a defendant to Northern. Northern seeks to impose liability on
         Tidelands for $1,950,000 promissory note signed by McDay Energy Partners, Ltd. (the predecessor to ZG Gathering, Ltd.) and Sheerin and the $1,700,000 promissory note signed by McDay only. Northern contends that Tidelands is alternatively liable to Northern for payment of both such promissory notes totaling $3,709,914 plus interest because Northern is a third-party beneficiary under a December 3, 2001 purchase and sale agreement between ZG and Tidelands claiming that in such agreement Tidelands agreed to assume and satisfy all indebtedness due and owing Northern by Sheerin and ZG. Northern also claims that it is entitled to foreclosure of a lien on the gas gathering system and pipeline that was the subject of the promissory notes in question.

         On March 6, 2006, Tidelands won a summary judgment motion it filed against Northern and the court has now dismissed Northern's claims against Tidelands.

         On November 28, 2005, ZG Gathering, Ltd. and ZG Pipeline Management ("ZG") filed its answer to Northern's Fifth Amended Petition, its counter-claim against Northern, and its answer and cross claim against Tidelands. ZG contends that the promissory notes given by ZG and Sheerin to Northern were procured by Northern's fraudulent misrepresentations and it claims unspecified amounts of damages against Northern. ZG's cross action against Tidelands claims Tidelands entered into an agreement to purchase the Zavala Gathering System from ZG and that, as part of that agreement, Tidelands agreed to satisfy the $3,700,914 Northern indebtedness of ZG, and to defend, indemnify, and

                         TIDELANDS OIL & GAS CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2005, 2004 (RESTATED) AND 2003

NOTE 14 - LITIGATION (CONTINUED)
-------   ----------------------

         hold ZG and Sheerin harmless from such indebtedness to pay off a Sheerin loan of $300,000, and to issue 1 million shares of Tidelands stock, of which 500,000 was to be free-trading shares. ZG claims that Tidelands breached this agreement by failing to satisfy the Northern indebtedness, failing to defend and indemnify it from such debt, failing to pay off the $300,000 note, failing to issue the free-trading shares in Tidelands, and by placing a stop transfer order on the restricted stock that was issued by Tidelands. ZG seeks specific performance of the agreement, recovery of an unspecified amount of damages, and its attorney's fees.

         Much of the discovery has been completed at this time. Based on investigation, and discovery to date, Tidelands appears to have a number of potential defenses to the claims of Sheerin and Northern. Tidelands intends to aggressively defend these lawsuits. The complexity of the issues in this case and the inherent uncertainties in litigation of this kind prevent a more definitive evaluation of the extent of Tidelands' liability exposure.

         During April and May, 2005, three separate legal actions were initiated against Sonterra Energy Corporation (Sonterra), a wholly-owned subsidiary of the Company. Two of the actions concern claims made by developers against Sonterra for their failure to pay rent and easement use fees as a result of their asset purchase from Oneok Propane Distribution Company on November 1, 2004. The third action involves a claim made by a builder that Sonterra does not have a proper easement for the current use of certain property. The Company believes that the three actions filed are without merit and intend to vigorously defend itself. Litigation regarding these three actions are still in their early stages, therefore, potential financial impacts, if any, cannot be determined at this time.

         In accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies," management has reached the conclusion that there is a remote possibility that any or all of the aforementioned claims would be upheld at trial and has also determined that the amount of the claims cannot be reasonably estimated. Accordingly, the Company's financial statements reflect no accrual of a loss contingency with response to the above legal matters.

NOTE 15 - ACQUISITIONS
-------   -------------

         REEF VENTURES, L.P. TRANSACTION
         -------------------------------

         On May 25, 2004, the Company entered into a Purchase and Sale Agreement for Reef Ventures, L.P. by and between Impact International, LLC ("Impact") and Coahuila Pipeline, LLC. ("Coahuila"), (jointly "Seller") and Tidelands Oil & Gas Corporation ("Tidelands") and Arrecefe Management, LLC ("Arrecefe"), (jointly "Buyer"). The transaction closed on June 18, 2004.

                         TIDELANDS OIL & GAS CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2005, 2004 (RESTATED) AND 2003


NOTE 15 - ACQUISITIONS (CONTINUED)
-------   ------------------------

         Purchase and Sale Agreement - Background

         Reef Ventures, L.P. was formed in Texas on April 16, 2003. Coahuila owned one percent (1%) of Reef Ventures, L.P. Impact was a limited partner of Reef Ventures and owned seventy-two percent (72%) of Reef Ventures, L.P. Tidelands formed Arrecefe Management, L.L.C., a Texas limited liability company, to act as the general partner for Reef Ventures, L.P. Tidelands had already owned twenty-five percent (25%) of Reef Ventures, L.P.

         Summary of Purchase and Sale Agreement

         The Company and Arrecefe purchased Impact's and Coahuila's units of interest in Reef Ventures, L.P., respectively. Impact financed the sale of the Reef interests by taking back a promissory note (the "Tidelands Note") in the amount of $6,523,773 payable as follows:

         (a) The "Tidelands Note" bears interest at prime plus two (2%) percent. The note calls for quarterly interest payments during the first fifteen
         (15) months, and thereafter, principal and interest would be due quarterly amortized over twenty (20) years, but not to exceed an amount equal to One Hundred (100%) percent of Reef's net cash flow. All quarterly interest payments due which are limited by the amounts of Reef's net cash flow have been and will be added to the note balance if applicable. The unpaid balance of the note would be due at the end of the fourth year.

         (b) The Tidelands' note is secured by (i) a deed of trust (the "Deed of Trust") from the Partnership to Impact, covering the pipeline and related facilities, easements, rights-of-way and the Gas Contracts which comprise the project, being that 12-inch pipeline Project for transporting natural gas from Eagle Pass Texas to Piedras Negras, Mexico, defined in the Partnership Agreement. The Deed of Trust would include a present assignment of Reef's rights to receive cash flow from the Gas Project which would be exercisable by Impact only upon default under the Tidelands' Note, Reef guarantee, or Reef Deed of Trust. (ii) a guaranty of payment and performance from the Partnership (the "Partnership Guaranty"), and (iii) a pledge agreement whereby the Partnership pledges to Impact its 98% membership interest in Reef.

         Minority Interest

         The remaining two percent (2%) of Reef Ventures, LP, is owned by an unaffiliated third party. No value or allocation of net income or loss will be attributed until the total investment by existing ownership has been recovered.


                         TIDELANDS OIL & GAS CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2005, 2004 (RESTATED) AND 2003

NOTE 16 - SEGMENT REPORTING
-------   -----------------

The following table is a summary of the results of operations and other financial information by major segment:

2005               Propane Sales      Pipeline
                    and Related    Transportation    All Other
                     Services           Fees       and Corporate       Total

Revenue            $  1,630,246    $    231,077    $       --      $  1,861,323
Depreciation       $    116,853    $    305,313    $     63,315    $    485,481
Interest           $      2,514    $       --      $    608,849    $    611,363
Operating (Loss)   $   (380,900)   $   (164,523)   $(12,765,170)   $(13,310,593)
Total Assets       $  2,997,001    $  5,621,536    $  4,870,312    $ 13,488,849


2004                                      Natural Gas
                                           Sales and
                          Propane Sales     Pipeline
                           and Related   Transportation    All Other
                            Services         Fees        and Corporate       Total
Revenue                   $    438,611   $  1,400,227    $       --      $  1,838,838
Depreciation              $     20,158   $    178,099    $     46,632    $    244,889
Interest                  $        300   $       --      $    300,266    $    300,566
Operating Income (Loss)   $     98,229   $   (141,502)   $(29,699,024)   $(29,742,297)
Total Assets              $  2,775,281   $  5,881,774    $ 13,765,611    $ 22,422,666

2003

There was no segment reporting in 2003.


NOTE 17 - SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
-------   ----------------------------------------------------

             (Dollars in thousands, except share and per share data)

The following tables present our selected consolidated financial information as of the end of the periods indicated. The information below is from unaudited consolidated financial statements.


Year Ended December 31, 2005          Mar         June       Sept        Dec
----------------------------           31          30         30          31
                                    --------    --------   --------    --------
  Revenues                          $    628    $    341   $    248    $    644
  Cost of Goods Sold                     285         130        220         368
                                    --------    --------   --------    --------
  Gross Margin                           343         211         28         276
  Operating Expenses                   6,947       3,825      1,580       1,817
  Other Income (Expense), Net         (2,862)      8,096        324          90
                                    --------    --------   --------    --------
  Net earnings (loss)               $ (9,466)   $  4,482   $ (1,228)   $ (1,451)
                                    ========    ========   ========    ========
  Basic income (loss) per share     $  (0.15)   $   0.08   $  (0.02)   $  (0.11)
  Diluted income (loss) per share   $  (0.15)   $   0.08   $  (0.02)   $  (0.11)

Year Ended December 31, 2004
----------------------------
  Revenues                          $      0    $    508   $    825    $    551
  Cost of Goods Sold                       0         498        802         209
                                    --------    --------   --------    --------
  Gross Margin                             0          10         23         342
  Operating Expenses                   1,538       4,209      3,545      20,825
  Other Income (Expense), Net              4      15,397          6          33
                                    --------    --------   --------    --------
  Net earnings (loss)               $ (1,534)   $ 11,198   $ (3,516)   $(20,450)
                                    ========    ========   ========    ========
  Basic (loss) per share            $  (0.03)   $   0.18   $  (0.02)   $  (0.34)
  Diluted (loss) per share          $  (0.03)   $   0.18   $  (0.02)   $  (0.34)

                         TIDELANDS OIL & GAS CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2005, 2004 (RESTATED) AND 2003


NOTE 18 - SUBSEQUENT EVENTS
-------   -----------------

         During January, 2006, the Company completed a private placement of $6,569,750 of securities with several institutional investors led by Palisades Master Fund, L.P. The private placement consists of Original Issue Discount Convertible Debentures, convertible into common stock of the Company at a conversion price of $0.87 per share. The investors will also receive three-year warrants to purchase, in the aggregate, 2,491,975 shares of common stock of the Company at a conversion price of $0.935 per share. Additional 13 month callable warrants to purchase, in the aggregate, 7,551,432 shares were issued to the investors with an exercise price of $1.275 which warrants include a forced exercise provision by the Company if certain price and equity conditions are met. The Company will receive net proceeds of $4,964,410 from the transactions.

                         TIDELANDS OIL & GAS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                     June 30,      December 31,
                                                       2006            2005
                                                   ------------    ------------
                                                    (Unaudited)
Current Assets:
    Cash and Cash Equivalents                      $  3,312,026    $  1,113,911
    Accounts and Loans Receivable                       306,744         468,458
    Inventory                                            84,346         142,204
    Prepaid Expenses                                    299,811         183,938
                                                   ------------    ------------
       Total Current Assets                           4,002,927       2,197,017
                                                   ------------    ------------

Property Plant and Equipment, Net                    11,193,722      10,042,088
                                                   ------------    ------------

Other Assets:
   Deposits                                              74,004          14,004
   Restricted Cash                                       51,707          76,803
   Note Receivable                                      285,287         288,506
   Deferred Charges                                   1,264,245               0
   Goodwill                                           1,158,937       1,158,937
                                                   ------------    ------------
      Total Other Assets                              2,834,180       1,249,744
                                                   ------------    ------------

      Total Assets                                 $ 18,030,829    $ 13,488,849
                                                   ============    ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Current Maturities - Notes Payable              $    225,000    $    225,000
   Accounts Payable and Accrued Expenses                691,015       1,225,554
                                                   ------------    ------------
      Total Current Liabilities                         916,015       1,450,554

Long-Term Debt                                       10,950,183       4,271,768
                                                   ------------    ------------

      Total Liabilities                              11,866,198       5,722,322
                                                   ------------    ------------

Commitments and Contingencies                              --              --

Stockholders' Equity:
   Common Stock, $.001 Par Value per Share,
     250,000,000 Shares Authorized, 80,565,815
     and 78,495,815 Shares Issued and
     Outstanding at June 30, 2006
     and December 31, 2005 Respectively                  80,567          78,497
   Paid-in Capital in Excess of Par Value            42,760,404      40,818,174
   Subscriptions Receivable                            (440,000)       (550,000)
   Minority Interest                                       --              --
   Accumulated (Deficit)                            (36,236,340)    (32,580,144)
                                                   ------------    ------------
      Total Stockholders' Equity                      6,164,631       7,766,527
                                                   ------------    ------------

      Total Liabilities and Stockholders' Equity   $ 18,030,829    $ 13,488,849
                                                   ============    ============




      See Accompanying Notes to Condensed Consolidated Financial Statements

                         TIDELANDS OIL & GAS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)




                                         Three Months Ended   Three Months Ended
                                           June 30, 2006        June 30, 2005
                                           -------------        -------------
                                                                  (Restated)
Revenues:
   Gas Sales and Pipeline Fees             $     392,108        $     262,541
   Construction Services                          15,016               77,995
                                           -------------        -------------
      Total Revenues                             407,124              340,536
                                           -------------        -------------

Expenses:
   Cost of Sales                                 206,413              130,569
   Operating Expenses                             99,587               62,363
   Depreciation                                  116,038              120,954
   Interest                                      373,950              184,073
   Beneficial Conversion Feature Interes               0           (4,601,054)
   Sales, General and Administrative           1,599,803            2,858,659
   Impairment Losses                                   0            5,200,000
                                           -------------        -------------

      Total Expenses                           2,395,791            3,955,564
                                           -------------        -------------

(Loss) From Operations                        (1,988,667)          (3,615,028)

Derivative Gain (Loss)                                 0            8,062,500
(Loss) on Sale of Asset                                0                    0
Interest and Dividend Income                      28,118               33,659
                                           -------------        -------------

Net Income (Loss)                          $  (1,960,549)       $   4,481,131
                                           =============        =============

Net Income (Loss) Per Common Share:
   Basic and Diluted                       $       (0.03)       $        0.07
                                           =============        =============

Weighted Average Number of Common
   Shares Outstanding                         80,080,815           68,321,251
                                           =============        =============









      See Accompanying Notes to Condensed Consolidated Financial Statements

                         TIDELANDS OIL & GAS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)




                                             Six Months Ended   Six Months Ended
                                               June 30, 2006      June 30, 2005
                                               -------------      -------------
                                                                    (Restated)
Revenues:
   Gas Sales and Pipeline Fees                 $   1,064,614      $     849,490
   Construction Services                             144,404            119,121
                                               -------------      -------------
      Total Revenues                               1,209,018            968,611
                                               -------------      -------------

Expenses:
   Cost of Sales                                     583,279            415,248
   Operating Expenses                                184,118            129,137
   Depreciation                                      231,802            236,395
   Interest                                          485,009            393,860
   Beneficial Conversion Feature Interest                  0            135,789
   Sales, General and Administrative               3,442,745          4,677,070
   Impairment Losses                                       0          5,200,000
                                               -------------      -------------

      Total Expenses                               4,926,953         11,187,499
                                               -------------      -------------

(Loss) From Operations                            (3,717,935)       (10,218,888)

Derivative Gain (Loss)                                     0          5,168,000
(Loss) on Sale of Equipment                                0             (3,167)
Interest and Dividend Income                          61,739             69,651
                                               -------------      -------------

Net (Loss)                                     $  (3,656,196)     $  (4,984,404)
                                               =============      =============

Net (Loss) Per Common Share:
   Basic and Diluted                           $       (0.05)     $       (0.07)
                                               =============      =============

Weighted Average Number of Common
   Shares Outstanding                             79,896,700         67,941,251
                                               =============      =============












      See Accompanying Notes to Condensed Consolidated Financial Statements


                         TIDELANDS OIL & GAS CORPORATION
                 STATEMENTS OF CONDENSED CONSOLIDATED CASH FLOWS
                                   (UNAUDITED)




                                                Six Months Ended   Six Months Ended
                                                  June 30, 2006      June 30, 2005
                                                  -------------      -------------
                                                                      (Restated)
Cash Flows Provided (Required) By
  Operating Activities:
     Net (Loss)                                   $  (3,656,196)     $  (4,984,404)
     Adjustments to Reconcile Net (Loss)
      to Net Cash Provided (Required) By
       Operating Activities:
         Depreciation                                   231,802            236,395
         Loss on Disposal of Equipment                        0              3,167
         Change in Derivative Liability                       0         (5,168,000)
         Issuance of Common Stock:
           For Services Provided                      1,499,300          2,677,125
         Beneficial Conversion Feature Interest               0            135,789
         Changes in:
           Accounts Receivable                          161,714            207,064
           Inventory                                     57,858              6,950
           Prepaid Expenses                            (115,873)           184,957
           Deferred Charges                          (1,264,245)           116,250
           Deposits                                     (60,000)            (2,500)
           Restricted Cash                               25,096                  0
           Accounts Payable and
             Accrued Expenses                           (89,539)            82,078
           Impairment Losses                                  0          5,200,000
                                                  -------------      -------------

Net Cash (Required) By Operating Activities          (3,210,083)        (1,305,129)
                                                  -------------      -------------

Cash Flows Provided (Required)
  By Investing Activities:
      Acquisitions of Property, Plant
           and Equipment                             (1,383,436)          (784,640)
      Disposals of Equipment                                  0                800
                                                  -------------      -------------

Net Cash (Required) By Investing Activities          (1,383,436)          (783,840)
                                                  -------------      -------------









      See Accompanying Notes to Condensed Consolidated Financial Statements

                         TIDELANDS OIL & GAS CORPORATION
                 STATEMENTS OF CONDENSED CONSOLIDATED CASH FLOWS
                                   (CONTINUED)

                                   (UNAUDITED)



                                              Six Months Ended  Six Months Ended
                                               June 30, 2006     June 30, 2005
                                               -------------     -------------
                                                                   (Restated)
Cash Flows Provided (Required)
   by Financing Activities:
      Proceeds from Stock Subscriptions
        Receivable                                   110,000                 0
      Proceeds from Long-Term Loans                6,678,415           149,108
      Repayment of Loan to Related Party               3,219               492
                                               -------------     -------------

Net Cash Provided by Financing Activities          6,791,634           149,600
                                               -------------     -------------

Net Increase (Decrease) in Cash                    2,198,115        (1,939,369)

Cash at Beginning of Period                        1,113,911         5,484,054
                                               -------------     -------------

Cash at End of Period                          $   3,312,026     $   3,544,685
                                               =============     =============

Supplemental Disclosures of
   Cash Flow Information:
       Cash Payments for Interest              $     408,657     $     266,938
                                               =============     =============

       Cash Payments for Income Taxes          $           0     $           0
                                               =============     =============

Non-Cash Investing and Financing Activities:
   Issuance of Common Stock:
      Repayment of Note                        $           0     $   2,512,500
      Repayment of Convertible Debentures                  0         2,520,000
      Payment of Accrued Expense                     445,000                 0
                                               -------------     -------------

      Total Non-Cash Investing and
         Financing Activities                  $     445,000     $   5,032,500
                                               =============     =============





      See Accompanying Notes to Condensed Consolidated Financial Statements

                         TIDELANDS OIL & GAS CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2006


NOTE 1 - BASIS OF PRESENTATION
------   ---------------------

         The accompanying unaudited condensed consolidated financial statements for the six month periods ended June 30, 2006, and 2005, have been prepared in conformity with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Regulation S-X. The financial information as of December 31, 2005, is derived from the registrant's Form 10-K for the year ended December 31, 2005. Certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

         The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In the opinion of management, the accompanying financial statements include all adjustments necessary (which are of a normal and recurring nature) for the fair presentation of the results of the interim periods presented. While the registrant believes that the disclosures presented are adequate to keep the information from being misleading, it is suggested that these accompanying financial statements be read in conjunction with the registrant's audited consolidated financial statements and notes for the year ended December 31, 2005, included in the registrant's Form 10-K for the year ended December 31, 2005.

         Operating results for the six-month period ended June 30, 2006, are not necessarily indicative of the results that may be expected for the remainder of the fiscal year ending December 31, 2006. The accompanying unaudited condensed consolidated financial statements include the accounts of the registrant, its wholly-owned subsidiaries, Rio Bravo Energy, LLC, Sonora Pipeline, LLC, Arrecefe Management, LLC, Marea Associates, LP, Reef Ventures, LP, Reef International, LLC, Reef Marketing, LLC, Terranova Energia S. de R. L. de C. V., and Esperanza Energy, LLC. All significant inter-company accounts and transactions have been eliminated in consolidation.

                         TIDELANDS OIL & GAS CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2006


NOTE 2 - LITIGATION
------   ----------

         On January 6, 2003, we were served as a third party defendant in a lawsuit titled Northern Natural Gas Company vs. Betty Lou Sheerin vs. Tidelands Oil & Gas Corporation, ZG Gathering, Ltd. and Ken Lay, in the 150th Judicial District Court, Bexar County, Texas, Cause Number 2002-C1-16421. The lawsuit was initiated by Northern Natural Gas (Northern) when it sued Betty Lou Sheerin (Sheerin) for her failure to make payments on a note she executed payable to Northern in the original principal amount of $1,950,000. Northern's suit was filed on November 13, 2002. Sheerin answered Northern's lawsuit on January 6, 2003. Sheerin's answer generally denied Northern's claims and raised the affirmative defenses of fraudulent inducement by Northern, estoppel, waiver and the further claim that the note does not comport with the legal requirements of a negotiable instrument. Sheerin seeks a judicial ruling that Northern be denied any recovery on the note. Sheerin's answer included a counterclaim against Northern, ZG Gathering, Ltd., and Ken Lay generally alleging, among other things, that Northern, ZG Gathering, Ltd ., and Ken Lay, fraudulently induced her execution of the note. Northern has filed a general denial of Sheerin's counterclaims. Sheerin's answer included a third party cross claim against Tidelands Oil and Gas Corporation (Tidelands). She alleges that Tidelands entered into an agreement to purchase the Zavala Gathering System from ZG Gathering, Ltd., and that, as a part of the agreement, Tidelands agreed to satisfy all of the obligations due and owing to Northern, thereby relieving Sheerin of all obligations she had to Northern on the $1,950,000 promissory note in question. Tidelands and Sheerin agreed to delay the Tidelands' answer date in order to allow time for mediation of the case. Tidelands participated in mediation on March 11, 2003. The case was not settled at that time. Tidelands answered the Sheerin suit on March 26, 2003. Tidelands' answer denies all of Sheerin's allegations.

         On May 24 and June 16, 2004, respectively, Betty Lou Sheerin filed her first and second amended original answer, affirmative defenses, special exceptions and second amended original counterclaim, second amended original third party cross-actions and requests for disclosure. In these amended pleadings, she sued Michael Ward, Royis Ward, James B. Smith, Carl Hessel and Ahmed Karim in their individual capacities. Her claims against these individuals are for fraud, breach of contract, breach of the Uniform Commercial Code, breach of duty of good faith and fair dealing and conversion. Sheerin has now non-suited her claims against Michael Ward, Royis Ward, and James B. Smith.

                         TIDELANDS OIL & GAS CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2006


NOTE 2 - LITIGATION (CONTINUED)
------   ----------------------

         In September 2002, as a pre-closing deposit to the purchase of the Zavala Gathering System, the Company executed a $300,000 promissory note to Betty L. Sheerin, a partner of ZG Gathering, Ltd. In addition, the Company issued 1,000,000 shares of its common stock to various partners of ZG Gathering, Ltd. On December 3, 2003, Sheerin filed a separate lawsuit against Tidelands in the 150th District Court of Bexar County, Texas on this promissory note seeking a judgment against Tidelands for the principle amount of the note, plus interest. On December 29, 2003, Tidelands answered this lawsuit denying liability on the note. On April 1, 2004, Tidelands filed a plea in abatement asking the court to dismiss or abate Sheerin's lawsuit on the $300,000 promissory note as it was related to and its outcome was dependent on the outcome of the Sheerin third party cross action against Tidelands in Cause Number 2002-C1-16421. The Company believes that the promissory note and shares of common stock should be cancelled based upon the outcome of the litigation described above. Accordingly, our financial statements reflect this belief.

         On September 15, 2004, and again on October 15, 2004, respectively, Sheerin amended her pleadings to include a third and fourth amended third party cross action against Tidelands adding a claim for the $300,000 promissory note. In these amended pleadings, Sheerin also deleted her claims against Carl Hessel and Ahmed Karim. After adding the claim on the $300,000 promissory note to the third party claims of Sheerin against Tidelands in Cause No. 2002-C1-16421, Sheerin dismissed Cause Number 2002-C1-16421.

         Tidelands won a partial summary judgment against Sheerin as to all of her tort claims pled against Tidelands, save and except only her claim for conversion of 500,000 shares of Tidelands' stock.

         Sheerin seeks damages against Tidelands for indemnity for any sums found to be due from her to Northern Natural Gas Company, unspecified amounts of actual damages, statutory damages, unspecified amounts of exemplary damages, attorneys fees, costs of suit, and prejudgment and post judgment interest.

                         TIDELANDS OIL & GAS CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2006


NOTE 2 - LITIGATION (CONTINUED)
------   ----------------------

         On August 5, 2005, Northern Natural Gas Company filed its Fourth Amended Original Petition which, for the first time, named Tidelands as a defendant to Northern. Northern seeks to impose liability on
         Tidelands for $1,950,000 promissory note signed by McDay Energy Partners, Ltd. (the predecessor to ZG Gathering, Ltd.) and Sheerin and the $1,700,000 promissory note signed by McDay only. Northern contends that Tidelands is alternatively liable to Northern for payment of both such promissory notes totaling $3,709,914 plus interest because Northern is a third-party beneficiary under a December 3, 2001 purchase and sale agreement between ZG Gathering, Ltd., and Tidelands claiming that in such agreement Tidelands agreed to assume and satisfy all indebtedness due and owing Northern by Sheerin and ZG Gathering, Ltd. Northern also claims that it is entitled to foreclosure of a lien on the gas gathering system and pipeline that was the subject of the promissory notes in question.

         On March 6, 2006, Tidelands won a summary judgment motion it filed against Northern and the court has now dismissed Northern's claims against Tidelands.

         On November 28, 2005, ZG Gathering, Ltd. and ZG Pipeline Management ("ZG") filed its answer to Northern's Fifth Amended Petition, its counter-claim against Northern, and its answer and cross claim against Tidelands. ZG contends that the promissory notes given by ZG and Sheerin to Northern were procured by Northern's fraudulent misrepresentations and it claims unspecified amounts of damages against Northern. ZG's cross action against Tidelands claims that Tidelands entered into an agreement to purchase the Zavala Gathering System from ZG and that, as part of that agreement, Tidelands agreed to satisfy the $3,700,914 Northern indebtedness of ZG, and to defend, indemnify, and hold ZG and Sheerin harmless from such indebtedness to pay off a Sheerin loan of $300,000, and to issue 1 million shares of Tidelands' stock, of which 500,000 was to be free-trading shares. ZG claims that Tidelands breached this agreement by failing to satisfy the Northern indebtedness, failing to defend and indemnify it from such debt, failing to pay off the $300,000 note, failing to issue the free-trading shares in Tidelands, and by placing a stop transfer order on the restricted stock that was issued by Tidelands. ZG seeks specific performance of the agreement, recovery of an unspecified amount of damages, and its attorney's fees.

         Much of the discovery has been completed at this time. Based on investigation, and discovery to date, Tidelands appears to have a number of potential defenses to the claims of Sheerin and Northern. Tidelands intends to aggressively defend these lawsuits. The complexity of the issues in this case and the inherent uncertainties in litigation of this kind prevent a more definitive evaluation of the extent of Tidelands' liability exposure.

                         TIDELANDS OIL & GAS CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2006


NOTE 2 - LITIGATION (CONTINUED)
------   ----------------------

         During April and May, 2005, three separate legal actions were initiated against Sonterra Energy Corporation (Sonterra), a wholly-owned subsidiary of the Company. Two of the actions concern claims made by developers against Sonterra for their failure to pay rent and easement use fees as a result of their asset purchase from Oneok Propane Distribution Company on November 1, 2004. The third action involves a claim made by a builder that Sonterra does not have a proper easement for the current use of certain property. The Company believes that the three actions filed are without merit and intend to vigorously defend itself. Litigation regarding these three actions are still in their early stages, therefore, potential financial impacts, if any, cannot be determined at this time.

         In accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies," management has reached the conclusion that there is a remote possibility that any or all of the aforementioned claims would be upheld at trial and has also determined that the amount of the claims cannot be reasonably estimated. Accordingly, the Company's financial statements reflect no accrual of a loss contingency with response to the above legal matters.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2006


NOTE 3 - COMMON STOCK TRANSACTIONS
------   -------------------------

         On May 10, 2006, the Company issued 10,000 shares of its restricted common stock valued at $7,900 to an employee/officer of a subsidiary of the Company.

         On May 10, 2006, the Company issued 60,000 shares of its restricted common stock valued at $47,400 pursuant to an employment contract with an officer of the Company.

         On June 7, 2006, the Company issued 500,000 shares of its restricted common stock valued at $542,500 pursuant to an employment contract with an officer of the Company.

         On June 27, 2006, the Company issued 20,000 shares of its restricted common stock valued at $16,000 to an employee of the Company.

         On June 27, 2006, the Company issued 20,000 shares of its restricted common stock valued at $16,000 to an employee of the Company.


NOTE 4 - RELATED PARTY TRANSACTION
------   -------------------------

         The Company executed an agreement in January 2004 with a related party to provide charter air transportation for its employees, customers and contractors to job sites and other business related destinations. A $300,000 5% interest bearing loan due in January 2007 was made by the Company regarding the transaction. The loan balance is credited by airtime charges at standard industry rates offset by interest charges computed on the average monthly balance. At June 30, 2006, the loan balance was $285,287.

         During 2006, the President acquired the airplane being utilized to provide charter air transportation for the Company. The transaction includes assumption of the $300,000 5% interest bearing loan due in January 2007 to the Company.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2006


NOTE 5 - DEBT FINANCING
------   --------------

         On January 20, 2006, the Company completed a private placement of $6,569,750 of convertible debt with seven institutional investors. The net proceeds realized by the Company were $4,964,410. The Company issued original issue discount debentures with a maturity date of January 20, 2008, and a conversion feature which permitted the holders to convert into common stock of the Company at a price of $0.87 per share. The investors also received three year "Series A Common Stock Warrants" to purchase, in the aggregate, 2,491,975 shares of common stock of the Company at a conversion price of $0.935 per share. Additionally, the Company issued to the investors "Series B Common Stock Warrants" which provided for a thirteen month exercise period, at a conversion price of $1.275 per share, and an aggregate purchase total of 7,551,432 shares of common stock of the Company.

         In accordance with this private placement, the Company entered into a "Registration Rights Agreement" with the investors, whereby, among other terms and conditions, the Company must comply with various effective dates and periods or, if in default of said dates and/or periods, be subject to liquidated damages as outlined in the master agreement. During June 2006, the investors billed and were paid $64,566 liquidated damages for not meeting the required effective date.


NOTE 6 - SUBSEQUENT EVENTS
------   -----------------

         On July 9, 2006, the Company acquired a 50% interest in a 24-mile natural gas pipeline located in Medina, Atascosa and Bexar Counties in the state of Texas. In addition, the Company also acquired an undivided 50% working interest in two leases with 5 recompleted natural gas wells on approximately 1,000 acres with at least 10 additional natural gas wells for re-entry. These leases are located in Atascosa and Medina counties. The Company expects to participate in acquiring additional leases which could be developed around the area serviced by the pipelines. Total consideration for these transactions is $500,000 which is being paid to a related party.

TABLE OF CONTENTS

                                                 2,828,304 Share of Common Stock

FORWARD LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS                                        _________________
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS                                                    PROSPECTUS
DIVIDENDS AND DIVIDEND POLICY                          _________________
MARKET FOR COMMON EQUITY AND
RELATED SHAREHOLDER MATTERS
BUSINESS
PROPERTIES
MANAGEMENT'S DISCUSSION AND
ANALYSIS
PLAN OF DISTRIBUTION                                  Dated October 25, 2006
DIRECTORS AND EXECUTIVE OFFICERS
PRINCIPAL SHAREHOLDERS
TRANSACTIONS WITH MANAGEMENT
AND OTHERS
LEGAL PROCEEDINGS
DESCRIPTION OF SECURITIES
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
EXHIBITS

                         Tidelands Oil & Gas Corporation

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

The Nevada Corporation Law and the Company's Certificate of Incorporation and Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him or her in connection with any action, suit, or proceeding to which such person is named a party by reason of having acted or served in such capacity, except for liabilities arising from such person's own misconduct or negligence in performance of duty. In addition, even a director, officer, employee or agent of the Company who was found liable for misconduct or negligence in the performance of duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth estimated expenses to be incurred by us in connection with the issuance and distribution of all shares being registered. All such expenses are estimated except for the SEC registration fee.

Description of Expense                                      Amount ($)
----------------------                                      ----------
SEC Registration Fee                                        $
Accounting Fees and Expenses                                $
Legal Fees and Expenses                                     $
Miscellaneous                                               $

         Total                                              $


Item 26. Recent Sales of Unregistered Securities

During the period the preceding three years we issued the following securities in exempt transactions not requiring registration:

On June 30, 2003, we issued 1,300,000 common shares as full payment for an outstanding promissory note obligation to Guernsey Partners. The transaction value was $198,767, representing unpaid principal. Unpaid interest was waived. The shares were issued to nine individuals.

On September 10, 2003, we issued 600,000 common shares to 34479 Yukon, Inc., for consulting services valued at $62,400.

On September 12, 2003, we issued 500,000 common shares to C. Siddons for consulting services valued at $52,000.

On September 22, 2003, we issued 300,000 common shares to Marcello Kochen for consulting services valued at 31,200. On October 1, 2003, we issued 60,000 common shares to Barry Gross for investor public relations services valued at $38,700.

On October 29, 2003, we issued 150,000 common shares to Carl Hessel for investment banking services valued at $148,500.

On October 29, 2003, we issued 200,000 common shares to C. Siddons for consulting services valued at $198,000.

On November 1, 2003, we issued 500,000 common shares to David Zirilnikoff for consulting services valued at $625,000.

On November 1, 2003, we issued 200,000 common shares to Marcello Kochen for consulting services valued at $250,000.

On November 4, 2003, we issued 300,000 common shares to C. Siddons for consulting services valued at $375,000.

On November 14, 2003, we issued 150,000 common shares to Carl Hessel for investment banking services valued at $187,500.

On November 14, 2003, we issued 300,000 common shares to Milo Resources for consulting services valued at $375,000.

On November 24, 2003, we sold Carl Allers Etablissement, a private Danish company, 581,395 common shares for $1,000,000.

On January 8, 2004, we authorized the issuance of 300,000 common shares to Carl Hessel for services valued at $450,000.

On January 8, 2004, we authorized the issuance of 300,000 common shares to Stanley Merdinger for services valued at $450,000.

On January 8, 2004, we authorized the issuance of 400,000 common shares to Milo Resources for consulting services valued at $600,000.

On January 8, 2004, we authorized the issuance of 75,000 common shares to Jerome Tannenbaum and Elizabeth Tannenbaum in payment of a $75,000 promissory note, including $38,311 of accrued interest.

On January 23, 2004, we sold Carl Allers Etablissement 1,333,334 shares of our common stock for $2,000,000 Dollars.

On January 28, 2004, we sold the Margaux Group shares 1,388,889 for $2,083,335 Dollars.

On April 12, 2004, we issued 500,000 shares of common stock to Impact International, Inc. valued at $1,220,000 in a cashless exercise of their common stock warrants.

On April 15, 2004, we issued 700,000 common shares to Majestic Holdings, LLC. for consulting services valued at $1,205,000.

On April 15, 2004, we issued 450,000 common shares to New Age Group, LLC for consulting services valued at $1,210,000.

On April 15, 2004, we issued 3,322 common shares to Carl Hessel for $ 4,983. Carl Hessel is a member of our board of directors.

On July 2, 2004, we issued 500,000 shares of common stock to Impact International, LLC. valued at $1,002,500 in a cashless exercise of their common stock warrants.

On August 1, 2004, we issued 1,000,000 shares of common stock to L.L. Capital Group, LLC pursuant to a Consulting Services Agreement. We also issued L.L. Capital Group 500,000 common stock warrants exercisable at $1.45 per share. The warrants expire August 9, 2006. The transaction was valued at $1,520,000.

On September 14, 2004, the following individuals exercised common stock options:

         Michael Ward, the Company's President and Director, exercised his common stock option to purchase 500,000 common shares for $110,000 payable on a promissory note bearing interest at the rate of 5% payable in full on, or before September 14, 2005. The shares are subject to a security agreement.

         Ahmed Karim, the Company's Vice President and Director, exercised his common stock option to purchase 500,000 common shares for $110,000 payable on a promissory note bearing interest at the rate of 5% payable in full on, or before September 14, 2005. The shares are subject to a security agreement.

         James Smith, the Company's Chief Financial Officer, exercised his common stock option to purchase 500,000 common shares for $110,000 payable on a promissory note bearing interest at the rate of 5% payable in full on, or before September 14, 2005. The shares are subject to a security agreement.

         Samuel Simon exercised his common stock option to purchase 500,000 common shares for $110,000 payable on a promissory note bearing interest at the rate of 5% payable in full on, or before September 14, 2005. The shares are subject to a security agreement.

         Royis Ward exercised his common stock option to purchase 500,000 common shares for $110,000 payable on a promissory note bearing interest at the rate of 5% payable in full on or before September 14, 2005. The shares are subject to a security agreement.

         On September 14, 2004, we issued 500,000 shares of common stock to Michael Ward as a stock grant under his employment agreement. The shares were valued at $427,500.

On September 14, 2004 we sold Four Million (4,000,000) Tidelands Oil & Gas common shares to ACH Securities, S.A., a company domiciled in Geneva, Switzerland, for Two Million ($2,000,000) Dollars. On October 14, 2004, in connection with the ACH Securities transaction, we issued Margaux Investment Group, S.A. common stock warrants to purchase One Million (1,000,000) Tidelands Oil & Gas common shares for Fifty ($0.50) Cents per share.

On October 14, 2004, we authorized the issuance of 500,000 shares of common stock to Gregory M. Wilson for legal services valued at $160,000.

On October 26, 2004, we issued ACH Securities, S.A. common stock warrants to purchase One Million (1,000,000) Tidelands Oil & Gas common shares for Two Dollars Fifty ($2.50) Cents per share.

On November 1, 2004, we issued James Blackwell, P.E. 574,712 Tidelands Oil & Gas common shares in a stock purchase transaction where we acquired 500 shares of Sonterra Energy Corporation. The transaction was valued at $126,437.

On November 1, 2004, we authorized the issuance to Impact International, LLC of 500,000 shares of common stock valued at $417,500 in a cashless exercise of their common stock warrants.

On November 18, 2004, we entered into Securities Purchase Agreement with Mercator Momentum FFund, LP, Mercator Momentum Fund III, LP, Monarch Pointe
Fund, LP, (collectively, "the Funds") and Mercator Advisory Group, LLC. ("Mercator"). We issued the Funds 7% Convertible Debentures in the aggregate principal amount of $5,000,000. The Debentures mature May 18, 2006. We are required to pay interest monthly. The aggregate monthly interest payment is $29,166.67. The allocation of the debentures is as follows: (a) Mercator Momentum Fund, LP acquired $1,270,000 7% Convertible Debentures; (b) Mercator Momentum Fund III, LP acquired $875,000 7% Convertible Debentures; and (C)) Monarch Pointe Fund, LP acquired $2,855,000 7% Convertible Debentures.

In connection with this financing we issued 6,578,948 common stock warrants which expire November 18, 2007. We issued the warrants as follows:

o Mercator Momentum Fund, LP 417,763 warrants exercisable at $0.87 and 417,763 warrants exercisable at $0.80;

o Mercator Momentum Fund III, LP 287,829 warrants exercisable at $0.87 and 287,829 warrants exercisable at $0.80;

o Monarch Pointe Fund, LP 939,145 warrants exercisable at $0.87 and 939,145 warrants exercisable at $0.80.

o Mercator Advisory Group, LLC 1,644,737 warrants exercisable at $0.87 and 1,644,737 warrants exercisable at $0.80.

On February 1, 2005, the company issued 500,000 shares of its restricted common stock valued at $797,500 to Impact International, LLC pursuant to the terms of the purchase of Reef Ventures, L.P.

On February 25, 2005, the Company approved the issuance of 60,000 shares of its restricted common stock valued at $82,000 for investor public relations services.

On May 1, 2005, the Company issued 500,000 shares of its restricted common stock valued at $900,000 to Impact International, LLC pursuant to the terms of the purchase of Reef Ventures, L.P.

On June 27, 2005, the Company authorized the issuance of 150,000 shares of its restricted common stock valued at $199,500 to each of the three members of the Board of Directors, Michael R. Ward, Ahmed Karim and Carl Hessel.

On July 1, 2005, the company issued 1,000,000 shares of its restricted common stock valued at $1,230,000 pursuant to an employment contract with an officer of the Company.

On July 1, 2005, the Company issued 50,000 shares of its restricted common stock valued at $61,500 pursuant to an employment contract with Robert Dowies, an officer of the Company.

On July 1, 2005, the Company issued 10,000 shares of its restricted common stock valued at $12,150 to an employee of the Company.

On December 20, 2005, the Company issued 40,000 shares of its restricted common stock valued at 33,400 pursuant to an employment contract with Robert Dowies.

On January 2, 2006, we issued Michael Ward, the Company's President, CEO and member of the board of directors, 500,000 common shares representing a partial stock grant under his employment contract. The shares were valued at $445,000 or $0.89 per share.

On January 20, 2006, the Company entered into Securities Purchase Agreements with seven accredited investors (collectively "Purchases or Holders"). We sold $6,569,750 in the aggregate principal amount, of discounted convertible debentures ("Debentures") and Series A and Series B Warrants to purchase common stock ("Warrants") for an aggregate payment of $5,396,098 after deduction for the interest discount. The Debenture Holders may convert all or part of the Debenture face amount into shares of Tidelands common stock at any time at an initial conversion rate of $0.87 per share. The Series "A" Warrants may be exercised immediately by the Purchasers for $0.935 per share and terminate on January 20, 2009. The Series "B" Warrants are exercisable at $1.275 per share commencing at any time on, or after January 20, 2007 and on, or before February 19, 2007.


On January 30, 2006, we issued Gene Kaslow 60,000 shares as compensation for legal services valued at $57,000 or $0.95 per share.

On January 30, 2006, we issued Julio Bastarrachea 150,000 shares as additional employee compensation valued at $142,500 or $0.95 per share.

On May 10, 2006, we issued Jason Jones, a Tidelands subsidiary employee,  10,000 common shares valued at $7,900 pursuant to his employment agreement.

On May 10, 2006, we issued Robert Dowies, a Tidelands officer, 60,000 common shares valued at $97,400 under the terms of his employment agreement.

On June 7, 2006, we issued Michael Ward, a Tidelands officer, 500,000 common shares valued at $542,500 under the terms of his employment agreement.

On June 27, 2006, we issued Fran Jenkins, a Tidelands employee, 20,000 common shares valued at $16,000 as employee compensation.

On June 27, 2006, the Company issued 20,000 common shares to Natasha Dempsey,  a
Tidelands employee, as compensation.

On September 25, 2006,  the Company  issued  Michael Ward,  Ahmed Karim and Carl
Hessel 150,000 common shares each as annual board of director compensation.

September 28, 2006, the Company issued  2,828,304 common shares as consideration for a Waiver  and  Amendment  Agreement  pertaining  to all  existing  events of default  known to the Holders  associated  with our  January 20, 2006  Debenture
finaning.  We  issued  shares  as  follows:   Palisades:   2,000,000;   Crescent
International,   Ltd.:  304,375;  Double  U  Master  Fund,   L.P.:152,179;   JGB
Capital,L.P.: 250,000; and Nite Capital, L.P.: 121,750.

We believe the securities issued above were issued in a private transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, (the
"Securities Act"). These shares are considered restricted securities and may not be publicly resold unless registered for resale with appropriate governmental agencies or unless exempt from any applicable registration requirements.

Item 27. Exhibits

Exhibit           Description                                                   Location of Exhibit

2.0      Amendment No. 2 to the Asset Purchase and Sale  and between            Incorporated by reference to
         Sonterra Energy Corporation and Oneok Propane Distribution             Exhibit 10.1
         Company.                                                               8-K filed November 15, 2004

2.1      Amendment No. 1 to the Asset Purchase and Sale  and between            Incorporated by reference to
         Sonterra Energy Corporation and Oneok Propane Distribution             Exhibit 10.2
         Company.                                                               8-K filed November 15, 2004

2.3      Asset Purchase and Sale Agreement by and between Sonterra Energy       Incorporated by reference to
         Corporation and Oneok Propane Distribution Company.                    Exhibit 10.3
                                                                                8-K filed November 15, 2004

2.4      Purchase and Sale Agreement for Reef Ventures, L.P. by and             Incorporated by reference
         between Impact International, LLC ("Impact") and Coahuila              Exhibit 10 to 8-K filed
         Pipeline, LLC, ("Coahuila"), (jointly "Seller") and Tidelands          June 25, 2004
         Oil &Gas Corporation ("Tidelands") and Arrecefe
         Management, LLC ("Arrecefe"), (jointly "Buyer") dated
         May 25, 2004 with Exhibits.

2.5      Purchase and Sale Agreement for Reef Marketing, L.L.C.                 Incorporated by reference
         and  Reef International, L.L.C. by and between Tidelands               Exhibit 10.1 to 8-K filed
         Oil &Gas Corporation and Impact International, L.L.C.                  May 8, 2003
         and Coahuila Pipeline, L.L.C. dated April 16, 2003.

2.6      Agreement of Limited Partnership of Reef Ventures, L.P.                Incorporated by reference
                                                                                to Exhibit 10.2 to 8-K filed
                                                                                on May 8, 2003

3.0      Certificate of Amendment to Articles of Incorporation                  Incorporated by reference to
                                                                                Exhibit 3.0 to 8-K filed on
                                                                                April 24, 2006


3.1      Restated Articles of Incorporation of Tidelands Oil                    Incorporated by reference to
         &Gas Corporation., a Nevada corporation.                               Exhibit 3.0 to SB-2 filed
                                                                                on December 17, 2004

3.2      Restated Bylaws of Tidelands Oil &Gas Corporation.                     Incorporated by reference to
                                                                                Exhibit 3.1 to SB-2 filed
                                                                                on December 17, 2004

4.0      Form of Original Issue Discount Convertible Debentures                 Incorporated by reference to
         with Palisades Master Fund, Crescent International, Ltd.,              Exhibit 10.2 to 8-K filed on
         Double U Master Fund, LP, JGB Capital, LP, Nite                        January 25, 2006
         Capital, LP and RHP Master Fund, Ltd

4.1      7% Convertible Debenture Mercator Momentum Fund, LP                    Incorporated by reference to
                                                                                Exhibit 10.2 to 8-K filed on
                                                                                December 3, 2004

4.2      7% Convertible Debenture Mercator Momentum Fund III, LP                Incorporated by reference to
                                                                                Exhibit 10.3 to 8-K filed on
                                                                                December 3, 2004

4.3      7% Convertible Debenture Monarch Pointe Fund, LP                       Incorporated by reference to
                                                                                Exhibit 10.4 to 8-K filed on
                                                                                December 3, 2004

5.1      Opinion of Wilson Law Offices dated August 18, 2006                    Included with this filing


10.0     Form of Securities Purchase Agreement with                             Incorporated by reference to
         Palisades Master Fund, Crescent International, Ltd.,                   Exhibit 10.2 to 8-K filed on
         Double U Master Fund, LP, JGB Capital, LP, Nite                        January 25, 2006
         Capital, LP and RHP Master Fund, Ltd.

10.1     Form of Series "A" Common Stock Purchase Warrant                       Incorporated by reference to
         Palisades Master Fund, Crescent International, Ltd.,                   Exhibit 10.4 to 8-K filed on
         Double U Master Fund, LP, JGB Capital, LP, Nite                        January 25, 2006
         Capital, LP and RHP Master Fund, Ltd.

10.2     Form of Series "B" Common Stock Purchase Warrant                       Incorporated by reference to
         Palisades Master Fund, Crescent International, Ltd.,                   Exhibit 10.5 to 8-K filed on
         Double U Master Fund, LP, JGB Capital, LP, Nite                        January 25, 2006
         Capital, LP and RHP Master Fund, Ltd.

10.3     Form of Registration Rights Agreement with                             Incorporated by reference to
         Palisades Master Fund, Crescent International, Ltd.,                   Exhibit 10.2 to 8-K filed on
         Double U Master Fund, LP, JGB Capital, LP, Nite                        January 25, 2006
         Capital, LP and RHP Master Fund, Ltd.



                                      II-4

10.1     Employment Agreement with Michael Ward                                 Incorporated by reference to
                                                                                Exhibit 10.0 of SB-2 filed
                                                                                December 17, 2004

10.2     Employment Agreement with James B. Smith                               Incorporated by reference to
                                                                                Exhibit 10.1 of SB-2 filed
                                                                                December 17, 2004

10.3     Employment Agreement with Robert Dowies                                Incorporated by reference to
                                                                                Exhibit 10.2 of SB-2 filed
                                                                                December 17, 2004

10.4     2003 Non-Qualified Stock Grant and Option Plan                         Incorporated by reference to
                                                                                Form S-8 filed on June 11, 2003

10.5     Securities Purchase Agreement                                          Incorporated by reference to

10.6     Warrant Margaux                                                        Incorporated by reference to
                                                                                Exhibit 10.5 of SB-2 filed
                                                                                December 17, 2004

10.7     Warrant Margaux                                                        Incorporated by reference to
                                                                                Exhibit 10.6 of SB-2 filed
                                                                                December 17, 2004

10.      Stock Purchase Warrant Impact                                          Incorporated by reference to
                                                                                Exhibit 10.3 to 8-K filed on
                                                                                May 8, 2003.

10.      Registration Rights Agreement Impact                                   Incorporated by reference to
                                                                                Exhibit 10.4 to 8-K filed on
                                                                                May 8, 2003.

10.8     Amended Stock Purchase Warrant Impact International                    Incorporated by reference
                                                                                Exhibit 10 to 8-K filed
                                                                                June 25, 2004

10.9     Registration Rights Agreement with Mercator Group                      Incorporated by reference to
                                                                                Exhibit 10.5 to 8-K filed on
                                                                                December 3, 2004

10.10    Warrant to Purchase Common Stock Mercator Momentum                     Incorporated by reference to
         Fund, LP. $0.87                                                        Exhibit 10.6 to 8-K filed on
                                                                                December 3, 2004

10.11    Warrant to Purchase Common Stock Mercator Momentum                     Incorporated by reference to
          Fund, LP $0.80                                                        Exhibit 10.7 to 8-K filed on
                                                                                December 3, 2004

10.12    Warrant to Purchase Common Stock Mercator Momentum                     Incorporated by reference to
         Fund, III, LP $0.87                                                    Exhibit 10.8 to 8-K filed on
                                                                                December 3, 2004

10.13    Warrant to Purchase Common Stock Mercator Momentum                     Incorporated by reference to
         Fund III, LP $0.80                                                     Exhibit 10.9 to 8-K filed on
                                                                                December 3, 2004

10.14    Warrant to Purchase Common Stock Monarch Pointe                        Incorporated by reference to
         Fund, LP $0.87                                                         Exhibit 10.10 to 8-K filed on
                                                                                December 3, 2004

10.15    Warrant to Purchase Common Stock Monarch Pointe                        Incorporated by reference to
         Fund, LP $0.80                                                         Exhibit 10.11 to 8-K filed on
                                                                                December 3, 2004

10.16    Warrant to Purchase Common Stock Mercator Advisory                     Incorporated by reference to
         Group, LLC. $0.87                                                      Exhibit 10.12 to 8-K filed on
                                                                                December 3, 2004

10.17    Warrant to Purchase Common Stock Mercator Advisory                     Incorporated by reference to
         Group, LLC $0.80                                                       Exhibit 10.13 to 8-K filed on
                                                                                December 3, 2004



                                      II-5

10.18     Regency Participation Agreement                                       Incorporated by reference to
                                                                                Exhibit 10.1 to 10-Q filed on
                                                                                August 21, 2006

10.19    Regency Joint Operating Agreement                                      Incorporated by reference to
                                                                                Exhibit 10.1 to 10-Q filed on
                                                                                August 21, 2006

10.20    Aircraft Prepaid Lease/Use Agreement                                   Incorporated by reference to
                                                                                Exhibit 10.3 to 10-Q filed on
                                                                                August 21, 2006

10.21    Promissory Note relating to Aircraft Prepaid Lease                     Incorporated by reference to
                                                                                Exhibit 10.4 to 10-Q filed on
                                                                                August 21, 2006

10.22    Waiver and Amendment Agreement                                         Incorporated by reference to
                                                                                Exhibit 10 to Form 8-K filed
                                                                                September 29, 2006

21       List of Subsidiaries                                                   Included with this filing
23.1     Consent of Wilson Law Offices                                          Included in Exhibit 23.1
23.2     Consent of Independent Auditor                                         Included with this filing

Item 28.  Undertakings

         The undersigned registrant hereby undertakes to:

         (1) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (2) File, during any period in which it offers or sells securities, a post effective amendment to this registration statement to:

         (i)      Include any  prospectus  required  by section  10(a)(3) of the
                  Act;
         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and
         (iii) Include any additional or changed material information on the plan of distribution.

         For determining liability under the Securities, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes that it will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned in the City of San Antonio, Texas on October 25, 2006.


Tidelands Oil & Gas Corporation


By: /s/ Michael Ward
   -----------------------------
   Michael Ward, President, CEO


By: /s/ James B. Smith
   -----------------------------
   James B. Smith, Sr. V.P., CFO
   and Principal Accounting Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.


Signature                        Title                               Date


 /s/ Michael Ward            President, CEO, Director           October 25, 2006
------------------------
Michael Ward


 /s/ James B. Smith          Sr. V.P, CFO, Director             October 25, 2006
------------------------     Principal Accounting Officer
James B. Smith


                             Director                           October 25, 2006
------------------------
Carl Hessel


 /s/ Ahmed Karim             Director                           October 25, 2006
------------------------
Ahmed Karim